UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.        )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule §240.14a-12

VIRTUS INVESTMENT PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Financial Plaza, Hartford, Connecticut 06103

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Date, Time and Place:	Friday, May 14, 2021 at 10:00 A.M. EDT at the Company’s offices, One Financial Plaza, 19th Floor, Hartford, Connecticut.
Date of Mailing:	This Notice of Annual Meeting and Proxy Statement is first being mailed and/or made available to shareholders of record of Virtus Investment Partners, Inc. on or about April 1, 2021.

Items of Business:

1.

To elect three Class I directors nominated by our Board of Directors and named in the Proxy Statement, each to hold office for a three-year term expiring at the 2024 annual meeting of shareholders or upon his or her successor being elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.	To approve, by an advisory vote, the compensation of our named executive officers, as disclosed in this Proxy Statement;

4.	To approve an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 550,000 shares; and

5.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Due to the COVID-19 pandemic, we are implementing safety protocols for the Annual Meeting. All attendees will be required to wear masks and follow social distancing protocols. We reserve the right to implement other safety measures as we deem prudent or as required by any applicable laws or government orders. If we determine that it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable.

Shareholders Eligible to Vote:

The Company’s Board of Directors has fixed the close of business on March 19, 2021 as the record date for the determination of shareholders entitled to receive notice of, and to vote on, all matters presented at the 2021 Annual Meeting of Shareholders or any adjournments or postponements thereof.

Proxy Voting and Internet Availability of Proxy Materials:

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, certain of our shareholders will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and our 2020 Annual Report over the Internet, instructions on how to vote your shares as well as instructions on how to request a paper copy of our proxy materials, if you so desire.

The Proxy Statement and the 2020 Annual Report and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at www.proxyvote.com

i

It is important that your shares be represented and voted at the meeting.

You may vote your shares by voting on the Internet, by telephone,

in person at the meeting, or by completing and returning a proxy card.

By Order of the Board of Directors,

/s/ WENDY J. HILLS

WENDY J. HILLS

SECRETARY

APRIL 1, 2021

HARTFORD, CONNECTICUT

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Page
GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE 2021 ANNUAL MEETING	1

CORPORATE GOVERNANCE	7
Corporate Governance Principles	7
Code of Conduct	7
Director Independence	7
Board and Committee Membership	8
Board Leadership Structure and Evaluation	8
Audit Committee	9
Compensation Committee	9
Governance Committee	11
Risk Management Oversight	12
Transactions with Related Persons	13
Policy Regarding Transactions with Related Persons	13
Shareholder Proposals	13
Shareholder and Interested Party Communications	14

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
Security Ownership of Certain Beneficial Owners	15
Security Ownership of Directors and Executive Officers	16
PROPOSALS REQUIRING YOUR VOTE	17
Item 1 – Election of Directors	17
Board Nominees	17
Item 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm	21
Fees Paid to the Independent Registered Public Accounting Firm	21
Audit Committee Pre-Approval Policies and Procedures	21
Report of the Audit Committee	22
Item 3 – Advisory Vote on Executive Compensation	23
Item 4 – Approval of an Amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to Increase the Number of Shares Available For Issuance by 550,000 Shares	25

EXECUTIVE OFFICERS	32
Executive Officers	32

EXECUTIVE COMPENSATION	34
Letter to Our Shareholders	34
Compensation Discussion and Analysis	37
Report of the Compensation Committee	57
Summary Compensation Table	58
Grants of Plan-Based Awards	59
Outstanding Equity Awards at Fiscal Year-End	60
Stock Vested	61
Non-Qualified Deferred Compensation	62
Termination Payments and Change-in-Control Arrangements	62
2020 CEO Pay Ratio	67

DIRECTOR COMPENSATION	69
Director Compensation	70

OTHER MATTERS	71

ADDITIONAL INFORMATION	71

GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT AND THE 2021 ANNUAL MEETING

Why am I receiving these proxy materials?

These proxy materials are being provided to the shareholders of Virtus Investment Partners, Inc., a Delaware corporation (“Virtus,” the “Company,” “we,” “our” or “us”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2021 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof, to be held on Friday, May 14, 2021 at 10:00 A.M. EDT at the Company’s offices, One Financial Plaza, 19th Floor, Hartford, Connecticut. The Notice of Annual Meeting, Proxy Statement and voting instructions, together with our 2020 Annual Report, will be mailed and/or made available to each shareholder entitled to vote starting on or about April 1, 2021.

Shareholders are invited to attend the Annual Meeting and are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting, as described in this Proxy Statement.

How will the Annual Meeting be conducted?

Pursuant to our Amended and Restated Bylaws, the Board has broad responsibility and legal authority to adopt rules and regulations for the Annual Meeting to ensure the meeting is conducted in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Only shareholders or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman of the Board (the “Chairman”) may also exercise discretion in recognizing shareholders’ comments or questions and in determining the extent of discussion on each item of business. Questions pertinent to meeting matters will be answered at the conclusion of the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, are not pertinent to meeting matters and therefore will not be answered. Dialogue can also be facilitated with interested parties outside the meeting as described below under “Shareholder and Interested Party Communications.” The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

In light of the COVID-19 pandemic, we are urging all shareholders to take advantage of voting in advance by mail, by telephone or through the Internet. Additionally, while we anticipate that the Annual Meeting will occur as planned on May 14, 2021, there is a possibility that, due to the COVID-19 pandemic, the Annual Meeting may be postponed or the location may need to be changed. Should this occur, we will notify you by issuing a press release and filing an announcement with the Securities and Exchange Commission (the “SEC”) as definitive additional soliciting material. If you plan to attend the Annual Meeting in person, please note that all attendees will be required to wear masks and follow social distancing protocols and any other recommended and required safety guidelines, as applicable.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the SEC, we are furnishing our proxy materials over the Internet instead of mailing a full set of printed proxy materials to certain of our shareholders. Accordingly, on or about April 1, 2021, we are mailing or delivering electronically to certain of our shareholders a Notice of Internet Availability of Proxy Materials that provides instructions on how to access our proxy materials on the Internet and vote or, alternatively, how to request that a copy of the proxy materials be sent to them by mail.

Who is entitled to vote and how many votes are needed to approve the proposals?

Holders of record of our common stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 19, 2021 (the “Record Date”) are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each holder of record of our Common Stock as of the Record Date will be entitled to one vote for each share of Common Stock held. As of the Record Date, there were 7,656,698 shares of our Common Stock outstanding and entitled to vote. A list of all shareholders of record entitled to vote at the Annual Meeting will be available for inspection by any shareholder for any purpose germane to the meeting at our offices at One Financial Plaza, 26th Floor, Hartford, Connecticut for the 10-day period immediately preceding the Annual Meeting. At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:

1.	Election of directors

We are asking shareholders to vote upon the election of three directors recommended for nomination by our Governance Committee and nominated by our Board for three Class I director seats, each to hold office for a three-year term expiring at the 2024 Annual Meeting of Shareholders or upon his or her successor being elected and qualified, or until his or her earlier resignation, retirement, death, disqualification or removal. Information concerning the Class I director nominees is provided below under the heading “PROPOSALS REQUIRING YOUR VOTE – ITEM 1 – ELECTION OF DIRECTORS.” A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. You may vote either FOR or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld and broker non-votes will have no effect on the election of directors because only votes “FOR” a nominee will be counted. That said, in an uncontested election, any director nominee who receives a greater number of votes “withheld” than votes “for” such director nominee’s election is required to promptly tender his or her resignation, subject to acceptance by the Board, in accordance with our Bylaws. The Board’s decision, which will not involve the participation of any incumbent director who fails to receive a majority of the votes cast in an uncontested election of directors, will be promptly disclosed in a public announcement. There is no cumulative voting in the election of directors.

2.	Ratification of the Audit Committee’s appointment of the independent registered public accounting firm

Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2021 requires that a majority of the votes represented at the Annual Meeting, in person or by proxy, be voted “FOR” the proposal. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum and the abstention will have the same effect as a vote “AGAINST” the proposal. The ratification of the Audit Committee’s appointment of the independent registered public accounting firm is considered a routine matter for which a bank, broker or other holder of record will have discretionary authority to vote on behalf of the beneficial owners of shares held by the bank, broker or other holder, even in the absence of specific instructions from the beneficial owner.

3.	Approval, in an advisory vote, of the compensation of our named executive officers, as disclosed in the Proxy Statement

An advisory vote on the compensation of our named executive officers is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The affirmative vote of a majority of the votes represented at the Annual Meeting, in person or by proxy, is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will also have the same effect as a vote “AGAINST” the proposal. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of this vote and will take it into consideration when making future decisions regarding executive compensation.

4.	Approval of an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 550,000 shares

Approval of an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 550,000 shares requires that a majority of the votes represented at the Annual Meeting, in person or by proxy, be voted “FOR” the proposal. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will also have the same effect as a vote “AGAINST” this proposal.

Who may attend the meeting?

All shareholders as of the Record Date may attend the Annual Meeting. If you are a registered holder, to gain admission, you will need valid picture identification or other proof that you are a shareholder of record of Common Stock as of the Record Date. If your Common Stock is held in a bank or brokerage account, a recent bank or brokerage statement showing that you owned Common Stock on the Record Date will be required for admission. To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations by sending an email to: investor.relations@virtus.com.

What are the voting recommendations of the Company’s Board of Directors?

The Board of Directors recommends that shareholders vote:

•	“FOR” the election of the Board’s director nominees named in this Proxy Statement;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021;

•	“FOR” the approval, on an advisory basis, of our named executive officer compensation; and

•	“FOR” the approval of an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 550,000 shares.

How many votes are required to conduct the Annual Meeting?

The presence at the meeting, in person or represented by proxy, of the holders of record of one-third of the shares entitled to vote on any matter at the meeting will constitute a quorum for the transaction of business at the Annual Meeting. Your shares will be counted towards the quorum if you vote by mail, by telephone or through the Internet either before the Annual Meeting or in person during the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of establishing a quorum at the meeting. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

How are votes counted?

A representative from Broadridge Corporate Issuer Solutions, Inc., the Company’s transfer agent, will serve as the inspector of elections for the Annual Meeting and will tabulate the votes for each proposal.

How do I vote?

Whether you hold your shares directly as a shareholder of record, or beneficially in street name, you may vote your shares without attending the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in the Notice of Internet Availability of Proxy Materials.

If you hold shares in your name as a holder of record, you are considered the “shareholder of record” with respect to those shares. You can vote your shares:

•	In person at the Annual Meeting;

•	Over the Internet at www.proxyvote.com;

•	By telephone, toll free at 1-800-690-6903; or

•

By completing and returning a proxy card that will be mailed to you, along with a postage-paid envelope if you request delivery of a full set of proxy materials or, which may be mailed to you, at the Company’s option, beginning after the tenth day following the mailing of the Notice of Internet Availability of Proxy Materials.

The deadline for voting by Internet or telephone prior to the meeting is 11:59 P.M., Eastern Daylight Time, on Thursday, May 13, 2021. For persons holding shares in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “401(k) Plan”), the trustee must receive your vote no later than 11:59 P.M., Eastern Daylight Time, on Tuesday, May 11, 2021.

Holders of record may vote in person at the Annual Meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting. You cannot vote shares held under the Company’s 401(k) Plan during the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to, or are otherwise unable to, attend the meeting.

What is a “proxy”?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board is asking you to allow any of the persons named on the proxy form to act as your proxy holder and vote your shares at the Annual Meeting. The persons named as your proxy holders will vote your proxy in accordance with your specifications. Unless you specify otherwise, the persons named as your proxy holders on the Company’s proxy form will vote in accordance with the voting recommendations of the Board in connection with the matters listed on the proxy form and in their discretion on any other matters that properly come before the Annual Meeting.

If you hold shares as a participant in the Company’s 401(k) Plan, your proxy represents all shares that you own through such plan, assuming that your shares are registered in the same name, and your proxy will serve as a voting instruction for the trustee of such plan. If you own your shares through the Company’s 401(k) Plan and you do not vote, the Company’s 401(k) Plan trustee will not vote your shares.

Can I change or revoke my proxy?

Yes. You may change or revoke your proxy at any time before it is voted at the meeting. If you are a shareholder of record, you may change or revoke your proxy after submitting your proxy, whether submitted by mail, the Internet or telephone, either by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised; (ii) attending the Annual Meeting and voting in person; or (iii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy. Your attendance at the meeting will not automatically revoke your proxy; you must vote at the meeting to revoke your proxy. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote. Your most current vote, whether cast in person, by telephone, Internet or proxy card, is the one that will be counted.

If you hold shares as a participant in the Company’s 401(k) Plan, you may change your vote and revoke your proxy by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised, or (ii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy, in each case if you do so no later than 11:59 P.M., Eastern Daylight Time, on Tuesday, May 11, 2021. You cannot, however, revoke or change your proxy with respect to shares held through the Company’s 401(k) Plan after that date, and you cannot vote those shares in person at the Annual Meeting.

What are “broker non-votes” and “abstentions”?

A broker non-vote occurs when a bank, broker or other holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner because such proposal is considered to be “non-routine” and the beneficial owner has not provided voting instructions or because your broker chooses not to vote on a routine matter for which it does have discretionary authority.

This means that if a brokerage firm holds shares on your behalf, those shares will not be voted on any non-routine proposal presented at the Annual Meeting, unless you expressly provide voting instructions to that firm. The non-routine proposals that will be presented at the Annual Meeting are (i) the election of directors, (ii) the shareholder advisory vote to approve the compensation of our named executive officers, and (iii) the approval of an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 550,000 shares. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021 is considered a routine proposal for which a bank, broker or other holder of record may vote on behalf of the beneficial owner even in the absence of specific instructions from the beneficial owner. In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide voting instructions to that firm or organization.

An abstention is a properly signed proxy card (or valid instruction via the Internet or by telephone) that is marked “ABSTAIN” as to a particular matter in which the option to abstain is available.

Why did my household receive only one Notice of Internet Availability of Proxy Materials, or why did I receive more than one Notice of Internet Availability of Proxy Materials?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple shareholders of record of Common Stock share the same address, we may deliver only one Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of proxy materials) to that address unless we have received contrary instructions from one or more of those shareholders. The same procedure applies to brokers and other nominees holding shares of our Common Stock in “street name” for more than one beneficial owner with the same address.

If a shareholder holds shares of Common Stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered shareholders), we may be unable to use the householding procedures and, therefore, that shareholder may receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable). You should follow the instructions on each Notice of Internet Availability of Proxy Materials that you receive in order to vote the shares you hold in different accounts.

If you share an address with another shareholder and have received only one Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable), you may write or call us as specified below to request a separate copy of such materials, and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting our Investor Relations Department via telephone at 800-248-7971, Option 2, or by mail at Virtus Investment Partners, Inc., One Financial Plaza, Hartford, CT 06103. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record.

Who pays for the cost of this proxy solicitation?

All costs and expenses of this solicitation, including the cost of mailing the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable) and preparing this Proxy Statement and posting it on the Internet, will be borne by the Company. We also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in sending proxy materials to their customers who are beneficial owners. In addition to soliciting proxies by mail, our directors, executive officers and employees may solicit proxies on our behalf, without additional compensation, personally or by Internet or telephone. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees or other institutions or shareholders, although we reserve the right to do so.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a current report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board is responsible for providing effective governance and oversight of our affairs. Our corporate governance practices are designed to align the interests of our Board and management with those of our shareholders and to promote honesty and integrity. Our Board has adopted Corporate Governance Principles that outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, director access to the Company’s officers and employees, director compensation, management succession and performance evaluations of the Board. More information about our corporate governance is available on our website  at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Code of Conduct

We have adopted a written Code of Conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We are committed to the highest standards of ethical and professional conduct, and the Code of Conduct provides guidance on how to uphold these standards. The Code of Conduct is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” We intend to post any substantive amendments to, or waivers of, the Code of Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or directors on our website. You may request a printed copy of the Code of Conduct by contacting the Corporate Secretary as set forth below under the heading “Shareholder and Interested Party Communications.”

Director Independence

A majority of the directors of the Board must be affirmatively determined by the Board to be independent under NASDAQ Marketplace Rules (“NASDAQ Rules”). In making these determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company, taking into account the applicable NASDAQ Rules and SEC rules and regulations as well as the manner in which any relationships may potentially have the appearance of impacting independence. In addition, to aid it in determining whether a director is independent, the Board has adopted categorical independence standards that are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

In February 2021, the Board considered the independence of our directors and determined that each of Dr. Fleming, Ms. Jones, and Messrs. Bain, Greig, Holt, Morris, Treanor and Zarrilli meets the criteria for independence as established by the NASDAQ Rules and our own categorical independence standards. The Board previously determined that Mr. James Baio, who resigned from the Board in February 2020, and Ms. Sheila Hooda, who did not stand for re-election at the Company’s May 2020 Annual Meeting, were independent under such standards in connection with the Board’s February 2020 independence determinations. The Board has also determined that: each member of the Audit, Compensation and Governance Committees is independent under applicable NASDAQ Rules; each member of the Audit Committee is also independent under the independence criteria required by the SEC for audit committee members; and each member of the Compensation Committee is “independent” under the criteria established by the NASDAQ Rules.

Board and Committee Membership

Our Board has established the following three standing committees to assist it with its responsibilities:

• Audit Committee

• Compensation Committee

• Governance Committee

In addition, the Board previously established a Risk and Finance Committee for which Dr. Fleming served as Chair and Messrs. Greig and Zarilli served as members of during 2020. In connection with the importance of risk oversight, the continually evolving business and risk landscape, and the criticality of risk assessment, the Board determined to elevate to the full Board the duties and responsibilities previously delegated to the Risk & Finance Committee and subsequently dissolved that committee effective February 24, 2021.

The table below provides the current membership for each of the Board committees:

Name	Audit	Compensation	Governance

Peter L. Bain		Member

Susan S. Fleming	Member		Chair

Paul G. Greig	Chair

Timothy A. Holt		Member	Member

Melody L. Jones		Chair	Member

W. Howard Morris	Member

Mark C. Treanor		Member	Member

Stephen T. Zarrilli	Member

During 2020, the Board held eleven meetings. Our independent directors meet in regularly scheduled executive sessions, generally at the end of each regular Board meeting. Mr. Treanor, who served as independent Chairman during 2020, presided at all Board meetings and executive sessions.

Directors are expected to attend all Board meetings, the annual meeting of shareholders and meetings of committees on which they serve, and to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. Director attendance and meeting preparation is part of the annual evaluation process conducted by the Governance Committee. All of our then-serving directors attended our 2020 Annual Meeting, and each of our current directors attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during 2020.

The Board has adopted written charters for each of the Audit, Compensation and Governance Committees that set forth the responsibilities, authority and specific duties of each such committee. Each committee reports out regularly to the full Board regarding its deliberations and actions. The charters for each of the committees of our Board are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Board Leadership Structure and Evaluation

Under our Corporate Governance Principles, to ensure Board independence, no less than a majority of our directors are required to be independent in accordance with NASDAQ Rules. Pursuant to our Corporate Governance Principles, our Board determines the best board leadership structure for our Company, and our Board may choose its Chairman in the manner it deems in the best interests of the Company and its shareholders. The Board does not have a formal policy that requires the roles of Chairman and Chief Executive Officer to be separate.

At this time, the Board believes that it is advisable for one of our independent directors to serve as Chairman, and, effective February 24, 2021, the Board has elected Timothy A. Holt as Chairman. The Board believes that its members provide a broad array of experience, expertise and perspective and that it is beneficial to have an independent director lead the Board as Chairman and for Mr. Aylward, who is our President and Chief Executive Officer (“CEO”), and also a director, to lead the Company and its management as CEO. Mr. Holt and Mr. Aylward work closely together, and with the entire Board, in developing the strategies, agendas and direction of the Board and for the Company as a whole. We recognize that different board leadership structures may be appropriate for companies in different situations and at different times and may choose a different leadership structure in the future.

As part of our annual Board self-evaluation process, we evaluate how the Board and governance structure function to ensure that the Board continues to provide an optimal governance structure for the Company and our shareholders. As part of this process, we engage a third party to facilitate a comprehensive self-evaluation of the Board and each standing Committee. In addition, the Governance Committee conducts an individual evaluation of each director considered for nomination for re-election to the Board based upon individual interviews with each director regarding each of the prospective nominees.

Audit Committee

The Audit Committee currently consists of Messrs. Greig (Chair), Morris and Zarrilli and Dr. Fleming. The Board has determined that Messrs. Greig, Morris and Zarrilli each qualify as an “audit committee financial expert” as defined under SEC rules and that all members of the Audit Committee meet the criteria for service under applicable NASDAQ Rules.

During 2020, the Audit Committee held eight meetings. The primary purposes of the Audit Committee are: (i) to exercise sole responsibility for the appointment, compensation, retention, oversight and, if applicable, termination of the Company’s independent registered public accounting firm, including a review of the independent registered public accounting firm’s qualifications and independence, and (ii) to assist the Board in fulfilling its oversight responsibilities by reviewing the quality and integrity of the Company’s financial statements and financial reporting process, the Company’s systems of internal accounting and financial controls, the annual independent audit of the consolidated financial statements of the Company and its subsidiaries, the Company’s internal auditing and accounting processes, and the Company’s legal and regulatory compliance programs as established by management and the Board.

Compensation Committee

The Compensation Committee currently consists of Ms. Jones (Chair) and Messrs. Bain, Holt and Treanor. During 2020, the Compensation Committee held six meetings. The primary purposes of the Compensation Committee are: (i) to provide assistance to the Board in fulfilling its responsibility to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and policies, and (ii) to review and approve compensation policies and programs for the Company’s executive officers that support such compensation philosophy and objectives, and link compensation to financial performance and the attainment of strategic objectives, while providing competitive compensation opportunities at a reasonable cost.

The Compensation Committee is specifically charged with:

•	Reviewing and approving Company performance goals and objectives for annual and long-term incentive programs;

•	Recommending the compensation levels of our CEO to the Board of Directors;

•	Reviewing and approving non-CEO executive officer compensation;

•	Approving equity-based compensation; and

•	Retaining compensation consultants and legal counsel, as appropriate.

The Compensation Committee reviews and approves any changes to executive officer base salary and sets annual and long-term incentive compensation opportunity levels for our executive officers. In addition, the Compensation Committee reviews performance against pre-established performance goals and objectives for the incentive plans under which our executive officers, including our CEO, are compensated. The Compensation Committee recommends incentive compensation awards for our CEO to the independent members of the Board for approval and, with the assistance of our CEO, reviews and approves the incentive compensation awards for the Company’s executive officers. The Compensation Committee also reviews and approves the granting of equity-based compensation to our executive officers, other than our CEO, whose grants are approved by the independent members of the Board, and to other employees of the Company and its subsidiaries. The Compensation Committee has delegated to our CEO the authority to approve a limited number of restricted stock and stock option awards to employees of the Company and its subsidiaries who are not executive officers of the Company.

The Compensation Committee has retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant. The Compensation Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees paid by the Company to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Compensation Committee has not created any conflict of interest.

For a further discussion of the processes and procedures of the Compensation Committee, including the roles of compensation consultants and executive officers in the determination or recommendation of executive and director compensation, see the disclosure under the headings “Compensation Discussion and Analysis” and “Director Compensation” elsewhere in this Proxy Statement.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive compensation programs, the Compensation Committee, in conjunction with Company management, considers how current compensation policies and practices, including incentive opportunities, affect the Company’s risk profile. The Compensation Committee evaluates the Company’s compensation policies to determine whether they are designed to:

•	Attract and retain high-caliber leadership;

•	Align our executives’ interests with those of our shareholders; and

•	Encourage an appropriate level of risk-taking while not creating incentives that are reasonably likely to pose material risk to the Company.

The Company reviews industry comparative compensation data to ensure that we are competitive in both attracting and retaining our executives. We believe our compensation structure is appropriately designed to retain high-caliber leadership.

Our compensation programs are designed to minimize excessive risk-taking. The base salary component of our compensation is aligned to market, which does not, we believe, create additional risk. The current incentive awards have the following risk-limiting characteristics:

•	Awards are made based on a review of a variety of performance indicators, diversifying the risk associated with any single indicator of performance;

•

For executives, a significant portion of total compensation is in the form of variable, or “at-risk”, pay that is delivered in the form of equity comprising performance-based and restricted stock units using three-year performance measurement periods and three-year cliff or ratable vesting;

•	Plan-based awards to our executives are limited to a maximum payout;

•

After reviewing and certifying Company performance results, the Compensation Committee, in its discretion: (i) recommends to the independent members of the Board compensation awards for our CEO, and (ii) approves compensation awards for our other executive officers;

•

Clawback provisions allow the Company to claw back compensation if an award was based on materially inaccurate financial statements or other performance measurement criteria, among other conditions; and

•

Our CEO, executive officers and directors are expected to maintain fixed levels of stock ownership commensurate with base salary multiples or annual retainers, so that they share the same long-term investment risks and rewards as other shareholders, based on the Company’s stock performance.

We believe our compensation policies and practices align compensation with the interests of our shareholders, encourage and reward sound business judgment and appropriate risk-taking over the long-term, foster key personnel retention and do not create risks that are reasonably likely to have a material adverse effect on the Company. See the “Compensation Discussion and Analysis” section of this Proxy Statement for a more complete discussion of our compensation policies and practices.

Governance Committee

The Governance Committee currently consists of Dr. Fleming (Chair), Ms. Jones and Messrs. Holt and Treanor. During 2020, the Governance Committee held five meetings. The primary purposes of the Governance Committee are: (i) to assist the Board in fulfilling its oversight responsibilities with respect to matters relating to the interests of the shareholders of the Company; (ii) to identify individuals qualified to become Board members and to recommend to the Board qualified individuals for nomination for election or re-election at the next annual meeting of shareholders; (iii) to develop and recommend to the Board a set of governance principles applicable to the Company and to review at least annually and recommend any changes to such principles; (iv) to assess and report to the Board regarding the performance of the Board and its committees; (v) to assist management and the Board with respect to succession planning of the Company’s executives; and (vi) oversee the Company’s approach to environmental, social and governance matters of importance to the Company. The Company’s Corporate Responsibility Statement is available on our website at www.virtus.com. in the Our Story section, under the heading “Corporate Responsibility.”

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of shareholders. In connection with this responsibility, the Governance Committee has established Guidelines for the Recruitment of Directors, which have been adopted by the Board and are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Under these Guidelines, in considering candidates for nomination to our Board, the Governance Committee will seek individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds, and the highest integrity. Prospective directors should also be able and willing to devote significant attention to our needs through regular attendance at meetings, preparation for meetings and availability for regular consultation between meetings. The Governance Committee may also consider particular areas of expertise with respect to a given vacancy, either because of needs arising from the retirement or resignation of a director or those arising out of changes in our business focus, our industry or the regulatory environment.

If a vacancy on our Board exists or is anticipated, the Governance Committee may look to its members and to other directors for recommendations for nominees and may also retain a search firm to assist it in identifying qualified candidates and will consider individuals recommended by shareholders. Shareholders must submit their recommendations as outlined below under the heading “Shareholder and Interested Party Communications.” The Governance Committee will evaluate all proposed nominees in light of the standards above, as well as others deemed relevant. Following its evaluation of all proposed nominees and consultation with our CEO, the Governance Committee will make recommendations to our Board of the individual(s) to be nominated for election to our Board. The Board will make the final determination as to the individual(s) who will be nominated for election. Mr. Morris, who was appointed to the Board in February 2021, was recommended to the Governance Committee by a third-party director search firm.

Board Diversity

The Board has adopted guidelines for the recruitment of directors that include factors to consider in identifying and recruiting candidates for nomination as director. In reviewing candidates for the Board, the Governance Committee and the Board as a whole seek to identify those individuals whose professional achievement, breadth of experience and commitment to excellence and integrity best serve the Company in the markets in which it operates, while at the same time assuring the Company’s shareholders and other constituencies that the Company remains committed to its core ethical values. To this end, when recruiting and assessing potential director candidates, the Governance Committee and the Board will consider, among other factors, the candidates’ diversity of professional experience and personal diversity. With respect to diversity of professional experience, the Governance Committee and the Board seek candidates that have depth of experience in a variety of professional backgrounds. In terms of personal diversity, the Governance Committee and Board seek candidates who will increase the diversity of the Board in all respects, including gender, race, ethnicity, age, sexuality and other types of personal characteristics, and thereby benefit the Company with their ideas, perspectives, experience and wisdom.

The Governance Committee and the Board recognize that individual candidates have unique strengths, and no one factor or qualification outweighs all others. The Governance Committee and the Board will consider how a candidate would contribute to the overall balance of experience, expertise and perspective of the Board.

On an annual basis, as part of its self-assessment process, the Governance Committee and Board as a whole review the overall functioning of the Board including diversity of experience, expertise and perspective.

Risk Management Oversight

Our Board is responsible for overseeing the Company’s risk management processes. The Board regularly reviews the Company’s long-term business strategy, including the Company’s short-term and long-term strategic objectives, and monitors progress on those objectives. The Board, along with management, considers the risks and opportunities that impact the long-term sustainability of the Company’s business model. Our Board regularly reviews the Company’s progress with respect to its strategic goals, the risks that could impact the long-term sustainability of our business and the related opportunities that could enhance the Company’s long-term sustainability. In addition, our Board periodically meets with Company management to review and discuss the Company’s major risk exposures and the steps taken by management to monitor and mitigate these exposures. Further, our Board also receives direct reports from management on risk topics of general interest to the full Board, and each of our other Board Committees also receives periodic reports on topics relevant to the oversight of risk areas within the purview of such Committee and regularly reports to the full Board on these risk management matters. For example, the Board recognizes that the Company’s technology systems, including those of third-party service providers, are critical to our operations. The Board oversees cybersecurity risk by receiving regular reports from management on the Company’s cybersecurity efforts and meets with the Company’s chief information security officer. From time to time, additional reports are provided to the Board on cybersecurity and other information technology topics.

Our Audit Committee is responsible for overseeing accounting, audit, financial reporting, internal control, internal audit, and disclosure control matters and reviews and discusses with management, our internal auditor, our outside independent registered public accounting firm and legal counsel financial risk associated with these functions and the manner, policies and systems pursuant to which management addresses these risks.

Both our Board and our Compensation Committee actively review and discuss with management our annual and long-term compensation incentive programs to identify and mitigate potential risks associated with incentive compensation. They assess both the appropriateness of the incentive performance goals, which are both financial and operational, as well as our financial and operating results upon which our incentive awards are based. In addition, our Governance Committee oversees and advises management on succession planning risks related to our senior management team.

While the Board and its committees oversee our risk management, management is primarily responsible for day-to-day risk management processes and for reports to the Board and its Committees on risk management matters. We believe that this division of risk management responsibility is the most effective approach to address the Company’s risk management and that the division of responsibility within and among the Board and its Board Committees allows the opportunity for regular review and discussion with our Board members as well as appropriate Board member input on, and consideration of, our risk management processes and systems.

Transactions with Related Persons

Policy Regarding Transactions with Related Persons

The Board has adopted a written policy for the review and approval or ratification of any related person transaction (the “Related Person Transactions Policy”), which applies to any potential related person transactions, as defined under the rules and regulations of the SEC. A “related person transaction” generally means a transaction in which the Company was, is or will be a participant, and the amount involved exceeds $120,000 (determined without regard to the amount of profit or loss involved in the transaction), and in which a related person has or will have a direct or indirect material interest (as determined under SEC rules related to related person transactions). Under the Related Person Transactions Policy, a related person transaction requires the approval or ratification of the Audit Committee (or of the Chair of the Audit Committee in those situations in which the legal department, in consultation with the CEO or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for approval or ratification). Prior to approving or ratifying any transaction, the Audit Committee (or, if applicable, the Chair of the Audit Committee) must determine that the transaction is entered into in good faith on fair and reasonable terms to the Company after considering the relevant facts and circumstances, including, to the extent applicable, the related person’s relationship to the Company, his or her interest in the transaction, and the material facts and terms of the transaction. No related person may participate in the review of a transaction in which he or she may have an interest. There were no related party transactions as defined in our Related Person Transactions Policy and SEC rules during 2020, and no such transactions are currently proposed.

Shareholder Proposals

Shareholders may submit proposals for consideration at our 2022 Annual Meeting of Shareholders. To be included in the proxy statement, notice of meeting and proxy relating to the 2022 Annual Meeting of

Shareholders, proposals must be received by our Corporate Secretary not later than December 2, 2021 and must comply with the requirements of Rule 14a-8 of the Exchange Act (including the minimum share ownership requirements under that rule).

Pursuant to our Bylaws, in order for any business not included in the proxy statement to be brought before the 2022 Annual Meeting of Shareholders by a shareholder, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our office located at One Financial Plaza, Hartford, CT 06103, no earlier than January 16, 2022 (75 days prior to April 1, 2022, the first anniversary of the date that we first mailed or made available our proxy materials for the 2021 annual meeting) and no later than February 15, 2022 (45 days prior to April 1, 2022). In the event that our 2022 Annual Meeting of Shareholders is held more than 30 days before or more than 30 days after the anniversary of this year’s meeting date, the notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting, or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice submitted by a shareholder must contain the information required by our Bylaws. Similarly, a shareholder wishing to submit a director nomination directly at the 2022 Annual Meeting of Shareholders must deliver written notice of such nomination within the time period described in this paragraph and must comply with the information requirements in our Bylaws relating to shareholder nominations.

Shareholder and Interested Party Communications

Our Board is committed to ensuring that anyone desiring to communicate with the Board as a whole, with any committee of the Board, with our independent directors as a group, or with any specific director(s) has a convenient means of doing so. Anyone who wishes to communicate with the Board, a committee or a specific director may do so by sending correspondence via email to corporate.secretary@virtus.com indicating the body or person(s) with whom you wish to communicate, or in writing to:

Board of Directors (or Committee or Specific Director)

Virtus Investment Partners, Inc.

c/o Corporate Secretary

One Financial Plaza

Hartford, CT 06103

The Office of the Corporate Secretary will forward correspondence to its intended addressee promptly after receipt other than communications unrelated to the duties and responsibilities of our directors, including junk mail, mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Where appropriate, correspondence will also be reviewed by the General Counsel.

SECURITY OWNERSHIP BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of our knowledge, the beneficial ownership of our Common Stock, our only outstanding class of voting securities, as of March 31, 2021, by: (i) such persons known to the Company to own beneficially more than five percent (5%) of the Company’s Common Stock; (ii) each of our current directors; (iii) the persons named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual within 60 days of March 31, 2021 pursuant to the exercise of options or the vesting of restricted stock units (“RSUs”) to be outstanding for the purpose of computing the percentage ownership of such individual, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in the footnotes to the tables, we believe that each beneficial owner listed has sole voting and investment power with regard to the shares beneficially owned by such person. Percentage of ownership is based on 7,649,679 shares of Common Stock outstanding on March 31, 2021.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner & Address	Number of Shares Beneficially Owned		Percent
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,214,391	(1)	16.0%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	765,820	(2)	10.1%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	535,849	(3)	7.0%

Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, TX 78746	403,582	(4)	5.3%

(1)

Based on a Schedule 13G filed with the SEC on January 25, 2021 by BlackRock, Inc. BlackRock, Inc. has sole investment power with respect to 1,214,391 shares of Common Stock and sole voting power with respect 1,185,449 shares of Common Stock.

(2)

Based on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole investment power with respect to 751,020 shares of Common Stock, shared investment power with respect to 14,800 shares of Common Stock, and shared voting power with respect to 8,390 shares of Common Stock.

(3)

Based on a Schedule 13G/A filed with the SEC on February 16, 2021 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. has sole investment power with respect to 535,849 shares of Common Stock and sole voting power with respect to 185,104 shares of Common Stock.

(4)

Based on a Schedule 13G/A filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole investment power with respect to 403,582 shares of Common Stock and sole voting power with respect to 382,377 shares of Common Stock.

Security Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent
George R. Aylward	215,079	(1)	2.8%
Peter L. Bain	1,389		*
Susan S. Fleming	14,254		*
Paul G. Greig	1,400		*
Timothy A. Holt	27,327		*
Melody L. Jones	6,036		*
W. Howard Morris	0		*
Mark C. Treanor	30,305		*
Stephen T. Zarrilli	5,953		*
Michael A. Angerthal	63,125		*
Wendy J. Hills	473		*
Barry M. Mandinach	13,482		*
Francis G. Waltman	13,600	(2) (3)	*

All directors and current executive officers as a group (15 persons)	417,670	(4)	5.5%

*	Less than 1%

(1)	Includes 70 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan.

(2)	Includes 109 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan.

(3)	Mr. Waltman will retire from the Company on March 31, 2021.

(4)	See footnotes (1) and (2).

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has nine members. Our certificate of incorporation provides for our Board to be divided into three classes for purposes of election, with three-year terms of office ending in successive years. At each annual meeting of shareholders, a class of directors will be elected for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation, retirement, death, disqualification or removal. Our Class I directors have a term expiring at the 2021 Annual Meeting. Our Class II and Class III directors have terms expiring at the 2022 and 2023 Annual Meetings, respectively.

Mr. Holt has been a director of the Company since it became an independent public company on January 1, 2009. Ms. Jones and Mr. Zarrilli were elected to the Board in October 2014.

Under our Corporate Governance Principles, a director is generally required to retire no later than the first annual meeting following his or her 74th birthday. Under exigent circumstances, the Board may request that the director continue to serve; provided, however, that no director shall serve beyond the first annual meeting following his or her 75th birthday.

Board Nominees

In February 2021, members of our Governance Committee evaluated the contributions and performance of Ms. Jones and Messrs. Holt and Zarrilli as members of our Board. As part of its evaluation, each of our directors was interviewed regarding his or her views of the performance of each of Ms. Jones and Messrs. Holt and Zarrilli by a representative of the Governance Committee. Following completion of its individual evaluations, the Governance Committee recommended to the Board that each of Ms. Jones and Messrs. Holt and Zarrilli be nominated to stand for re-election as a Class I director at the Annual Meeting. Our Board, having considered the recommendations of the Governance Committee, approved Ms. Jones and Messrs. Holt and Zarrilli as Class I nominees for election to the Board by the shareholders. If elected by shareholders, Ms. Jones and Messrs. Holt and Zarrilli will hold office for a three-year term expiring at the 2024 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or upon his or her earlier resignation, retirement, death, disqualification or removal. Each of Ms. Jones and Messrs. Holt and Zarrilli has indicated that he or she will serve if elected. We do not anticipate that any Board nominee will be unable or unwilling to stand for election, but should any such nominee be unavailable for election by reason of death or other unexpected occurrence, your proxy, to the extent permitted by applicable law, may be voted by the proxies named therein, with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. That said, pursuant to our Bylaws, any director nominee who receives a greater number of votes “withheld” than votes “for” such director nominee’s election is required to promptly tender such director nominee’s resignation subject to acceptance by the Board. The Board’s decision, which will not involve the participation of any incumbent director who fails to receive a majority of the votes cast in an uncontested election of directors, will be promptly disclosed in a public announcement.

The Board recommends that shareholders vote “FOR” the election of its three director nominees as Class I directors of Virtus: Timothy A. Holt, Melody L. Jones and Stephen T. Zarrilli

Listed below are the names of the Board’s nominees to the Class I director seats and the incumbent directors who will be continuing in office following the Annual Meeting, together with certain biographical and business information regarding such persons and the experience and certain other factors considered in connection with the selection of such persons for membership on our Board.

Board Nominees to Class I

TIMOTHY A. HOLT (68), Class I, Director since 2009. Mr. Holt held various senior management positions with Aetna, Inc., a managed healthcare company, until his retirement in 2008. He was Senior Vice President and Chief Investment Officer from 1999 to 2008, Vice President and Chief Investment Officer from 1997 to 1999, Chief Enterprise Risk Officer from 2004 to 2007, Senior Vice President and Chief Financial Officer of Aetna Retirement Services from 1996 to 1997, Vice President of Portfolio Management Group from 1992 to 1995, Vice President of Aetna Portfolio Management from 1991 to 1992, Vice President, Finance and Treasurer from 1989 to 1991, Vice President of Public Bonds from 1987 to 1989, Property/Casualty Portfolio Manager from 1983 to 1987, Investment Officer from 1981 to 1982 and Investment Officer/Analyst from 1977 to 1981. He was a member of Aetna’s Executive Committee from 2003 until his retirement in 2008. Mr. Holt served as a consultant to Aetna during 2008 and 2009. Since 2012, Mr. Holt has served as a director of MGIC Investment Corporation, a provider of private mortgage insurance in the U.S. where he is Chairman of the Securities Investment Committee, and from January 2014 to February 2017 served as a director of StanCorp Financial Group, which was a publicly traded insurance products company until it was acquired in March 2016. With his broad management, financial and investment experience at Aetna, Mr. Holt brings to our Board leadership and knowledge regarding the financial and investment industries, risk management, corporate governance and financial and corporate operational matters. Mr. Holt received his M.B.A. from the Tuck School of Business at Dartmouth, and he has been designated as a chartered financial analyst from the CFA Institute, a global association of investment professionals headquartered in the United States. Mr. Holt’s extensive management and investment experience positions him well to serve as the Chairman of our Board and as a member of our Compensation Committee and Governance Committee.

MELODY L. JONES (61), Class I, Director since 2014. Ms. Jones provides executive assessment and coaching services through 32-80 Advisors which she founded in 2017. From 2012 to 2017, Ms. Jones served as the Chief Administrative Officer (“CAO”) for CEB, a best practice insight and technology company. In her role as CAO, Ms. Jones had global responsibility for Human Resources, Information Technology, Legal and Compliance, Communications, Philanthropy and the Member Events department. She joined the firm in December 2005, and served as the Chief Human Resources Officer (“CHRO”) until February 2012. She managed CEB’s Professional Services practice from 2010 to 2012 and the firm’s product development function from 2013 to 2015. Prior to CEB, Ms. Jones served from 2002 to 2005 as the global head of Human Resources for T. Rowe Price, a global investment management firm. Prior to joining T. Rowe Price, Ms. Jones spent eight years at Aon Corporation, a global insurance brokerage and consulting company, serving from 1998 to 2002 as the CHRO. She joined Aon in 1994, as head of the Midwestern Regional Office of Aon Consulting. In 1996, she assumed responsibility for the HR Strategy and Technology consulting practice, and managed this global practice until assuming her role as CHRO for the corporation. Ms. Jones also served as a senior consultant with Organizational Dynamics, Inc., an international management training and consulting company, and held several leadership positions across a six-year tenure with Citicorp Mortgage. Ms. Jones currently serves on the Board of TI-People, a global business whose focus is technology and insights for HR leaders; the Capital Area Chapter of the National Association of Corporate Directors, and Linkage, Inc., a leadership assessment and development company. She also serves on the Advisory Boards of Pamlico Capital Management, a mid-market private equity firm, and Exec Online, a global leadership development business. Ms. Jones brings to our Board management and leadership experience, which positions her well to serve as a member of our Board and Governance Committee and Chair of our Compensation Committee.

STEPHEN T. ZARRILLI (58), Class I, Director since 2014. Mr. Zarrilli has served on the Board of the University City Science Center, an urban research park that provides technology, capital and other commercialization resources to technology entrepreneurs and scientists since 2014, where he previously served as its President and CEO from 2018 to 2020. He previously served as President, CEO and Director of Safeguard Scientifics, a company that provided growth capital for technology, financial services and healthcare companies from 2012 to 2018, and as its Senior Vice President, Chief Financial Officer and Chief Administrative Officer from 2008 to 2012. Previously he was the Chairman and CEO of Penn Valley Group, a management advisory firm, and earlier was CFO at Fiberlink Communications Corp., a security software company; CEO of Concellera, a document management software company; and CEO of US Interactive Inc., a digital marketing firm. He began his career at Deloitte & Touche LLP. Mr. Zarrilli has served as a director of Globus Medical Inc., a publicly traded medical device company, since 2019, and previously served from 2004 to 2015, as a Director of Nutrisystem, Inc., a publicly traded weight loss products company. Mr. Zarrilli brings to our Board demonstrated leadership experience along with substantial experience and expertise in accounting and auditing matters, which positions him well to serve as a member of our Board and Audit Committee.

Other Continuing Members of the Board

GEORGE R. AYLWARD (56), Class III, Director since 2008. Mr. Aylward is our President and CEO and has held those positions since January 1, 2009, when the Company became an independent public company. He has served as President of the Company since November 6, 2006. Mr. Aylward joined Phoenix Investment Partners, Inc. (“PXP”), the majority owned asset management subsidiary of The Phoenix Companies, Inc. (“PNX”) and predecessor to the Company, in 1996. Mr. Aylward served as President, Asset Management, and Senior Executive Vice President of PNX from February 2007 to December 31, 2008 and as Executive Vice President, Asset Management, of PNX from November 6, 2006 to February 2007. Mr. Aylward served as Senior Vice President and Chief Operating Officer, Asset Management, of PNX from 2004 through 2006, and as Chief of Staff to the Chairman, President and CEO of PNX from 2002 through 2004. Mr. Aylward also served in several senior financial positions at PXP prior to 2002. Since 2006, Mr. Aylward has served as President and Trustee of the Virtus Mutual Funds, having been Executive Vice President from 2004 to 2006; President (since 2010) and Trustee (since 2012) of the Virtus Variable Insurance Trust; Director of the Virtus Global Funds, plc since 2013; Trustee, President and Chief Executive Officer of the Virtus Global Multi-Sector Income Fund since 2011; Director, President and Chief Executive Officer of the Virtus Total Return Fund Inc. since 2006; Trustee and President of the Virtus Alternative Solutions Trust since 2013; Director, President and Chief Executive Officer of the Duff & Phelps Select MLP and Midstream Energy Fund Inc. since 2014; and Chairman and Trustee of Virtus ETF Trust II since 2015. Mr. Aylward brings to our Board demonstrated leadership, extensive knowledge regarding the asset management and financial services industries, and superior skills as our CEO.

PETER L. BAIN (62), Class II, Director since 2019. Mr. Bain served as President, Chief Executive Officer and Director of OM Asset Management, a global multi-boutique asset management firm, (now known as BrightSphere Investment Group) from 2011 to 2017. From 2001 until 2009, he held various positions at Legg Mason, a global asset management firm, including Senior Executive Vice President from 2004 to 2009, head of affiliate management and corporate strategy from 2008 to 2009 and as chief administrative officer from 2003 to 2005. Prior to that time, he was with Berkshire Capital Securities from 1991 to 2000 where he served as Managing Director from 1995 to 2000, and earlier at Merrill Lynch & Co. in various roles from 1987 to 1990. Mr. Bain brings to our board demonstrated leadership experience in the asset management industry. Furthermore, Mr. Bain’s extensive experience with a wide array of corporate finance and operational matters positions him well to serve as a member of our Board and Compensation Committee.

SUSAN S. FLEMING (51), Class II, Director since 2009. Dr. Fleming is a keynote speaker and executive educator for corporate clients focusing on issues of gender diversity and inclusion. She served as a senior lecturer of management and entrepreneurship at Cornell University from 2009 to 2018. Dr. Fleming worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. She was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan Stanley and Company from 1992 to 1994. In August 2018, Dr. Fleming joined the board of RLI Corp., an American property and casualty insurance company where she serves as a Director and is a member of the Nominating/Governance and Finance and Investment Committees. Her prior directorships include Endurance Specialty Holdings, Ltd., a global insurance provider, where she served from May 2011 to March 2017; Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003; PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006; and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008. With her years of experience in investment banking, private equity, consulting and education, Dr. Fleming brings to our Board demonstrated leadership and experience with a wide array of corporate finance, mergers and acquisitions, and operational matters. Dr. Fleming’s experience in corporate finance and organizational leadership also positions her well to serve as a member of our Board and Audit Committee and Chair of our Governance Committee.

PAUL G. GREIG (65), Class III, Director since 2019. Since 2017, Mr. Greig has served as Chairman of the Board of Opus Bank (“Opus”), a federally insured chartered commercial bank, where he previously held the role of interim Chief Executive Officer and President during 2018 and 2019. He also serves as its Risk Committee chair and as a member of the Governance and Nominating Committees, and previously served as a member of the Audit Committee. Prior to joining Opus, Mr. Greig served as Chairman, President and Chief Executive Officer of FirstMerit Corporation, a regional diversified financial services company, from 2006 to 2016. Mr. Greig has been a member of the Advisory Board of Omni Senior Living, senior residential communities located throughout Ohio, since 2016. He previously served as President and Chief Executive Officer of Citizens Banking Corporation—Illinois from 2005 to 2006 and was a director and member of the Audit Committee of the Federal Reserve Bank of Cleveland from 2011 to 2014. Mr. Greig brings to our board exceptional leadership experience along with expertise in financial and accounting matters, which positions him well to serve as a member of our Board and Chair of our Audit Committee.

W. HOWARD MORRIS (62), Class II, Director since 2021. Mr. Morris has been President and Chief Investment Officer of The Prairie & Tireman Group, an investment partnership, since 1998. Mr. Morris was formerly Emergency Financial Manager, Inkster, Michigan Public Schools, from 2002 to 2005, and Chief Financial Officer, Detroit, Michigan Public School District, from 1999 to 2000. He is a Certified Public Accountant and Chartered Financial Analyst. Since 2007, Mr. Morris has served on the Board of Owens Corning, an American company that develops and produces insulation, roofing, and fiberglass composites and related materials and products. Mr. Morris brings to our Board expertise in investment management and financial matters, which positions him well to serve as a member of our Board and Audit Committee.

MARK C. TREANOR (74), Class III, Director since 2009. Mr. Treanor served as Senior Partner at the law firm of Treanor Pope & Hughes, which he founded, from 2009 until his retirement in 2013. He also serves as an executive leadership coach. Previously, he served as Senior Executive Vice President, General Counsel and Secretary of Wachovia Corporation, a bank holding company, from 2001 to August 2008, with responsibilities for legal, regulatory, corporate governance and government relations activities for all domestic and international businesses, including Evergreen Investments, Wachovia’s asset management division, and was a member of Wachovia’s Senior Risk Committee and its Operating Committee, which was responsible for overall management of Wachovia, and was Chairman of its Ethics Committee. Previously, from 1999 until 2001, he held similar responsibilities as Executive Vice President, General Counsel and Secretary of First Union Corporation, Wachovia’s predecessor, which he joined in 1998 after serving as President and Senior Partner at Treanor Pope & Hughes. Mr. Treanor served as a director of Wachovia Bank N.A. from 2001 to June 2008. Mr. Treanor has served as Chairman of the Advisory Committee to the Export-Import Bank of the United States and has served on the boards of numerous educational and charitable organizations, including the National Defense University, the United States Naval Academy (Vice-Chair), the University of Maryland School of Law, the National Defense University Foundation (Chair), the U.S. Chamber of Commerce Institute for Legal Reform, and the Board of Advisors to the University of North Carolina School of Law Center for Banking and Finance. A former Marine Corps captain and graduate of the U.S. Naval Academy, Mr. Treanor is a member of the Council on Foreign Relations. He holds a Juris Doctor degree (with honors) from the University of Maryland School of Law where he was a member of the Law Review and Order of the Coif. Mr. Treanor brings to our Board management and leadership ability and extensive knowledge of a wide array of financial, legal and operational issues facing public company financial organizations, including corporate governance, legal and regulatory compliance, leadership development and succession planning, risk assessment, mergers and acquisitions, and strategic planning. Mr. Treanor’s extensive management and leadership experience with large organizations positions him well to serve as a member of our Board and our Compensation and Governance Committees.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Deloitte audited our consolidated financial statements for the fiscal year ended December 31, 2020 and performed other services as described under “Fees Paid to the Independent Registered Public Accounting Firm” below.

We are submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified by the shareholders of the Company, the Audit Committee may reconsider the selection of Deloitte as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

A majority of the votes represented at the Annual Meeting, in person or by proxy, is required to ratify the appointment of Deloitte.

The Board recommends a vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP

as our independent registered public accounting firm

for the fiscal year ending December 31, 2021

Fees Paid to the Independent Registered Public Accounting Firm

The following table provides detail about fees for professional services rendered by Deloitte for the fiscal years ended December 31, 2020 and 2019.

	2020	2019
Audit Fees (1)	$873,000	$878,000
Audit-Related Fees (2)	$331,000	$130,000
Tax Fees (3)	$156,000	$153,625
All Other Fees	$—	$—

Total Fees	$1,360,000	$1,161,625

(1)

“Audit Fees” include services rendered for the audit of the Company’s consolidated financial statements and audit of the effectiveness of internal controls over financial reporting included in our Annual Reports on Form 10-K, the provision of consents, comfort letters and reviews of our quarterly financial statements.

(2)	“Audit-Related Fees” include stand-alone audits of certain subsidiary operations of the Company and due diligence services.

(3)	“Tax Fees” primarily include tax compliance, tax advisory and related tax services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy concerning the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are to be regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, and any such approvals must be reported to the full Audit Committee at its next meeting. All services provided by Deloitte during 2020 and 2019 were pre-approved by the Company’s Audit Committee in accordance with this pre-approval policy.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board, a copy of which may be found on the Company’s website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” Each of the members of the Audit Committee is independent as defined under NASDAQ listing standards and applicable law.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its reporting process, including establishing and maintaining internal control over financial reporting and disclosure controls and procedures. The Company’s independent registered public accounting firm is responsible for auditing our annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Audit Committee relies, without independent verification, on the information provided by management, the Company’s internal audit function and the Company’s independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2020 with management and with Deloitte, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020.

The Audit Committee has discussed with Deloitte those matters required to be discussed by applicable standards adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee also has received the written disclosures and the letter from Deloitte required by the applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of Deloitte with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Respectfully Submitted:

AUDIT COMMITTEE 1

Paul G. Greig, Chair

Peter L. Bain

Susan S. Fleming

Stephen T. Zarrilli

[1]	The report was approved by the Audit Committee prior to Mr. Bain’s rotation off the Audit Committee, and prior to Mr. Morris’ appointment as a member of the Audit Committee.

ITEM 3—TO APPROVE BY AN ADVISORY VOTE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

We are asking our shareholders to approve, by an advisory vote, the compensation of our named executive officers (“NEOs”), as disclosed in our Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation contained in this Proxy Statement.

This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to express their views on NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is tied to the achievement of our financial, operational and strategic goals, structured to reward superior Company performance, and designed to:

•	Attract and retain critical executive leadership;

•	Support a high-performance environment by linking compensation to Company, functional and individual achievements; and

•	Align our executives’ interests with those of our shareholders.

During fiscal 2020, our management team continued to execute our long-term business plan and create significant value for our shareholders. Key accomplishments and financial and operating results2 during the year included:

•

A 21% increase in long-term ending assets under management to $130.7 billion from $107.7 billion at December 31, 2019, including increases of 46%, 24% and 16% in retail separate accounts, institutional and mutual fund assets, respectively;

•

Significant increase in total, mutual fund, retail separate account, and institutional sales year-over-year with total sales of $32.3 billion, representing a 60% increase over 2019 and including mutual funds sales of $16.0 billion, 47% above the prior year; institutional sales of $9.0 billion, 88% above 2019 sales; and retail separate account sales of $6.5 billion, 95% above the prior year;

•	Total positive net flows were $5.1 billion for 2020 compared with net flows of ($0.8) billion in 2019;

•

Investment performance remained very strong across products and strategies, with 82% of assets under management in the top half of their respective product peer groups on a three-year basis, an increase from 74% in 2019;

•	Operating income increased by 15% to $143.2 million with a related margin of 23.7%; operating income, as adjusted, increased by 12% to $196.5 million with a related margin of 36.6%;

•	Diluted earnings per share (“EPS”) was $10.02 compared with $11.74 in 2019; diluted EPS, as adjusted, increased 10% to $16.21 from $14.79; and

•

Our Common Stock had a total return of 82.5%, which was in the 14th percentile among the Financial Peers, and the Company increased its common stock dividend, for the third consecutive year, by 22% per share.

In considering your vote, we urge shareholders to review the information on the Company’s compensation policies and decisions regarding the NEOs presented in the Compensation Discussion and Analysis, as well as the discussion regarding the Compensation Committee as set forth in this Proxy Statement.

[2]	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts in Appendix A to this Proxy Statement.

The Company intends to hold the advisory “Say on Pay” vote on an annual basis and will hold an advisory vote on the frequency of future advisory votes on executive compensation at our 2023 Annual Meeting.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related materials disclosed in this Proxy Statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Compensation Committee or the Board, nor will it create any additional fiduciary duty on the part of the Compensation Committee or the Board. This advisory vote also does not seek to have the Board or Compensation Committee take any specific action. However, the Board and the Compensation Committee value the view expressed by our shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation matters in the future. In considering the outcome of this advisory vote, the Board and the Compensation Committee will review and consider all shares voted in favor of the proposal and not in favor of the proposal. A majority of the votes represented at the Annual Meeting, in person or by proxy is required to approve, on an advisory basis, this proposal.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

ITEM 4—APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED OMNIBUS INCENTIVE AND EQUITY PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE BY 550,000 SHARES

We are seeking shareholder approval for an amendment (“Amendment”) to the Company’s Amended and Restated Omnibus Incentive and Equity Plan (the “Omnibus Plan”) to increase the number of shares of Common Stock authorized for issuance by 550,000 shares.

Other than increasing the number of shares available for issuance under the Omnibus Plan, no other terms of the Omnibus Plan are being amended.

The maximum number of shares of our Common Stock authorized for issuance under the current Omnibus Plan in connection with awards under the Omnibus Plan is 2.82 million of which 271,890 remain available for issuance as of March 31, 2021. If the Amendment is approved, the shares authorized will be increased by 550,000 shares to 3.37 million shares, of which 821,890 will be available for issuance. The Amendment to the Omnibus Plan, if approved by our shareholders, will become immediately effective as of the date of the Annual Meeting, and we estimate, based on historical grant information, that the proposed increase should provide a sufficient number of shares to allow us to continue to make awards for approximately four years. Future grant levels will be impacted by multiple factors, including the Company’s stock price.

How the Company Uses Equity

The Company uses equity to align the interests of executives and key employees, including investment professionals, with shareholders. For executives, equity awards are included in long-term compensation plans linked to long-term performance results. Equity is granted in the form of both performance share units and restricted stock units. Our investment affiliates operate with compensation programs that are based on individual firm profitability, with a portion of the annual variable incentive compensation that may be granted to employees in the form of restricted stock units that vest ratably over three years. In addition, fifty percent of the compensation of our directors is paid in the form of stock grants to align the interests of our directors with our shareholders.

Reasons for the Amendment

The amendment of the Omnibus Plan is intended to ensure that a sufficient level of shares of Common Stock remains available to allow us to continue to use equity incentives to attract and retain the services of qualified employees, directors and consultants of the Company and its subsidiaries whom are essential to our long-term growth and success and to align their interests with those of shareholders.

Share Usage and Dilution Impact

In determining the appropriate number of additional shares of Common Stock available for issuance under the Omnibus Plan, management and the Compensation Committee considered various factors, including dilution, historic share usage and burn rate. As of December 31, 2020, the Company’s three-year average “burn rate,” a measure of the Company’s share usage as a percentage of outstanding shares, was 5.4%. With respect to dilution, the Company has a share repurchase program in place that is primarily designed to offset dilution related to shares issued under the Omnibus Plan. Over the past three years, share repurchases have more than offset equity granted to employees, as shown in the table below. In addition, at the election of the employee, the Company can net settle the tax portion of previously issued restricted stock units, which further limits the dilutive impact of equity compensation.

Year Ended December 31	Shares Granted (1)	Shares Repurchased
2018	178,366	258,953
2019	157,348	372,365
2020	200,926	279,796

Total	536,640	911,114

(1)	Net of forfeited shares.

General Description of the Omnibus Plan

Overview of the Omnibus Plan

The Omnibus Plan provides for the grant of awards, which may include one or more of the following: (i) stock options (which may consist of incentive stock options or non-qualified stock options); (ii) stock appreciation rights; (iii) stock awards (which may consist of restricted stock and restricted stock units); (iv) performance awards (both cash and equity); and (v) any other types of equity and non-equity awards. The terms of the awards are embodied in an award agreement, and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by the Compensation Committee, including, but not limited to, continuous service with the Company and its affiliates, achievement of specific business objectives and attainment of performance goals. The Compensation Committee cannot re-price stock options or stock appreciation rights without shareholder approval (other than in connection with corporate transactions involving the Company, such as stock splits, merger, consolidation, split-up, spin-off, or combination, among other things) or grant new stock options in substitution for or upon the cancellation of stock options previously granted. If any shares covered by an award are cancelled, forfeited, terminated or expire unexercised, these shares will again become available for award under the Omnibus Plan. For options, if the exercise price of an option is paid by tender to the Company of shares of Common Stock owned by the Participant (as defined below), or by means of a net-exercise, the number of shares available for issuance under the Omnibus Plan shall be reduced by the gross number of shares for which the option is exercised and shares of Common Stock withheld or reacquired by the Company in satisfaction of any tax withholding obligations shall not again be available for issuance under the Omnibus Plan.

Material Terms of the Omnibus Plan

A summary of the material terms of the Omnibus Plan, which are not subject to shareholder approval at the Annual Meeting, is set forth below. This summary is qualified in its entirety by reference to the complete text of the Omnibus Plan, a copy of which is attached as Appendix D to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. In addition, a copy of the Omnibus Plan may be obtained without charge by making a written request to our Investor Relations Department at Virtus Investment Partners, Inc., One Financial Plaza, Hartford, CT 06103.

Administration. The Compensation Committee is responsible for the administration of the Omnibus Plan and, subject to the terms of the Omnibus Plan, has the discretion: to select Participants to receive awards; to determine all of the terms and conditions of each award, the performance goals, if any, applicable to each award, and the exercise price or base price, if any, associated with each award; and to interpret provisions of the Omnibus Plan and make all factual and legal determinations regarding the Omnibus Plan and any award agreements. The Compensation Committee may, to the extent such action is not inconsistent with applicable law or stock exchange rules, delegate its powers and administrative responsibilities to one or more members of the Compensation Committee or to one or more officers or employees of the Company and also may delegate to one or more officers of the Company the determination of awards to Company employees, so long as the recipients are not executive officers of the Company.

Eligibility Requirements. The Omnibus Plan governs the award and payment of cash and equity awards to any employee of the Company or its subsidiaries, any of our non-employee directors, and any of our consultants (collectively, the “Participants”). Awards may be made under the Omnibus Plan to any Participant selected by the Compensation Committee or by an officer as delegated by the Compensation Committee in accordance with the Omnibus Plan. As of March 31, 2021, there were approximately 624 employees and eight non-executive directors eligible to receive awards under the Omnibus Plan.

Business Criteria for Performance Goals. “Performance Goals” means the objectives that may be established by the Committee, in its discretion, for a Performance Cycle with respect to any performance based awards contingently awarded under the Plan. The targeted level of performance with respect to Performance Goals may be established at levels and in such terms as the Compensation Committee may determine, in its discretion, including absolute entity performance, as relative to performance in prior periods or to Company specified plans, or relative to the performance of one or more third parties or a special index or benchmark, or other external measure, or as a ratio of one metric to another. The Compensation Committee may specify that any Performance Goals will be calculated before or after specific or identified items such as extraordinary or nonrecurring, special income, expense or other items, before or after changes in accounting principles or standards, before or after capital charges, before or after revenues, operations, earnings or losses of discontinued operations or acquisitions, or before or after awards under the Plan or other incentive compensation.

Award Limits. The Omnibus Plan places limits on the maximum amount of each type of award that may be granted to any Participant in any calendar year. Under the Omnibus Plan, no Participant may receive awards of stock options or stock appreciation rights that cover in the aggregate more than 250,000 shares in any calendar year. Additionally, no Participant may receive awards of restricted stock or restricted stock units subject to performance goals that cover in the aggregate more than 250,000 shares or units, as the case may be, in any calendar year. Furthermore, no Participant may receive an annual incentive award that exceeds $10 million in any calendar year. Lastly, the amount of any long-term incentive award paid to a Participant in any calendar may not exceed $10 million. For each of these award limits, any unused shares or dollar amounts as of the close of the prior calendar year may be rolled over to the next calendar year and added to the applicable award limit.

Types of Awards. The Omnibus Plan provides for grants of stock options, stock appreciation rights, stock awards, performance awards (both cash and equity) and any other types of equity awards. The terms of the awards are embodied in an award agreement, and awards may be granted singly, in combination, or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its subsidiaries, achievement of specific business objectives and attainment of performance goals. No award may be re-priced.

•

Stock Options and Stock Appreciation Rights. The Omnibus Plan permits the granting of stock options to purchase shares of our Common Stock and stock appreciation rights. The exercise price of each stock option and stock appreciation right may not be less than the fair market value of our Common Stock on the date of grant. The term of each stock option or stock appreciation right may not exceed ten years from the date of grant. The Compensation Committee may provide for a graded vesting schedule, cliff vesting, immediate vesting or earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events; provided, however, that, except for awards representing no more than five percent (5%) of the total number of shares of Common Stock available for awards under the Omnibus Plan or the acceleration of vesting that may occur in accordance with the Plan in connection with a change in control or the death or disability of a participant, the vesting period for all equity based awards shall be not less than one year from the date of grant . In the case of termination due to cause, all outstanding options expire immediately. Upon termination of employment (other than for cause), vested stock options generally must be exercised within 90 days following termination of employment or, if earlier, the original expiration date, but the unvested stock options generally would immediately terminate. In cases of termination due to death, disability or retirement, options must be exercised within three years from the date of termination of employment or, if earlier, the original expiration date. Upon death unvested options will generally automatically vest, but upon termination for disability or retirement, options would generally continue to vest according to their regular vesting schedule. In general, a grantee may pay the exercise price of an option in cash or shares of Common Stock.

•

Stock Awards. The Omnibus Plan permits the granting of stock awards. The Compensation Committee may provide for a graded vesting schedule, cliff vesting, immediate vesting or earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events; provided, however, that, except for awards representing no more than five percent (5%) of the total number of shares of Common Stock available for awards under the Plan or the acceleration of vesting that may occur in accordance with the Omnibus Plan in connection with a change in control or the death or disability of a participant, the vesting period for all equity based awards shall be not less than one year from the date of grant. If a Participant ceases to be employed or service is terminated by reason of death or disability generally the stock award will vest as to a prorated portion of the shares based on the number of days the Participant actually worked since the grant date or in the case of a stock award that vests in installments, since the last vesting date. Upon retirement or early retirement stock awards will generally continue to vest according to their regular vesting schedule.

•

Performance Awards. The Omnibus Plan permits the granting of performance awards in the form of cash and/or equity. Performance awards are subject to the satisfaction of specified performance criteria. The Compensation Committee may provide for earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change in control or other specified events; provided, however, that, except for awards representing no more than five percent (5%) of the total number of shares of Common Stock available for awards under the Plan or the acceleration of vesting that may occur in accordance with the Omnibus Plan in connection with a change in control or the death or disability of a participant, the vesting period for all equity based awards shall be not less than one year from the date of grant. The performance goals determine the value and amount of performance awards that will be paid to Participants and the portion of an award that may be exercised to the extent such performance goals are met.

Adjustments. If there are any changes in the number of shares of our Common Stock resulting from stock splits, stock dividends, reorganizations, recapitalizations, any merger or consolidation of the Company, or if any other event that affects our capitalization occurs, the number of shares of our Common Stock issuable under the Omnibus Plan, the individual limitations on the number of shares that may be awarded to any Participant, the aggregate number of shares subject to outstanding awards, and the respective prices and/or vesting of such awards will be adjusted to prevent enlargement or dilution of the benefits or potential benefits intended to be made available under the Omnibus Plan.

Amendment, Modification and Termination. The Board or Compensation Committee may amend, modify, suspend or terminate the Omnibus Plan, to the extent that no such action will materially adversely affect the rights of a Participant holding an outstanding award under the Omnibus Plan without such Participant’s consent. However, the Company will obtain shareholder approval for any amendment to the Omnibus Plan to the extent required by applicable laws or stock exchange rules. In addition, without limiting the foregoing, unless approved by shareholders, no such amendment will be made that would (i) increase the number of shares available for issuance under the Omnibus Plan, (ii) lower the minimum exercise price at which an option or stock-settled stock appreciation right may be granted, or (iii) extend the maximum term for options or stock-settled stock appreciation rights granted under the Omnibus Plan.

U.S. Federal Income Tax Consequences

The following is a description of the material U.S. federal income tax consequences generally arising under present law with respect to certain awards that may be granted under the Omnibus Plan.

A Participant to whom a nonqualified stock option (“NQSO”) is granted will recognize no income at the time of the grant. When the Participant exercises a NQSO, the Participant will generally recognize ordinary income equal to the excess, if any, of the fair market value (determined as of the date of exercise) of the Common Stock received over the option exercise price. Similarly, the grant of a stock appreciation right (“SAR”) will normally not result in taxable income to a Participant. At the time of exercise, the Participant will normally recognize ordinary compensation income in an amount equal to the cash and the fair market value of the Common Stock that the Participant receives to satisfy the SAR.

A Participant to whom an incentive stock option (“ISO”) that qualifies under Section 422 of the Internal Revenue Code is granted will generally recognize no income at the time of grant or at the time of exercise. However, upon the exercise of an ISO, the excess of the fair market value of the Common Stock over the exercise price thereof may result in the Participant being subject to an alternative minimum tax under applicable provisions of the Internal Revenue Code. When a Participant sells the Common Stock received upon exercise of an ISO more than one year after exercise and more than two years after the date of grant of such ISO, the Participant will normally recognize long-term capital gain or loss equal to the difference, if any, between the sale price of such shares at such time and the exercise price. If the Participant disposes of such shares before such periods end, the Participant will recognize ordinary compensation income equal to the lesser of (i) the difference, if any, between the fair market value of such shares on the date of exercise and the exercise price, and (ii) the difference, if any, between the sale price and the exercise price. Any other gain or loss on such sale (in addition to the ordinary income mentioned above), will normally be capital gain or loss.

Generally, unless limited by Section 12(m) of the Internal Revenue Code (as described below), we will be entitled to a deduction equal to the amount recognized as ordinary income by the Participant in connection with stock options and SARs. However, we generally are not entitled to a tax deduction relating to amounts that represent a capital gain to a Participant.

With respect to other awards granted under the Omnibus Plan that result in a transfer to the Participant of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, a Participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property actually received (less consideration paid for the shares, if any). With respect to awards involving shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, unless the Participant elects to be taxed at the time of grant in accordance with Section 83(b) of the Internal Revenue Code, the Participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the earliest time the shares or other property become transferable or not subject to a substantial risk of forfeiture (less consideration paid for the shares, if any). Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares, at which time a Participant must generally recognize ordinary income equal to the fair market value of the transferred shares at such time (less consideration paid for the shares, if any).

Unless limited by Section 162(m) of the Internal Revenue Code, the Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Participant with respect to awards granted under the Omnibus Plan. Under Section 162(m) of the Internal Revenue Code, the Company generally may not deduct certain compensation over $1,000,000 in any year to certain “covered employees” (generally including the Company’s current and former named executive officers), unless the compensation is paid pursuant to “grandfathered” performance-based awards granted prior to November 2, 2017.

The Omnibus Plan and all awards are intended to be exempt from or comply with Section 409A of the Internal Revenue Code pursuant to the guidance issued thereunder in all respects and will be administered in a manner consistent with such intent.

The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Omnibus Plan. This discussion is intended to assist shareholders in considering how to vote at the Annual Meeting and not as tax guidance to Participants in the Omnibus Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement.

Options Granted Under the Omnibus Plan

The following table provides information concerning options granted under the Omnibus Plan since its inception.

Name and Principal Position	Stock Options (1)
George R. Aylward President and Chief Executive Officer	23,120

Michael A. Angerthal Executive Vice President, Chief Financial Officer and Treasurer	15,867

Barry M. Mandinach Executive Vice President, Head of Distribution	—

Francis G. Waltman Executive Vice President, Product Management	7,933

Wendy J. Hills Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary	—

Current Executive Officers as a Group	51,675

All Employees, including All Current Officers who are not Executive Officers, as a Group	258,826

(1)	The Company has not issued stock options since 2011.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2020 with respect to compensation plans under which shares of our Common Stock may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c))
Equity compensation plans approved by security holders (2)	534,378	$55.18	343,165
Equity compensation plans not approved by security holders	—	—	—

Total	534,378	$55.18	343,165

(1)

The weighted-average exercise price set forth in this column is calculated excluding outstanding RSUs since recipients of such awards are not required to pay an exercise price to receive the shares subject to these awards.

(2)

Represents 1,193 shares of Common Stock issuable upon the exercise of stock options and 533,185 shares of Common Stock issuable upon the vesting of RSUs outstanding under the Omnibus Plan. Of the 2,820,000 maximum number of shares of Common Stock authorized for issuance under the Omnibus Plan, 116,808 shares of Common Stock have been issued on a cumulative basis in the form of direct grants to directors.

Stock Price

The closing market price of a share of our Common Stock reported on the NASDAQ Stock Market on March 31, 2021, the last trading day of the first quarter of 2021, was $235.50 per share.

Registration with the SEC

The Company will file a Registration Statement on Form S-8 with the SEC with respect to the shares of the Company’s Common Stock to be registered pursuant to the Omnibus Plan as soon as reasonably practicable following shareholder approval and prior to the offering of any such shares.

A majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, is required to approve this proposal.

The Board recommends that shareholders vote “FOR” the approval of the amendment to the Company’s Omnibus Plan

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company as of March 31, 2021:

Name	Age	Position
George R. Aylward	56	President, Chief Executive Officer and Director
Michael A. Angerthal	53	Executive Vice President, Chief Financial Officer and Treasurer
W. Patrick Bradley	49	Executive Vice President, Fund Services
Wendy J. Hills	50	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary
Barry M. Mandinach	64	Executive Vice President, Head of Distribution
Mardelle W. Peña	68	Executive Vice President, Chief Human Resources Officer
Francis G. Waltman	58	Executive Vice President, Product Management

As Mr. Aylward also serves as a director of the Company, his information is presented above in this Proxy Statement under the heading “Item 1 – Election of Directors – Other Continuing Members of the Board.”

Mr. Angerthal is Executive Vice President, Chief Financial Officer and Treasurer and has held those positions since January 1, 2009 when the Company became an independent public company. He also serves as our principal accounting officer. Mr. Angerthal joined Phoenix Investment Partners, Inc., the predecessor to the Company, as Senior Vice President, Chief Financial Officer in 2008. Prior to joining the Company, Mr. Angerthal had been the Chief Financial Officer of CBRE Realty Finance, a publicly traded commercial real estate specialty finance company, from 2005 to 2008. Previously, he held several positions with GE Corporation, a diversified technology, media and financial services company, including Manager, Financial Planning & Analysis of GE Real Estate from 2002 to 2005; Staff Analyst, Investor Relations of GE Capital Corp. from 1999 to 2002; and Director, Finance of NBC from 1996 to 1999. Prior to GE, he was a Manager of Business Assurance in the audit practice of Coopers & Lybrand in New York. Mr. Angerthal is a Certified Public Accountant and earned an MBA from Columbia Business School and holds an undergraduate degree in accounting from Pace University in New York.

Mr. Bradley is Executive Vice President, Fund Services. He has served as the Chief Financial Officer and Treasurer of the Virtus Mutual Funds since 2006 and manages all operational and financial matters for the fund family. He is also Chief Financial Officer and Treasurer of numerous trusts and mutual funds sponsored by the Company and chairs the Valuation and Disclosure Committees of each of such funds. He has served as a Director of Virtus Global Funds, plc since 2013. Prior to joining the predecessor to the Company in 2004, Mr. Bradley was an assurance and advisory senior manager with Deloitte in both the United States and Australia. He consulted and serviced Fortune 500 companies and a top-tier private equity firm. He is a Certified Public Accountant and a member of the Investment Company Institute Accounting and Treasurer’s Committee.

Ms. Hills is Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary, a role she assumed in September 2019. She is responsible for developing and guiding the strategic direction of the legal, regulatory and compliance functions and also provides counsel to Virtus’ Board of Directors on all legal and regulatory matters. Prior to joining the Company, Ms. Hills served until April 2018 as Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary of Waddell & Reed Financial, Inc., a publicly traded asset management company located in Overland Park, Kansas. She became Executive Vice President in 2018; Chief Legal Officer, Senior Vice President and General Counsel in 2014 and Secretary in 2005, and served in various roles at Waddell including Vice President and Associate General Counsel from 2005 to 2014; Assistant General Counsel from 2002 to 2005; Assistant Secretary from 2000 to 2005, and as Compliance Officer of Waddell & Reed Investment Management Company from 1998 to 2000. Prior to joining Waddell, she was an associate with the law firm of Klenda, Mitchell, Austerman and Zuercher, LLC, a Wichita, Kansas law firm. Ms. Hills earned a J.D. from the University of Kansas School of Law following a bachelor’s degree in architectural studies from the University of Kansas School of Architecture.

Mr. Mandinach is Executive Vice President, Head of Distribution. Mr. Mandinach has more than 30 years of experience in the investment management industry, primarily in retail product sales, marketing, and sales leadership. Prior to joining the Company in 2014, he was at UBS Global Asset Management (U.S.), a global investment services firm, for 12 years, most recently as Head of Wholesale Distribution and Chief Marketing Officer, as well as a board member of the PACE Select Funds. From 1999 to 2001, Mr. Mandinach was the Chief Sales and Marketing Officer at Phoenix Investment Partners (PXP), the predecessor to Virtus. Prior to PXP, he was a partner and co-founder, with Martin Zweig and Eugene Glaser, of the Zweig Mutual Funds, which were acquired by PXP in 1999. He began his investment industry career in 1981 at Drexel Burnham Lambert, an investment banking firm, holding sales and product management roles over eight years.

Ms. Peña is Executive Vice President, Chief Human Resources Officer. Ms. Peña joined the Company in 2010 from The Hartford Financial Services Group, a financial services company, where she was Vice President of Human Resources supporting the property and casualty insurance business segments. Prior to joining The Hartford in 2001, she was Senior Vice President and Chief Human Resources officer at ADVO, a direct marketing company. Ms. Peña graduated from the University of Houston with a B.A. in industrial psychology and personnel management and later earned a master’s degree in human resources management from Houston Baptist University.

Mr. Waltman is Executive Vice President, Product Management, a position he has held since January 2009. He also serves as Executive Vice President for numerous trusts and mutual funds sponsored by the Company. Since 2013, Mr. Waltman has served as a director of Virtus Global Funds, plc. Mr. Waltman joined the predecessor to the Company in August 1990 and has held a number of senior positions including Senior Vice President of Product Management and Development from July 2008 to December 2008; Senior Vice President, Product Development and Management, from February 2006 to December 2007; Vice President, Product Development and Management, from January 2005 to February 2006; and Chief Administrative Officer from August 2003 to December 2004. From January 2008 to July 2008, Mr. Waltman was Vice President, Head of Investment Product, at Prudential Retirement, a business unit of Prudential Financial, Inc.

EXECUTIVE COMPENSATION

Letter to our Shareholders

Dear Fellow Shareholders:

The Compensation Committee (the “Committee”) of the Board is responsible for ensuring that the Company’s executive compensation program, which includes compensation governance policies and practices and executive pay decisions, aligns with our pay-for-performance philosophy and the interests of our shareholders. By establishing, updating, and evaluating the framework and results of the Company’s executive compensation program, soliciting feedback through shareholder engagement, and requiring an annual “Say on Pay” advisory vote, we continue to align our compensation philosophy and objectives with our shareholders’ interests.

We maintain this alignment by linking the most significant portion of each executive’s pay to financial and operational performance metrics, achievement of long-term strategic priorities, and creation of shareholder value. At the beginning of the 2020 fiscal year, management established appropriately rigorous financial and operational performance targets – set above either the Company’s 2019 actual results or industry-average levels of profitability and net flows – in order to align management incentives with the Company’s strategic goals. The two earnings-based targets of net income attributable to common stockholders, as adjusted, and earnings per share (“EPS”), diluted, as adjusted, reflected double-digit growth over 2019 results. These targets, which are presented in detail in this Compensation Discussion and Analysis, were subsequently approved by the Board as a part of its annual Strategic and Financial Plan review process.

In order to further enhance alignment with shareholders, and consistent with our compensation philosophy, we require that a substantial percentage of executive compensation opportunity be variable. For 2020, the Committee increased the long-term portion of the CEO’s “at-risk” compensation and set the target for his short-term/long-term incentive variable pay mix at 50%/50%, compared with a target ratio of 54%/46% for 2019. In 2020, 91% of our CEO’s target compensation was in the form of variable, or “at-risk”, pay. Annual incentive awards for our CEO and NEOs are determined by an evaluation of the Company’s performance against pre-established financial, operational, and strategic objectives, subject to a maximum funding level established at the beginning of the year, which for 2020 was 7% of operating income, as adjusted, prior to incentive compensation.

The Committee recognizes the importance of executive compensation decisions to our shareholders and, together with management, engages with shareholders throughout the year. This engagement allows us to solicit input and respond to questions about Company matters, including our executive compensation program. We carefully consider shareholder feedback, advice from our independent compensation consultant, and input from proxy advisory firms regarding compensation program design elements, the nature and type of metrics in our performance-based incentive plans, and the linkage of executive pay to Company and individual performance when establishing our executive compensation plan each year. We believe this comprehensive approach to engaging with shareholders has helped us maintain an executive compensation program that supports the long-term strategic goals of the Company. We are also pleased that 96.9% of the votes cast on the advisory “Say on Pay” proposal (excluding abstentions and broker non-votes) at the 2020 annual meeting of shareholders were in favor of our executive compensation program.

The Company achieved solid financial and strong operating results in 2020, particularly in light of the impact of the pandemic on the global economy. The Company had several of its strongest quarters ever for total sales and maintained positive net flows for the last three quarters of the year and positive net flows for the full year, overcoming the impact of elevated levels of redemptions in March 2020. Total sales of $32.3 billion represented a 60% increase over the prior year and total positive net flows of $5.1 billion significantly surpassed net flows of ($0.8) billion in 2019. As the scope of the pandemic broadened in early 2020, financial markets were disrupted and global stock markets declined significantly late in the first quarter of the year, resulting in a meaningful decline in assets under management (“AUM”) that impacted revenues. Despite these challenging markets, the Committee determined not to modify the rigorous financial targets approved in our annual incentive plans, even though both earnings-based metrics were meaningfully affected by the first quarter decline in AUM.

The pandemic also impacted how the Company performed its work, and under the leadership of our executive team, there were minimal disruptions in the Company’s operations. In early March, employees transitioned to remote work protocols, which remained in place through the end of the year, incorporating new technology platforms and services that were quickly introduced to the entire organization. At the same time, the leadership team continued to execute on the Company’s strategic priorities, as reflected by the strategic partnership with Allianz Global Investors (“AllianzGI”), which was finalized in February 2021, and the proposed acquisition of Westchester Capital Management, which also was announced in February 2021. The partnership with AllianzGI added more than $29.3 billion in3 AUM upon closing, created a new affiliated manager, NFJ Investment Group (“NFJ”), and enhanced growth opportunities in retail investment products. We expect this strategic partnership will allow the Company to further leverage the scale of our business.

When the Committee evaluated the Company’s 2020 performance to determine funding for the annual incentive compensation plan we considered financial and operating results4, including those shown below, and evaluated the Company’s accomplishments against the strategic priorities of product quality, distribution growth, operating optimization, talent engagement, and financial management. We also considered how leadership pivoted to address the unique challenges created by the pandemic that could have affected the Company’s ability to accomplish its strategic priorities.

Financial and Operating Results

Net Income ($M)	Operating Margin	Earnings Per Share, Diluted

Long-Term AUM ($B)	Total Sales ($B)	Total Net Flows ($B)

Additional detail about the Company’s financial, operating and strategic results is provided later in this Compensation Discussion & Analysis.

Considering both quantitative and qualitative components of the annual incentive plan, the Committee assessed the Company’s overall annual results to be significantly above target and approved annual incentive awards for the executive officers that were, in aggregate, at 88% of the maximum potential pool funding of 7% of operating income, as adjusted, before any variable incentive compensation.

[3]	Pro forma as of December 31, 2020.
[4]	Referenced non-GAAP measures are reconciled to GAAP reported amounts in Appendix A to this Proxy Statement.

For the long-term incentive awards granted in 2020, we note in particular that 50% of the awards were granted in Performance Share Units (“PSUs”) which vest, if at all, based on two equally weighted performance metrics: (i) three-year relative Total Shareholder Return (“TSR”) compared with the Financial Peer Group5, and (ii) three-year net flow rate of long-term assets under management, relative to the Financial Peer Group. The performance period for both of these metrics will end on December 31, 2022. These same metrics also will be used for the 2021 long-term incentive awards.

In its overall assessment, the Committee determined the Company achieved solid financial and strong operating results, including positive net flows, increases in sales, assets under management, net income, earnings per share, as adjusted, and operating margin, and outstanding relative investment performance. The Committee also recognized the strong performance in the Company’s one- and three-year relative TSR ranking, and further determined that overall strategic results substantially exceeded expectations. This was particularly noteworthy in light of the significant economic dislocations and operating challenges related to the pandemic and in recognition of the benefits of the partnership with Allianz GI that was completed in early 2021. We believe these accomplishments demonstrate the strength of our organization and its leadership.

On behalf of management and the Board, the Committee appreciates your previous support for our “Say on Pay” proposal and asks you to carefully consider the results the Company achieved in 2020 as you assess our pay-for-performance decisions.

Respectfully,

COMPENSATION COMMITTEE

Melody L. Jones, Chair

Peter L. Bain

Timothy A. Holt

Mark C. Treanor

[5]	See Appendix B for companies that comprise the Financial Peer Group.

Compensation Discussion and Analysis

Named Executive Officers

We rely on a highly qualified and experienced management team that is focused on achieving profitable and sustainable financial results, delivering strong investment performance, and expanding our offerings of attractive products to create long-term value for shareholders. This Compensation Discussion and Analysis explains the compensation program for the following named executive officers (“NEOs”) for 2020:

Named Executive Officer	Position

George R. Aylward	President, Chief Executive Officer and Director

Michael A. Angerthal	Executive Vice President, Chief Financial Officer and Treasurer

Barry M. Mandinach	Executive Vice President, Head of Distribution

Francis G. Waltman	Executive Vice President, Product Management

Wendy J. Hills	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary

Compensation Philosophy, Objectives and Principles

Our executive compensation program is structured to promote our objectives consistent with our compensation philosophy.

Compensation Philosophy and Objectives

• Attract and retain critical executive leadership

• Link compensation to Company, functional and individual achievements

• Align executive compensation with the interests of shareholders

Our executive compensation philosophy is based on established principles that support our business strategy.

Compensation Principles

• Performance is the primary driver of compensation decisions

• A greater proportion of compensation opportunity is “at risk” for the executives who bear higher levels of responsibility for firm performance

•  A weighting toward performance-based, variable “at-risk” compensation will lead to higher incentive compensation if superior performance is achieved, and lower or no incentive compensation if superior performance is not achieved

• Compensation levels reflect an executive’s role in achieving our strategic priorities and business objectives

• Compensation opportunity may change when factors such as job responsibilities or the Company’s relative positioning to competitors are considered

• Appropriate risk management is integrated into the compensation program design to deter imprudent risk-taking that could have a material adverse effect on the Company

Compensation Policies and Practices

The Compensation Committee has adopted the following pay and governance policies and practices that align with our compensation philosophy and objectives and shareholders’ interests:

What We Do

✓ Provide for a substantial portion of our executives’ pay to be at-risk via annual and long-term incentives

✓ Balance compensation among cash and equity and fixed and variable pay

✓ Impose a cap on executive officer annual and long-term incentives

✓ Evaluate compensation and performance compared to relevant peer companies

✓ Conduct an annual advisory vote of shareholders on executive compensation

✓ Engage with shareholders for input on a continuous basis

✓ Require executives to meet minimum stock ownership levels

✓ Maintain a compensation clawback policy

✓ Prohibit hedging of holdings in Company stock

✓ Engage an independent compensation consultant to assist in evaluating annual compensation program design and pay decisions for our executive officers and to advise the Compensation Committee

What We Don’t Do

× No single-trigger change-in-control provisions

× No employment agreements for our NEOs

× No aspect of compensation policies or practices encourages excessive, adverse risk-taking by executives

× No repricing of “underwater” stock options without shareholder approval

“Say on Pay” and Shareholder Engagement

Our year-round shareholder engagement complements ongoing investor relations activities that include investor conferences and one-on-one meetings in addition to dialogues concerning quarterly earnings. Conversations with shareholders cover their views on corporate governance, including executive compensation matters such as pay-for-performance alignment, peer group methodology, and the use of financial and operational metrics in determining compensation awards, among other topics.

Through this year-round engagement as well as our annual “vote on executive compensation, our shareholders provide input to the Company on our executive compensation program. Our outreach to shareholders prior to the 2020 Annual Meeting included offers for telephonic or in-person meetings with institutional investors representing approximately 79% of common shares outstanding6 to discuss executive compensation and other governance topics. Institutional investors representing 33% of common shares outstanding accepted our invitation and had discussions with Company representatives including Ms. Jones, chair of the Committee, Mr. Angerthal, chief financial officer, and Ms. Peña, executive vice president, chief human resources officer. Investors representing the remaining shares either indicated they had no matters they wanted to address or did not respond. In addition, Ms. Jones and Ms. Peña held detailed discussions with representatives of the proxy advisory firms Institutional Shareholder Services, Inc. and Glass, Lewis & Co.

As a result of ongoing dialogues with shareholders, as well as input from the Committee’s independent compensation consultant and a review of industry practices, we have continued to ensure our executive compensation plans have clear performance objectives with corresponding metrics established at the beginning of each performance cycle and incorporate appropriate metrics to ensure the alignment with business success and shareholder value creation. In addition, in light of shareholder feedback, we have also enhanced our disclosure to more clearly present actual results and to provide further detail regarding the factors the Committee considers in establishing incentive opportunity and the individual compensation decisions for each NEO.

[6]	As of December 31, 2019.

We continued our year-round shareholder engagement after the 2020 Annual Meeting to offer an opportunity to provide feedback about our executive compensation program. During the fourth quarter of 2020 and first quarter of 2021, we contacted shareholders representing approximately 70% of shares outstanding7 and held discussions with shareholders representing more than 25% of shares outstanding7. Overall, shareholders expressed their support for the significant changes that were made to the executive compensation program over recent years and believe that the current approach aligns executive pay appropriately with performance outcomes. Each firm relayed appreciation for changes to the compensation plan that were reflective of shareholder feedback and served to better align compensation with long-term objectives. Shareholders who opted not to participate in calls noted that they had no material concerns and were supportive of the changes that were made.

Peer Group Benchmarking

As the Company must compete with other asset management companies for talent and must attract and retain critical executive talent with industry-specific skills and experience, the Committee believes that comparative data is useful and appropriate in establishing competitive compensation levels for executives.

Management obtains and uses third-party survey data from McLagan, a leading performance/reward consulting and benchmarking firm in the asset management industry. Our executive positions are compared against survey data based on positions with similar responsibilities and scope at firms with which we compete in our industry. In addition, compensation is reviewed against peer companies selected from traditional publicly traded asset managers that compete with the Company for talent and that are compared with the Company based on the following characteristics:

•	Business model

•	Diversity of investment strategies and products

•	Distribution channels

•	Management roles

•	Ownership structure

•	Assets under management

The Committee annually reviews the companies that comprise the executive compensation peer group for significant changes in the characteristics listed above. The Committee uses compensation data publicly disclosed by these peer companies as a market check and as only one of the factors for evaluating compensation levels. The peer group consists solely of asset managers because compensation programs within this industry are distinct from pay programs in the broader financial services sector, and asset managers are typically competing specifically with other asset managers for executive talent.

[7]	As of December 31, 2020.

For 2020, the Committee selected the following companies to be included in the Executive Compensation Peer Group, which was consistent with the Executive Compensation Peer Group used for 2019:

Executive Compensation Peer Companies

AllianceBernstein

Artisan Partners Asset Management

BrightSphere Investment Group

Cohen & Steers

Eaton Vance

Federated Hermes

GAMCO Investors

Janus Henderson Investors

Pzena Investment Management

Victory Capital Holdings

Waddell & Reed Financial

Wisdom Tree Investments

Compensation-Setting Process

The Role of the Compensation Committee

The Committee is responsible for reviewing and establishing executive officer compensation, including base salary and annual and long-term incentive compensation opportunities. The Committee recommends incentive compensation awards for our CEO, which must be approved by the independent members of the Board, and reviews and approves the incentive compensation awards for the other NEOs that are recommended by our CEO.

Compensation Determination Process

The Committee uses a rigorous process throughout the year in setting compensation opportunities and determining actual awards. Key steps include:

•	Setting target annual and long-term incentive opportunities for each NEO by reviewing market positioning in relation to each executive’s roles and responsibilities;

•	Selecting annual and long-term incentive performance metrics used in funding incentive awards that are directly linked to the Company’s annual strategic and business planning process;

•	Establishing targets for our financial and operational metrics and strategic goals for the performance period;

•	Conducting quarterly and year-end assessments of the Company’s financial, operational and strategic results against the pre-established business objectives;

•	Evaluating each executive’s results against specific business objectives and overall leadership competencies; and

•	Reviewing the market position of each NEO’s final total compensation to validate placement within the market range.

In determining final individual annual incentive awards, the Committee reviews the Board’s evaluation of the CEO’s performance and the CEO’s evaluations of the other NEOs.

The Committee believes that evaluating Company and executive performance using this multi-faceted performance assessment process results in strong alignment between pay and performance outcomes. The following graphic shows the Committee’s decision-making process and timeline.

The Role of Management

Management, specifically our CEO and executive vice president, chief human resources officer, attend Committee meetings and play a meaningful role in the compensation-setting process by assisting the Committee in establishing and maintaining compensation programs. Management’s role includes:

•	Providing analyses and supporting information, including third-party survey and industry information;

•	Recommending performance metrics and objectives for our annual and long-term incentive compensation plans; and

•	Making recommendations on compensation levels for executives other than the CEO.

Our CEO evaluates each executive’s departmental results against pre-established objectives, individual accomplishments and contributions, and their core leadership competencies, and makes recommendations to the Committee regarding all elements of compensation. Our CEO does not participate in the Committee’s deliberations, or make a recommendation, regarding his own compensation.

The Use of Compensation Consultant

The Committee has engaged Mercer, a leading human resources consulting firm, as its independent compensation consultant. Mercer participates in the Committee’s meetings and provides counsel and objective analysis on the Company’s executive compensation program and practices, and additional competitive data for the Committee’s consideration. In addition, Mercer assists in assessing the risk of the Company’s compensation program and provides ongoing reviews as new compensation plans are developed and existing plans are modified. Mercer believes that the Company’s incentive plans have an appropriate balance between performance incentives and risk mitigation.

Mercer assisted with the preparation of this Compensation Discussion and Analysis. Mercer has implemented policies and procedures so that it and the Committee are confident that the advice the Committee receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company, if any.

Compensation Elements

Our executive compensation program consists of base salary, annual incentives, and long-term incentives. The following summarizes the purpose and features of each pay element.

Element	Purpose

Base Salary	Provides competitive fixed compensation and is determined by each NEO’s scope of responsibilities and position, performance history, internal pay parity, and relationship to comparable positions as measured by market surveys.

Annual Incentive	Provides cash compensation to promote and reward the achievement of annual financial, operational, and strategic objectives.

Long-Term Incentive	Provides equity compensation that aligns the interests of executives with those of our shareholders by promoting and rewarding the achievement of the Company’s long-term performance objectives, while attracting, motivating and retaining high-caliber leadership.

Pay Mix

We believe the majority of executive compensation should be at-risk and come from performance-based pay. The proportion of “at-risk” compensation, as well as the balance of incentive opportunity mix between annual and long-term incentive opportunity, is determined by each executive’s role and responsibilities compared to market data. For 2020, the Committee increased the long-term portion of the CEO’s “at-risk” compensation and set the target for his short-term/long-term incentive variable pay mix at 50%/50%, compared with a target ratio of 54%/46% for 2019. When considering the pay mix of the CEO, the Committee recognizes that the CEO is a significant shareholder of the Company and owns shares well in excess of the stock ownership guidelines.

The chart below reflects the target pay mix for our CEO for 2020 compensation consisting of base salary, annual incentives, and long-term incentives. The chart shows that 91% of the CEO’s target pay is at-risk.

2020 CEO Target Pay Mix

Base Salary

Base salaries for our executives are reviewed annually, taking into consideration competitive market levels, mix of pay, and the performance of each executive. With regard to our CEO, the Committee, in consultation with Mercer and the Board, increased his base salary from $550,000 to $600,000, effective March 1, 2020, to align with the market median. This was the first adjustment to his base salary in more than five years. Adjustments, if any, for the other NEOs are recommended by the CEO and approved by the Committee. There were no base salary adjustments for the other NEOs for 2020.

Annual Incentive Compensation

Annual Incentive Plan Design

Annual incentive awards for our executive officers are funded from an executive officer incentive pool that has a formulaic maximum funding set at 7% of operating income, as adjusted, before any variable incentive compensation. The actual funding of the incentive pool is based on the Committee’s rigorous assessment of absolute and relative performance measures linked to our business strategy, organized into categories with collective weightings that include, as shown in the table below, three specific financial objectives (50%), three operational objectives (30%), and five categories of strategic objectives (20%).

At the beginning of the fiscal year, based on its ongoing evaluations, discussions with its independent compensation consultant, and feedback from shareholders, the Committee considers the performance metrics and strategic priorities that will be used in compensation decisions. The Committee evaluates the following: (i) whether the metrics are adequately linked to the Company’s annual strategic, business and financial plans; (ii) whether the metrics will drive appropriate behaviors; and (iii) whether any other measures would be appropriate to add. For 2020, the Committee approved metrics and strategic objectives that were substantially similar to those used for 2019, as they continue to reflect current organization priorities. Earnings-based targets of net income, as adjusted, and earnings per share, diluted, as adjusted, reflected double-digit growth relative to actual 2019 results. Relative performance targets were consistent with those used in 2019, with target payout requiring performance above industry-median levels. The Committee believes these represent an appropriate challenge.

At year-end, the Committee evaluates performance against these financial, operational and strategic measures, and the corresponding quantitative or qualitative targets established at the beginning of the year, to determine final incentive pool funding, the award amount for the CEO, and as a factor in approving NEO awards. The Committee considers the relative weightings of each category in assessing the overall results, but does not apply formulaic weighting to the individual factors within each category. The Committee believes this approach facilitates a more holistic assessment of performance, and is the most effective approach to measuring the CEO’s leadership and the other NEOs’ performance within the context of a dynamic investment industry. This flexibility is particularly important for asset managers as external factors outside of the control of management, such as interest rate changes or stock market volatility, as occurred as a result of the global pandemic, can have a dramatic impact on the performance outcomes of the industry and the Company.

Annual Incentive Performance Metrics and Results

The performance results for the 2020 financial and operational metrics, the related targets and prior-year results, as well as key accomplishments on the Company’s strategic objectives, are summarized in the table below.

The Committee determined that the Company continued to execute on its long-term business plan and delivered solid financial and strong operational results during 2020, including a 7% increase in net income, as adjusted; a 10% increase in diluted EPS, as adjusted; and a significant improvement in net flows.

2020 Annual Incentive Performance Metrics and Results

	Results and Targets			Variance of 2020 Actual to Target

Metric	2020 Actual	2020 Target	2019 Actual	$	%

Financial Objectives (50%)

Net income, as adjusted (1) (2)	$129.3	$134.2	$120.5	($4.9)	(4%)

Operating margin, as adjusted (2)	36.6%	35.0%	35.8%	n/a	160 bps

Earnings per share, diluted, as adjusted (2)	$16.21	$16.85	$14.79	($0.64)	(4%)

Committee’s Evaluation: The Committee determined that 2020 overall results for the Financial Objectives were above target, with emphasis on the outstanding operating margin outcome. Actual results for each of the three Financial Objectives were above 2019 actual results and the Company achieved its best results to date with respect to net income, as adjusted, and diluted EPS, as adjusted.

	Results and Targets			Variance of 2020 Actual to Target
Metric	2020 Actual	2020 Target	2019 Actual

Operational Objectives (30%)

Gross mutual fund sales vs industry peers (3)	36%	45%	63%	900 bps

Relative investment performance (4)	82%	55%	74%	2,700 bps

Total net flow rate (5)	4.7%	1.0%	(0.9)%	370 bps

Committee’s Evaluation: The Committee determined that overall results for the Operational Objectives were significantly above target, with emphasis on the outstanding total net flow rate, which was in the top quartile among the Financial Peer Group. Additionally, relative investment performance significantly exceeded both 2019 actual results and 2020 target, and gross mutual fund sales were better than both 2019 actual and 2020 target.

(1)	$ millions.

(2)	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts in Appendix A to this Proxy Statement.

(3)	Shown as percentile ranking; 25th percentile is top quartile.

(4)	As measured by percent of long-term AUM outperforming peer group on a three-year basis.

(5)	Annualized net flows divided by beginning-of-period long-term AUM.

Strategic Objectives (20%)

Category and Strategic Priority	Focus Areas	Summary of Key Accomplishments

Product Quality Maintain a set of attractive investment strategies to meet current and future demand	• Expand Investment Capabilities • Evolve Product Structures

•  Reached agreement for strategic partnership with AllianzGI that added, effective February 1, 2021, significant offerings in value equity, multi-asset, thematic equity, and alternative strategies

•  Product introductions:

•  Two mutual funds

•  Exchange Traded Fund

•  Two CITs (Collective Investment Trusts) and one UCITS (Undertakings for Collective Investment in Transferable Securities)

•  Collateralized Loan Obligation (CLO)

•  Incubated a retail separate account strategy

•  Two subadvisory mandates on SICAV (European investments) platform

•  Performed activities related to the 2021 agreement to acquire Westchester Capital Management, a leader in alternative strategies

Distribution Growth Increase market share in existing channels and capitalize on opportunities in new channels	• Implement institutional business model • Re-align retail distribution focus • Expand non-U.S. Business • Revamp digital presence • Expand the retail value proposition

•  Gross sales of $32.3 billion, 60% above 2019, included:

•  Mutual funds sales of $16.0 billion, 47% above $10.8 billion in 2019

•  Institutional sales of $9.0 billion, 88% above $4.8 billion in 2019

•  Retail separate account sales of $6.5 billion, 95% above $3.3 billion in 2019

•  Realigned distribution coverage plan for RIA and ETF markets

•  Engaged a third-party content creator for retail sales marketing

•  Enhanced and expanded centralized RFP and Database Management services

Operating Optimization Provide shared business support services that maximize the effectiveness and leveragability of the business

•  Implement enterprise data technology strategy

•  Leverage existing and expand shared services

•  Evolve affiliate management and support

•  Enhance corporate services

•  Enhance competitive intelligence capabilities

•  Expand process improvement tools

•  Update approach to vendor management

•  Enhance digital presence

•  Re-evaluated design and implementation plan for enterprise data technology strategy

•  Strengthened shared services for affiliate support

•  Expanded competitive analysis platform and staffing

•  Introduced enhanced Investor Relations web portal

•  Implemented enhanced oversight processes for due diligence and ongoing review of key service providers

Strategic Objectives (20%)

Category and Strategic Priority	Focus Areas	Summary of Key Accomplishments

Talent Engagement Attract and retain the talent necessary to effectively execute business objectives	• Expand talent development • Increase employee communication and engagement

•  Completed two-year succession plan with promotion of President/CIO at DPIM

•  Reviewed and increased focus on Diversity, Equity and Inclusion strategies and initiatives with an emphasis on communication, education and training, recruiting outreach, and employee/ corporate community support

•  Increased frequency of employee communications in support of remote work protocols and during periods of market turbulence

•  Expanded leadership development curriculum tools for employee development through introduction of a new learning platform

Financial Management Manage resources for profitability, growth, risk mitigation and creation of long-term shareholder value	• Implement enhancements to enterprise risk management • Expand operational risk activities • Assess and evaluate corporate ESG profile

•  Return of capital of $64 million, or 50% of net income, as adjusted

•  Increased common stock dividend, for the third consecutive year, by 22% per share

•  Performed comprehensive review and update of corporate risk inventory

•  Implemented Business Continuity/Disaster Recovery (“BC/DR”) protocols in response to COVID-19 pandemic

•  Launched dedicated pages on company website outlining the company’s philosophy on Corporate Responsibility and ESG matters

Committee’s Evaluation: The Committee determined that management executed extremely well across each of its five primary Strategic Objectives and the overall qualitative results for strategic priorities and focus areas substantially exceeded expectations, with particular emphasis on the 60% increase in total sales from the prior year, the strategic partnership with AllianzGI, the increase in the common stock dividend for the third consecutive year, and the Company’s seamless transition to remote work protocols in response to the impact of the pandemic.

In determining the funding level of the executive officer incentive awards, the Committee assessed the Company’s performance against the above financial, operational, and strategic objectives. The Committee also considered the benefit of market performance during the year on the Company’s financial results. Based on these evaluations, the Committee determined that the Company’s overall performance was significantly above target and that the annual incentive awards for the executive officers should be funded, in aggregate, at 88% of the maximum potential pool funding of 7% of operating income, as adjusted, before any variable incentive compensation.

Category	Weight	Committee Assessment

Financial	50%	Above target

Operational	30%	Significantly above target

Strategic	20%	Substantially exceeded expectations

Overall	100%	Significantly above target

CEO Award Determination

George R. Aylward

President, Chief Executive Officer and Director

For our CEO, the Committee established the target annual incentive opportunity to position his target total compensation, which comprises base salary, annual incentive, and long-term incentive, competitively relative to amounts paid to peer group CEOs. For the 2020 performance year, the annual incentive target was $3.0 million, with a threshold of zero and a maximum of 200% of target.

The performance objectives of our CEO are directly aligned with the factors that are considered in determining the annual incentive pool funding, as reviewed in the 2020 Annual Incentive Performance Metrics and Results table, above.

Financial Objectives (50%)

Additional information about the accomplishments included:

•

Diluted EPS, as adjusted, of $16.21 for 2020 was a solid result when compared to the financial performance of the Financial Peers. The 10% annual growth in diluted EPS, as adjusted, ranked 7th in the Financial Peer Group and was 300 basis points higher than the peer mean change of 7%;

•

Operating margin, as adjusted, of 36.6% ranked 6th in the Financial Peer Group and was 200 basis points above the peer mean 2020 operating margin of 34.6%. The year-over-year expansion in operating margin, as adjusted, of 80 basis points was in line with the peer mean margin increase; and

•	Our Common Stock had a one-year total return of 82.5%, which ranked in the 14th percentile (2nd) in the Financial Peer Group.

Operational Objectives (30%)

Specific accomplishments included:

•

Significant increase in total, mutual fund, retail separate account, and institutional sales year-over-year. Mutual fund sales were in the second quartile, on a sales-rate basis, compared to the Financial Peer Group, with significant increases in sales rates of both equity and fixed income strategies (domestic equity: 49% in 2020 vs. 33% in 2019; fixed income: 35% in 2020 vs. 23% in 2019);

•

Relative investment performance remained consistently strong, or strengthened, across all time periods compared with the prior year with 64%, 82%, and 80% of AUM in the top 50% among the Financial Peer Group for the one-, three- and five-year periods compared with 67%, 74%, and 71%, respectively, in 2019; and

•

The net flow rate of 4.7% represented a significant improvement of 560 basis points over the prior year, with positive net flows in three quarters of the year following significant net outflows in the first quarter as a result of market dislocations related to the pandemic. Net flows ranked in the top quartile of the Financial Peer Group, of which only 6 of 13 peer companies achieved positive net flows. Net flows improved in institutional, retail separate accounts, and mutual fund products.

Strategic Objectives (20%)

Under Mr. Aylward’s leadership, the Company delivered on the strategic priorities as set forth in the table above. Specific additional accomplishments included:

•	Product Quality – In addition to maintaining very strong investment performance across products and asset classes, the Company continued to carefully expand product offerings with new fund, ETF,

institutional and retail separate account strategies. Mr. Aylward negotiated the agreement with AllianzGI which, when the transaction closed in 2021, increased offerings in open- and closed-end funds and retail separate account strategies and added a new affiliate manager (NFJ Investment Group) and the largest unaffiliated subadviser (AllianzGI) to the Company’s multi-boutique model.

•

Distribution Growth – The Company had significant growth in sales and net flows across most product lines. The continued build-out of institutional and international distribution activities resulted in an 88% increase in institutional sales and approximately $900 million in new international business. The Company implemented an updated coverage plan for the Independent/RIA channel with additional resources.

•

Operating Optimization – Benefiting from a well-designed and tested BC/DR plan, the Company seamlessly migrated to a remote work environment and encountered virtually no disruption in its ability to service clients and distribution partners with the prompt implementation of video collaboration and conferencing tools. The Company continued to implement technology and operational systems to support the shared services model, including a new trade order management system at one affiliate and upgrades of investment accounting platforms at three other affiliates.

•

Talent Engagement – During periods of market turbulence, as well as periods of social unrest in the country, senior leaders increased the frequency of communications to employees to maintain connections with employees and provide updates on current developments. Multiple employee focus groups were conducted to generate input on concerns and issues related to diversity, equity and inclusion initiatives and to help inform areas of focus and prioritization for the coming years. The Company identified local organizations in several cities with office locations to receive grants in support of early intervention, mentoring programs, and scholarships for underserved students.

•

Financial Management – The Company maintained a rigorous expense discipline and successfully responded to both the very difficult market environment in the first quarter of the year as well as the economic recovery throughout the remainder of the year. The Company also increased its cash dividend for the third consecutive year. In addition, the consistent pay down of debt allowed the Company to end 2020 in a net cash position compared with a net debt position at the end of 2019.

The Committee determined that for the overall performance assessment of the CEO for 2020, the quantitative results for financial objectives were above target and for operational objectives were significantly above target while overall qualitative results for strategic priorities substantially exceeded expectations (e.g., enhancing overall product quality through new strategy introductions and appropriate product rationalization, and optimizing operations through system enhancements). Based on the results against these 2020 financial, operational, and strategic goals, the Committee assessed the CEO’s performance to have significantly exceeded expectations.

Given the above assessment, the Committee determined that the CEO’s performance would indicate an annual incentive payout of $4.4 million, above the target of $3.0 million. Combined with the long-term incentive, total direct incentive compensation for the CEO was 23% above target.

The following table sets forth the CEO’s annual incentive award opportunities at threshold, target, and maximum levels and his actual annual incentive awards for 2020 and 2019.

CEO Annual Incentive Award Opportunity and Actual Award

	Threshold	Target (100% payout)	Maximum	Actual

2020	$0	$3,000,000	$6,000,000	$4,400,000

2019	$0	$3,200,000	$6,400,000	$4,000,000

NEO Award Determination

The CEO conducts an assessment of each NEO, other than himself, relative to individual and functional area contributions to the Company’s overall results for the year, market placement and prior-year incentive. The CEO provided the Committee with an award recommendation based on a consideration of the following factors:

•	Company financial, operational and strategic objective results used to determine the executive officer incentive award pool funding and CEO annual incentive award, as noted above (50%);

•	Unit/department outcomes (25%); and

•	Personal/individual outcomes (25%).

Michael A. Angerthal

Executive Vice President, Chief Financial Officer and Treasurer

As Chief Financial Officer, Mr. Angerthal provides critical leadership in all areas of financial management for the Company, including treasury, accounting, tax, audit, financial planning, investor relations, financial controls, capital management, and certain corporate development activities. Significant results achieved in 2020 against the Strategic Priorities of Financial Management and Operating Optimization included:

•

Total capital returned to shareholders was $64 million for 2020, representing 50% of net income, as adjusted, and included the third consecutive 22% increase in the quarterly dividend and $32.5 million in share repurchases.

•

The Company consistently paid down debt, on a quarterly basis, to increase financial flexibility and demonstrate commitment to maintaining appropriate leverage. Gross debt was $205.7 million at December 31, 2020, a decrease of $80.0 million or 28% from the prior year, and the Company had a gross debt leverage ratio of 0.9x at year-end compared to 1.4x at the prior year-end. The consistent debt repayment and the Company’s overall financial position led Moody’s to improve the Company’s rating outlook to “positive” from “stable” in February 2020 and S&P to raise its rating outlook to “positive” in January 2021.

•

Seed and investment capital continued to be managed to balance business objectives and fund new opportunities. Seed capital investments were $135.4 million in 34 distinctive investments at December 31, 2020, compared with $107.2 million in 27 investments at the prior year-end. New investments of $42.8 million, which were partially funded by recycling $27.5 million of existing investments, included seed for two new U.S. mutual funds and five offshore funds, a new ETF, and a new retail separate account strategy. The Company also participated with capital to support a $400 million CLO offering.

•

Under Mr. Angerthal’s guidance, an evaluation of the Company’s ESG activities was completed, leading to the development of dedicated pages on the Company’s website outlining our philosophy on Corporate Responsibility and ESG matters.

Barry M. Mandinach

Executive Vice President, Head of Distribution

In his role as Head of Distribution, Mr. Mandinach has overall responsibility for the Company’s sales and marketing activities. Significant results achieved in 2020 against the Strategic Priorities of Distribution Growth and Operating Optimization included:

•	The Company had total sales of $32.3 billion in 2020 compared with $20.1 billion in 2019, including:

•	$16.0 billion in mutual fund sales, an increase from $10.8 billion 2019, with strong sales in domestic equity strategies and an improvement in fixed-income sales;

•	$6.5 billion in retail separate account sales, a 95% increase from $3.3 billion in 2019, as a result of higher sales in intermediary sold accounts, which offset a decrease in private client sales; and

•	$9.0 billion in institutional sales compared with $4.8 billion in 2019, including two new international subadvisory relationships in addition to more than $900 million in international sales.

•

When business travel was significantly curtailed due to the pandemic and as distribution partners switched to remote-work protocols, Mr. Mandinach provided executive leadership in hosting daily strategy and information sessions with the distribution and marketing teams, and inviting portfolio managers to join sales calls to discuss the extreme market volatility in the first quarter and early second quarter.

•

With the increased volatility in the markets beginning in late February, Mr. Mandinach guided the development of thought leadership material for print, digital and social media distribution that included market commentary from portfolio managers at the affiliates and subadvisers and market specialists.

•

Digital marketing initiatives completed during the year included updates to affiliate websites to improve content management and tracking analytics and enable efficient updates of performance; a digital ad campaign for Institutional strategies offered by five affiliates; and a restructured ETF landing page to increase accessibility to sales and performance material.

Francis G. Waltman

Executive Vice President, Product Management

As head of Product Management, Mr. Waltman is responsible for oversight of investment strategies and products, including new product development, the ongoing monitoring and competitive assessment of existing products, and interacting with affiliated managers to ensure an environment that supports the continued delivery of strong investment performance. He is also responsible for oversight of the Company’s investment operations and information technology support areas. Significant results achieved in 2020 against the Strategic Priorities of Product Quality and Operating Optimization included:

•	The Company maintained notably high investment performance across strategies, including:

•	78% of AUM of all long-term investment strategies were outperforming their benchmarks on a three-year basis as of December 31, 2020, compared with 69% as of December 31, 2019;

•

83% of rated mutual fund AUM were in products with 5- or 4- star Morningstar ratings and more than 99% in 3-, 4-, or 5-star funds. Each of the Company’s seven largest funds, representing a diverse set of strategies from five different managers, had a 5- or 4-star rating[8];

•	93% of institutional strategies were outperforming their benchmarks on a three-year basis as of December 31, 2020, compared with 80% as of the prior year-end; and

•	100% of retail separate account assets were outperforming their benchmarks on a three-year basis at December 31, 2020, compared with 88% a year earlier.

•

Under Mr. Waltman’s guidance, the Company continued to review and rationalize its investment capabilities, which included the introduction of two mutual funds, one retail separate account strategy, one ETF, and three UCITS/CIT strategies; the liquidation of subscale mutual funds and ETFs; and the modification of the strategies and subadvisers of five mutual funds. Product Management also prepared for the 2021 on-boarding of 25 open-end mutual funds, 7 closed-end funds, retail separate account strategies, and a 529 plan as a result of the strategic partnership with AllianzGI.

•

Mr. Waltman provided executive leadership to the Information Technology team as it responded to the Company’s transition to remote work protocols in response to the pandemic. Within weeks of the decision to move all employees to remote work, the Information Technology team implemented Zoom, Teams and other meeting platforms across the Company to support business needs.

[8]	See Appendix C for additional information regarding mutual fund investment performance.

Wendy J. Hills

Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary

Ms. Hills, who joined the Company in 2019, is responsible for developing and guiding the strategic direction of the legal, regulatory and compliance functions and the provision of legal counsel across the Company. She also serves as counsel to the Board of Directors on all securities, litigation, regulatory and corporate governance matters. Significant results achieved in 2020 against the Strategic Priorities of Product Quality and Distribution Growth included:

•

During the year, Ms. Hills played a critical role in directing both internal and external resources in the negotiations and drafting of transaction documents as well as the onboarding and integration of business and compliance functions, related to the proposed strategic partnership with AllianzGI and associated establishment of a newly formed affiliated manager, NFJ, both of which were finalized in 2021.

•

Ms. Hills also provided all required legal advice and support for acquisition activity throughout the year, including the legal and compliance due diligence, transaction documentation, and regulatory approval process for the proposed acquisition of Westchester Capital Management. She also was instrumental in preparing material for the AllianzGI Fund Board and Westchester Capital Management Fund Board for their respective reviews of fund adoptions.

•

Ms. Hills optimized the compliance function related to international marketing processes and led the legal and compliance effort in connection with the expansion of the Company’s non-U.S. distribution efforts and preparation for Brexit in support of the Company’s approximately $900 million in sales throughout the U.K., Europe and the Middle East.

•

Ms. Hills provided legal and compliance advice on the impact of COVID-19, including advice related to the remote working environment, new regulatory guidance related to the crisis, and the extraordinary volatility of the global markets and other implications of the pandemic.

The annual incentive awards for the NEOs listed in the table below were recommended by the CEO and approved by the Committee. The table also summarizes the annual incentive awards for each NEO, other than the CEO, for the prior year.

Named Executive Officer	Annual Incentive Award for
	2020	2019

Michael A. Angerthal	$2,250,000	$2,100,000

Barry M. Mandinach	$1,650,000	$1,450,000

Francis G. Waltman	$1,450,000	$1,275,000

Wendy J. Hills[9]	$1,050,000	N/A

In making its determination of individual annual incentive awards, the Committee concluded that the award decisions for our NEOs were appropriate relative to compensation paid by peers and were reflective of each individual’s performance against stated objectives.

Long-Term Incentive Compensation

Each NEO’s long-term incentive award is determined based on the individual’s responsibilities, market-level competitive positioning for similar roles, and consideration of internal alignment. The performance metrics

[9]	Ms. Hills was not a named executive officer with respect to the 2019 fiscal year.

related to the long-term incentive awards and vesting periods encourage a focus on sustained, long-term results. The Committee considered the following characteristics of each type of long-term incentive award:

•

Restricted Stock Units (“RSUs”) – Value increases or decreases with ordinary share performance, aligning the interests of NEOs with shareholders. The multi-year RSU vesting strongly supports NEO retention.

•

Performance Share Units (“PSUs”) – Provide value based on the achievement of results against the Company’s key performance metrics, relative to peers, rewarding achievement of longer-term financial goals while putting the award at risk if threshold results are not achieved. Value is also directly related to share performance, further aligning NEOs’ and shareholders’ interests.

2020 Long-Term Incentive Plan

In the first quarter of 2020, the Committee approved the 2020 long-term incentive plan (“LTIP”), which provided for 50% of the awards to be granted in PSUs and 50% in time-vested RSUs.

Both of the metrics for the PSU awards are measured over a three-year period. The two equally weighted relative performance metrics are:

•

Relative TSR, which is the cumulative three-year total return of the Company’s Common Stock, including dividends, relative to the Financial Peer Group and directly relates to our shareholders’ experience as long-term investors in the stock; and

•

Relative Net Flow Rate of Long-Term AUM, which is the cumulative long-term net asset flows divided by the beginning long-term AUM, relative to the Financial Peer Group. The Committee believes this metric best captures the Company’s success relative to many of our direct competitors.

Each of these performance measures is designed to ensure that our NEOs are aligned with the interests of shareholders and rewarded for the achievement of the Company’s longer-term business objectives, strategic priorities and long-term shareholder value creation.

Potential payouts are as follows:

Performance Measure	Weight	Below Threshold	Threshold	Goals Target(1)	Maximum	Payout Opportunity(2)

Relative Shareholder Return	50%	<75th percentile	75th percentile	45th percentile	25th percentile+	0 – 200%

Relative Net Flow Rate of LT AUM	50%	<75th percentile	75th percentile	45th percentile	25th percentile+	0 – 200%

Payout Opportunity		0%	50%	100%	200%

(1)	Above-median performance, achieved at the 45th percentile, is required for target-level payout.

(2)	Actual payout is interpolated on a linear basis between threshold and target, and between target and maximum performance levels.

Payout levels are interpolated on a linear basis for performance outcomes between the target and maximum levels and between the threshold and target levels. If the Company’s absolute TSR is negative, the maximum payout for that performance measure is capped at target.

The Committee believes that the use of relative performance metrics for long-term incentive awards provides a degree of rigor that may be otherwise lacking when evaluating absolute results against internally established performance metrics. The Committee also believes that determination of incentive awards based on two performance metrics diversifies the risk associated with any single indicator of performance.

Long-Term Incentive Awards and Performance

2020 Long-Term Incentive Awards (1)

NEO	PSU – Relative Three-Year Net Flow Rate of Long-Term AUM (25%)	PSU – Relative Three-Year TSR Ranking (25%)	RSU Time-Vested (50%)	2020 Long-Term Award Total

George R. Aylward	$750,000	$750,000	$1,500,000	$3,000,000

Michael A. Angerthal	$200,000	$200,000	$ 400,000	$ 800,000

Barry M. Mandinach	$143,750	$143,750	$ 287,500	$ 575,000

Francis G. Waltman	$152,500	$152,500	$ 305,000	$ 610,000

Wendy J. Hills	$112,500	$112,500	$ 225,000	$ 450,000

(1)	Reflects grant date value of award.

The results of the three-year metrics and the final value of the award will not be determined until the first quarter of 2022.

2018 and 2019 Long-Term Incentive Plans

In February 2021, the Committee certified the results for the three-year TSR measure in the 2018 – 2020 performance period. The results were determined to have exceeded the 25th percentile and the awards vested at 200% of target. The results for the one-year measure of growth in operating income, as adjusted, were previously certified to have exceeded the 25th percentile and the awards also vested at 200% of target. The Committee eliminated the one-year measure for the LTIP beginning in 2019. The results for the three-year measures in the 2019-2021 plan will be certified in 2022.

Looking Forward

The Committee continues to gather shareholder input concerning the Company’s executive compensation plan and is committed to making further improvements to the plan as indicated in response to that input.

Benefits and Perquisites

Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the NEOs. Benefits and perquisites provided to our executive officers are comparable to those offered to all other similarly situated Company employees. The Company maintains a Non-Qualified Excess Investment Plan (the “Excess Plan”), described in further detail following the tables below, to provide eligible employees, including NEOs, with the opportunity to save for retirement and defer tax payments. No NEOs participated in the Excess Plan in 2020.

Risk Mitigating Features

Risk Assessment

During 2020, the Committee reviewed the Company’s compensation practices to ensure that the compensation program does not encourage executives to take excessive risks that could have a material adverse effect on the Company. After conducting the review, the Committee concluded that the Company’s incentive pay plans do not motivate or encourage excessive risk taking. To mitigate risk, the Company has adopted the following pay policies and practices:

•	Balance among short- and long-term incentives, cash and equity, and fixed and variable pay

•	Multiple performance measures

•	Clawback policy

•	Stock ownership guidelines

•	Anti-hedging policy

•	Limited change-in-control benefits

•	Internal pay equity

Stock Ownership Guidelines

The Committee believes that executive officers should own a significant amount of Company stock, so that they share the same long-term investment risks and rewards as other shareholders, based on the Company’s stock performance. The Company has stock ownership guidelines, shown below, under which the Company’s NEOs are expected to accumulate Company stock, including vested and unvested RSUs, with a value equivalent to a base salary multiple as reflected in the table below. The Committee expects that individuals will hold 75% of the net shares (shares received, net of shares withheld for taxes) acquired under the Omnibus Incentive and Equity Plan until the guideline is met. NEOs are expected to meet the ownership guidelines within five years of being named to their current executive officer position. The Committee reviews NEO stock ownership levels annually and monitors that appropriate progress is being made toward compliance with the ownership guidelines.

As of December 31, 2020, all NEOs were in compliance with the stock ownership guidelines. The Committee also recognizes that the CEO is a significant shareholder of the Company and owns shares well in excess of the stock ownership guidelines.

Named Executive Officer	Ownership Level as Multiple of Salary
George R. Aylward	5x
Michael A. Angerthal	3x
Barry M. Mandinach	3x
Francis G. Waltman	3x
Wendy J. Hills	3x

Anti-Hedging Policy

The Company has adopted a policy that prohibits directors and executive officers of the Company from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company through the purchase of financial instruments designed to offset such risk. These transactions are prohibited because they could separate the security holder’s interests from those of the shareholders of the Company. Pursuant to the policy, prohibited transactions include the purchase by any director or executive officer of the Company of financial instruments, including prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company.

Clawback Policy

Awards made under the annual and long-term incentive plans are subject to forfeiture or recovery to the extent that the Committee determines that the achievement of performance goals or targets was based on materially inaccurate financial statements or other performance measurement. Awards and any cash or other property distributed in respect of any vested or earned awards are also subject to forfeiture to the extent required by applicable law, including to the extent the Company is required by applicable law, rule or regulation to include or adopt any additional forfeiture or “clawback” provision relating to outstanding and/or vested or earned awards or any future awards under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise. With respect to awards granted prior to the adoption of these provisions, in the event relevant performance measures on which incentive payments were determined are subsequently restated due to material noncompliance with financial reporting requirements or otherwise adjusted in a manner that would reduce the size of a payment, the Committee may seek recovery of incentive payments if the Committee determines that there was any misconduct by the particular participant or any other circumstances that would warrant recovery of any awards previously granted.

Severance and Change-in-Control Agreements

Severance

The Company provides executives, including the NEOs, with an executive severance arrangement that provides for separation pay and benefits on the condition that the departed executive does not solicit clients or employees, or take other actions that may harm the Company for specified periods following termination. Benefits are tiered based on years of service and calculated using the executive’s base salary and the average of the last two years of annual incentive payments. We believe that having pre-set terms governing an executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives. See “Termination Payments and Change-in-Control Arrangements – Executive Severance Allowance Plan.”

Change-in-Control Agreement

A legacy agreement in place for Mr. Aylward, our CEO, as described under “Termination Payments and Change-in-Control Arrangements – Change-in-Control Agreement with Mr. Aylward,” is the only change-in-control agreement we have in place with any NEO. The agreement was put into effect December 31, 2008 at the time the Company was preparing to become an independent publicly traded company. During any period in which a change in control occurs, the agreement provides that Mr. Aylward is entitled to receive benefits, which are designed to ensure management continuity, encourage retention, preserve shareholder value, and enable the CEO to focus on his responsibilities without undue distraction due to concerns related to new owners. These benefits are also designed to assure that in these circumstances, the CEO will not be unduly influenced in his actions by events that could occur following a change in control.

Mr. Aylward’s change-in-control agreement includes a “double trigger” provision which means that, in order for Mr. Aylward to receive benefits under the agreement, there must be both a change in control and a termination by the Company without cause or by him for good reason within two years following the change in control. Under the terms of the agreement, Mr. Aylward is entitled to a tax gross-up in the event that the aggregate value of all “excess parachute payments,” as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), upon a change in control exceeds, by 10% or more, the maximum amount that could be paid to him without him incurring an excise tax of 20% under Code Section 4999. If the “excess parachute payments” are less than 10%, then the amounts payable to Mr. Aylward under the change-in-control agreement will be reduced to the maximum amount allowed without triggering Code Section 280G. The gross-up is intended to preserve the level of benefits to be provided under the agreement, but includes the 10% threshold to avoid situations where the cost to the Company far exceeds the benefit to Mr. Aylward.

Tax Considerations

Code Section 162(m) generally disallows a tax deduction to publicly held companies for compensation over $1 million paid to certain covered executives. For compensation paid prior to 2018 and certain “grandfathered” arrangements in place before and not materially modified after November 2, 2017, Section 162(m) exempts qualifying performance-based compensation from the $1 million limitation if specified requirements are met.

However, the performance-based compensation exemption was repealed, effective for taxable years beginning after December 31, 2017, such that future compensation paid to our NEOs in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The deductibility of compensation is just one of the critical factors in the design and implementation of any compensation arrangement. Accordingly, the Company expects that at least a portion of the compensation paid to its NEOs in excess of $1 million will be non-deductible.

Code Section 280G disallows a company’s tax deduction for what are defined as “excess parachute payments” and Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. In the event that a portion of a potential payment to our CEO under his change-in-control agreement would be classified as an excess parachute payment, we may be denied a federal income tax deduction, and our CEO may become entitled to a tax gross-up payment to compensate him or make him whole in respect of the excise tax. No other NEO or other executive officer has any potential tax gross-up protection in connection with a severance event.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2020 Annual Report on Form 10-K.

Respectfully Submitted:

COMPENSATION COMMITTEE

Melody L. Jones, Chair

Peter L. Bain

Timothy A. Holt

Mark C. Treanor

Summary Compensation Table

The following table provides compensation information for our NEOs.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
George R. Aylward	2020	591,667	3,000,000	4,400,000	14,250	8,005,917
President and Chief Executive Officer	2019	550,000	2,750,000	4,000,000	14,000	7,314,000
	2018	550,000	2,250,000	1,600,000	13,750	4,413,750

Michael A. Angerthal	2020	375,000	800,000	2,250,000	14,250	3,439,250
Executive Vice President, Chief Financial Officer	2019	375,000	625,000	2,100,000	14,000	3,114,000
	2018	375,000	400,000	2,100,000	13,936	2,888,936
Barry M. Mandinach	2020	415,000	575,000	1,650,000	39,250	2,679,250
Executive Vice President, Head of Distribution	2019	415,000	575,000	1,450,000	39,057	2,479,057
	2018	415,000	400,000	1,550,000	63,750	2,428,750

Francis G. Waltman (5)	2020	340,000	610,000	1,450,000	14,250	2,414,250
Executive Vice President, Product Management	2019	340,000	475,000	1,275,000	14,000	2,104,000
	2018	340,000	400,000	1,240,000	13,750	1,993,750
Wendy J. Hills	2020	350,000	450,000	1,050,000	17,855	1,867,855
Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary

(1)

The amounts reported in this column represent base salaries earned by each of the NEOs for the listed fiscal year and have not been reduced for deferrals. Effective March 1, 2020, the salary for Mr. Aylward increased to $600,000 and the amount in this column reflects the new salary level through the end of the year.

(2)

The amounts reported in this column reflect the aggregate grant date value of stock awards computed in accordance with FASB ASC Topic 718. Additional information, including fair valuation assumptions, concerning the Company’s accounting for its equity awards is included in Note 15 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The amounts in the column reflect rounding.

The 2020-2022 LTIP award was granted on March 13, 2020. If fully earned, the 2020 LTIP maximum adjusted award for each of our NEOs would be as follows: $4,500,000 for Mr. Aylward; $1,200,000 for Mr. Angerthal; $862,500 for Mr. Mandinach; $915,000 for Mr. Waltman; and $675,000 for Ms. Hills. The award comprises 50% RSUs and 50% PSUs, with the PSUs having a performance measurement period ending December 31, 2022, all with a three-year vesting period. The PSUs, measured at December 31, 2022, will convert to RSUs with a value from 0% – 200% of the award granted based on Company performance.

(3)	The amounts reported in this column reflect the actual cash award earned under the annual incentive plan for the respective year.

(4)

The amounts reported in this column represent Company contributions of $14,250 to the Company’s 401(k) Plan for each NEO; for Mr. Mandinach, a paid stipend for reimbursement of housing expenses of $25,000; and for Ms. Hills, reimbursement of relocation expenses of $3,605.

(5)	Mr. Waltman will retire from the Company on March 31, 2021.

Grants of Plan-Based Awards

The table below provides information on PSUs, RSUs and equity- and non-equity-based performance awards granted to each of the Company’s NEOs during the fiscal year ended December 31, 2020. All awards were made under our Omnibus Incentive and Equity Plan (the “Omnibus Plan”).

Name	Grant Date	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (c)(#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($) (4)
			Threshold ($)	Target (a)($)	Maximum ($)	Threshold (#)	Target (b)(#)	Maximum (#)

George R. Aylward			0	3,000,000	6,000,000
	3/13/2020	2/25/2020				0	17,674	35,348	17,674			2,999.985

Michael A. Angerthal			0	2,250,000
	3/13/2020	2/25/2020				0	4,714	9,428	4,712			799,985

Barry M. Mandinach			0	1,650,000
	3/13/2020	2/25/2020				0	3,388	6,776	3,387			574,994

Francis G. Waltman			0	1,450,000
	3/13/2020	2/25/2020				0	3,594	7,188	3,593			609,961

Wendy J. Hills			0	1,050,000
	3/13/2020	2/25/2020				0	2,652	5,304	2,650			449,981

(1)

The amounts as reflected in column (a) relate to the annual cash incentive opportunities for each NEO. For Mr. Aylward, the amounts reflect the target and maximum payout opportunities. For the other NEOs, because the actual payout is based on the level of performance achieved, the target amount is not determinable and therefore, in accordance with SEC rules, the amount is a representative amount based on 2020 performance. The performance metrics and actual payments are discussed in the Compensation Discussion and Analysis and the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

The 2020 LTIP awards granted on March 13, 2020 reported in these columns represents the award opportunities for each NEO. The two metrics against which performance are measured in this plan are discussed earlier in the Compensation Discussion and Analysis under the heading “2020 Executive Compensation.”

(3)	The 2020 LTIP awards granted on March 13, 2020 reported in this column represent RSUs that vest ratably over three years.

(4)	The grant date fair value is equal to the number of units granted as reflected in columns (b) and (c) multiplied by $84.87, the closing price of the Company’s Common Stock on that date.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information on the RSUs and PSUs held by each of the Company’s NEOs as of December 31, 2020.

	Stock Awards (1)
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

George R. Aylward	8,621	(2)	1,870,757

	8,620	(3)	1,870,540

	8,620	(4)	1,870,540

	9,126	(5)	1,980,342

	17,674	(7)	3,835,258

				13,686	(6)	2,969,862

				13,686	(6)	2,969,862

				17,674	(8)	3,835,258

				17,674	(8)	3,835,258

Michael A. Angerthal	1,533	(2)	332,661

	1,532	(3)	332,444

	1,532	(4)	332,444

	2,074	(5)	450,058

	4,712	(7)	1,022,504

				3,110	(6)	674,870

				3,110	(6)	674,870

				4,714	(8)	1,022,938

				4,714	(8)	1,022,938

Barry M. Mandinach	1,533	(2)	332,661

	1,532	(3)	332,444

	1,532	(3)	332,444

	1,909	(5)	414,253

	3,387	(7)	734,979

				2,860	(6)	620,620

				2,860	(6)	620,620

				3,388	(8)	735,196

				3,388	(8)	735,196

Francis G. Waltman	1,533	(2)	332,661

	1,532	(3)	332,444

	1,532	(4)	332,444

	1,576	(5)	341,992

	3,593	(7)	779,681

				2,364	(6)	512,988

				2,364	(6)	512,988

				3,594	(8)	779,898

				3,594	(8)	779,898

Wendy J. Hills	2,650	(7)	575,050

	2,521	(9)	547,057

				2,652	(8)	575,484

				2,652	(8)	575,484

(1)	All RSU and PSU values are based on $217.00, the closing price of the Company’s Common Stock on December 31, 2020, the last trading day of our fiscal year.

(2)	This amount represents 50% of the 2018 LTIP award made up of RSUs that vested on March 15, 2021.

(3)	This amount represents 25% of the 2018 LTIP award that completed the one-year performance cycle on December 31, 2018 and that vested on March 15, 2021.

(4)	This amount represents 25% of the 2018 LTIP award that completed the three-year performance cycle on December 31, 2020 and that vested on March 15, 2021.

(5)	This amount represents 33% of the 2019 LTIP award made up of RSUs that vest ratably on March 15, 2021 and 2022.

(6)

This amount represents 25% of the 2019 LTIP award made up of PSUs that will convert to RSUs with a value from 0%—200% of the award granted based on Company performance, following the three-year performance period and, to the extent earned, will vest on March 15, 2022. The number and market value of units reported reflect maximum achievement based on the Company’s above target-level performance as of December 31, 2020. The actual number of units that will be distributed is not yet determinable.

(7)	This amount represents 50% of the 2020 LTIP award made up of RSUs that vest ratably on March 15, 2021, 2022 and 2023.

(8)

This amount represents 25% of the 2020 LTIP award made up of PSUs that will convert to RSUs with a value from 0%—200% of the award granted based on Company performance, following the three-year performance period and, to the extent earned, will vest on March 13, 2023. The number and market value of units reported reflect maximum achievement based on the Company’s above target-level performance as of December 31, 2020. The actual number of units that will be distributed is not yet determinable.

(9)	This amount represents the number of RSUs awarded to Ms. Hills in 2019 as part of her employment offer. This award will cliff vest on September 16, 2022.

Stock Vested

The table below sets forth the number of shares acquired and the value realized upon the vesting of stock awards during 2020 by each of our NEOs.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

George R. Aylward	29,885	2,536,340

Michael A. Angerthal	5,538	470,010

Barry M. Mandinach	5,455	462,966

Francis G. Waltman	5,289	448,877

Wendy J. Hills	—	—

(1)	The value realized on vesting was computed by multiplying the number of RSUs that vested by the closing price of our Common Stock on the vest date.

Non-Qualified Excess Investment Plan

The Company maintains the Non-Qualified Excess Investment Plan (the “Excess Plan”) to provide eligible employees, including NEOs, with the opportunity to save for retirement and defer tax payments.

Under the Excess Plan, a participant may elect to defer up to 60% of his or her “compensation,” which is defined under the plan as the portion of a participant’s base salary that exceeds the dollar limit under Code Section 401(a)(17). Amounts deferred under the Excess Plan are credited to a participant’s deferral account and are deemed invested in the available investment funds selected by the participant. Deferrals are credited to the selected funds based on the market price for such funds on the date such compensation would otherwise have been paid. Matching contributions, if any, are deemed invested in the same funds in which the underlying deferrals are invested. There are no above-market, preferred, or guaranteed returns in the Excess Plan. Participants can change their investment choices at any time.

Distributions will be made, or commence, on the 15th day of the month following the participant’s sixth month of separation from service, either in a lump-sum payment or in annual installment payments over a period of two to 10 years, as elected by the participant prior to the year in which the services giving rise to the deferrals are rendered.

Non-Qualified Deferred Compensation

The following table reflects each NEO’s 2020 compensation deferrals, Company contributions, earnings, withdrawal activity, and aggregate balance as of December 31, 2020 under the Excess Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

George R. Aylward	—	—	35,202	—	172,382

Michael A. Angerthal	—	—	—	—	—

Barry M. Mandinach	—	—	—	—	—

Francis G. Waltman	—	—	—	—	—

Wendy J. Hills	—	—	—	—	—

(1)	There were no voluntary deferrals of salary in 2020.

(2)	There were no Company contributions to the Excess Plan in 2020.

(3)	Amounts in this column are not reported as compensation for fiscal year 2020 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings.

Termination Payments and Change-in-Control Arrangements

Each of our current NEOs participates in the Company’s Executive Severance Allowance Plan (the “Severance Plan”). The Company also has a Change-in-Control Agreement with our CEO, Mr. Aylward. In addition, under the Company’s equity award agreements, the vesting of awards may accelerate under specified conditions. These arrangements are described below. No incremental benefits would be provided under these arrangements in the event of termination by the Company for cause or a voluntary termination by the NEO without good reason.

Executive Severance Allowance Plan

Receipt of benefits under the Severance Plan are conditioned on a number of factors, including covenants within the terms of that plan and the signing of a Severance Agreement and Release containing additional covenants and a release of claims against the Company. The Severance Plan conditions receipt of benefits on: (i) refraining from interfering with ongoing operations and from making disparaging remarks concerning the Company, its representatives, agents and employees; (ii) refraining from solicitation of employees, agents, representatives and/or clients of the Company; (iii) returning all Company property; and (iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/conditions would cause immediate cessation of all payments under this plan, and the executive would be required to immediately reimburse the Company for all payments previously made.

An executive would not be entitled to receive benefits or payments under the Severance Plan if he or she is terminated for cause, as determined in the sole discretion of the Company, which, for this purpose, would include: (i) a conviction of (or plea of nolo contendere to) a felony or other crime involving fraud or moral turpitude; (ii) an act of misconduct (including a violation of our Code of Conduct); (iii) unsatisfactory performance; or (iv) a failure to attempt or refusal to perform legal directives of the Board or our executive officers.

Except as described above, under the Severance Plan, if a NEO is involuntarily terminated for any reason or terminated voluntarily or involuntarily by resignation upon the Company’s written request, he or she will be eligible to receive, subject to certain exceptions:

•	12 months of base salary (or 18 months for our CEO);

•	the average of the NEO’s actually earned and paid annual cash incentive award for the prior two completed fiscal years or, for our CEO, 1.5 times this average; and

•	a pro-rata portion of the annual incentive award actually earned by the NEO for the fiscal year in which he or she separated from service.

Any such severance amounts paid by the Company may be made in the form of a lump sum payment or in equal periodic installments, except that the pro-rata portion of any actually earned annual incentive award generally would be paid after the actual amount earned is calculated following the end of the applicable fiscal year. In addition, no severance payment would be paid later than March 15 of the calendar year following the executive’s separation from service with the Company (unless otherwise required pursuant to Code Section 409A).

Our NEOs would also be entitled under the Severance Plan to receive outplacement services for six months and continued subsidized medical and dental coverage for 12 months of the 18-month COBRA continuation period, if the executive elects coverage under COBRA.

Upon termination of employment, all NEOs would be entitled to receive, in accordance with the terms of the applicable plan and the elections of the NEO, distribution of his or her account balances under the Company’s 401(k) Plan and the Excess Plan. The aggregate balance of each of our NEO’s accounts under the Excess Plan as of December 31, 2020 is reflected in the “Non-Qualified Deferred Compensation” table above.

In the event that Mr. Aylward was entitled to receive payments from the Company under his Change-in-Control Agreement, he would not receive payments from the Company under the Severance Plan.

Acceleration of Equity Awards

Under the terms of the Company’s RSU award agreements, if a NEO terminates employment with the Company by reason of death or disability, or an involuntary termination event occurs that would otherwise qualify the NEO for severance pay and benefits under a Company approved severance plan or other arrangement, a pro-rated portion of the RSUs vest automatically based on the number of days the NEO actually worked following the grant date (or in the case of an award that becomes vested in installments, since the date, if any, on which the last installment of such RSUs became vested). The amount subject to immediate vesting would be calculated by subtracting the number of RSUs already vested from a number equal to the product of (i) the number of RSUs awarded to the NEO multiplied by (ii) the ratio of (x) the number of days that such person was actively employed by the Company following the grant date divided by (y) the number of days between the grant date and the last scheduled vesting date.

Under the terms of the Company’s PSU award agreements, if a NEO terminates employment with the Company prior to the end of the performance cycle, or after the end of the performance cycle but prior to the RSU conversion date, because of death, disability or an involuntary termination event as described above, the PSU award will convert to RSUs, based on the actual achievement of performance goals for the full performance cycle, pro-rated for the number of days the executive was actively employed following the PSU award date, divided by the number of days during the period beginning on the PSU award date and ending on the RSU vesting date, with vesting that is accelerated but deferred until the end of the applicable performance period. In the event that a change of control occurs prior to the end of the performance cycle and prior to the termination of the executive’s employment, the performance goals would be deemed to have been met at target, without pro-ration, and immediately convert to common shares that would be distributed within 90 days following the end of the performance cycle.

If a NEO ceases to be employed by the Company for any reason other than those discussed above, all unvested RSUs and PSUs as of the termination date are automatically forfeited.

Except as described above in connection with outstanding performance awards, in the event of a change in control, as defined below under “Change-in-Control Agreement with Mr. Aylward,” all unvested RSUs automatically vest; however, no automatic vesting would occur if the Committee reasonably determines in good faith prior to the change in control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under specified conditions as described in the Omnibus Plan.

Illustrations of Compensation and Benefits Upon Termination of Employment

The following table summarizes the value of the compensation and benefits that our NEOs would have received under the Severance Plan if their employment had been involuntarily terminated (other than for cause) as of December 31, 2020, the last business day of the year.

	Payment and Benefits for Involuntary Terminations ($)
	George R. Aylward	Michael A. Angerthal	Barry M. Mandinach	Francis G. Waltman	Wendy J. Hills

Severance

Base Salary Component	$ 900,000	$ 375,000	$ 415,000	$ 340,000	$ 350,000

Annual Incentive Component (1)	4,200,000	2,100,000	1,500,000	1,257,500	541,750

Other Compensation

2020 Annual Incentive Earned	4,400,000	2,250,000	1,650,000	1,450,000	1,050,000

Acceleration of Equity Awards

Value of Accelerated Equity Awards (2)	3,957,806	853,590	755,191	723,835	389,466

Benefits

Health & Welfare (3)	8,136	20,646	—	21,079	7,977

Outplacement (4)	5,195	5,195	5,195	5,195	5,195

Total Severance, Other Compensation, Accelerated Equity Awards, and Benefits	$13,471,137	$5,604,431	$4,325,386	$3,797,609	$2,344,388

(1)

As applicable, the amount in this row is equal to the NEO’s average earned and paid annual cash incentive for the prior two completed fiscal years (except that, for Mr. Aylward, this amount is equal to 1.5 times his average). The amount for Ms. Hills reflects the actual earned for 2019 and the first year target as specified in her employment offer.

(2)

The value reported in this row is based on $217.00, the closing price of our common stock on December 31, 2020, the last trading day of our fiscal year, multiplied by the applicable number of unvested RSUs and PSUs held by the NEO on December 31, 2020 that would accelerate upon involuntary termination. PSUs granted in 2019 and 2020 with three-year performance periods ending on December 31, 2021 and December 31, 2022, respectively, are assumed to be at target level performance. The performance for PSUs granted in 2018 with a one-year performance period ending on December 31, 2018 and related to the specific metric of relative growth in operating income, as adjusted, and with a three-year performance period ending on December 31, 2020 related to the specific metric of total shareholder return, were both in the top quartile, and therefore have values of 200% for each NEO. There are no unvested options to include in this calculation. If a change-in-control event had occurred on December 31, 2020, the values related to the acceleration of unvested RSUs and PSUs would have been equal to: $4,001,697 for Mr. Angerthal; $3,336,375 for Mr. Mandinach; $3,245,886 for Mr. Waltman; and $1,697,591 for Ms. Hills. These numbers assume that all equity awards have automatically vested and that the Compensation Committee did not make the determination that such awards would not be accelerated. See the discussion below under the heading “Change-in-Control Agreement with Mr. Aylward” for a description of the change-in-control terms for unvested equity awards held by Mr. Aylward.

(3)	The amount in this row reflects the estimated Company cost of continuing to subsidize specified health and welfare benefits for the NEOs for 12 months, based on coverage elections in effect for 2020.

(4)	The amount in this row reflects the estimated Company cost of providing outplacement services for the NEOs for six months.

Change-in-Control Agreement with Mr. Aylward

Under the legacy Change-in-Control Agreement with our CEO, effective December 31, 2008, Mr. Aylward would be provided with separation benefits upon his termination of employment in connection with a “change in control” of the Company. The protections provided under the Change-in-Control Agreement can only be triggered by termination of employment either: (i) by the Company for reasons other than death, disability (as defined in the agreement) or “cause;” or (ii) by Mr. Aylward for “good reason,” but only if such termination occurs within the two years following, or is effectively connected with, the occurrence of a change in control. Mr. Aylward would not receive any incremental benefits by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause.

The Change-in-Control Agreement had an initial term of two years, but automatically renews for successive one-year terms unless either party provides written notice within 60 days prior to the scheduled expiration date to the other party that such party does not want the term of the agreement extended.

Under the Change-in-Control Agreement, following a change in control and for an additional 2.5 years after any termination event, regardless of whether Mr. Aylward voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason, he is subject to non-solicitation restrictions under to which he may not induce, encourage or solicit any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either (i) terminate their respective relationship or contracts with the Company or its affiliates, or (ii) not place business with the Company or its affiliates. In addition, following a termination event, Mr. Aylward would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Definitions

Under the Change-in-Control Agreement, the terms listed below are defined as follows:

“Change in Control” generally means the first occurrence of any of the following:

•	any person or group acquires 25% or more of the voting power of the Company’s securities;

•

within any 24-month period, the persons who presently make up our Board, or who become members of our Board with the approval of a majority of the persons who constituted our Board at the beginning of any such period, cease to be at least a majority of the Board of the Company or any successor to the Company;

•

the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company that is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (i) in the case of a merger or consolidation, the surviving or resulting corporation, or (ii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

•	the approval by shareholders of the Company of a plan of liquidation with respect to the Company; or

•	any other event occurs which the Board declares to be a change in control.

“Cause” generally means:

•	a conviction of (or plea of nolo contendere to) a felony;

•

an act of willful misconduct that has a material adverse impact on the Company or its affiliates (except that no act, or failure to act, on Mr. Aylward’s part would be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company); or

•

a failure in good faith to perform legal directives of the Board, which are consistent with the scope and nature of his employment duties and responsibilities if such failure is not remedied by him within 30 days after notice of such non-performance is given to him.

“Good Reason” generally means that, following a change in control of the Company, any of the following events has occurred without Mr. Aylward’s express written consent (if such occurrence is not remedied by the Company within 30 days upon receipt of written notice):

•	a material reduction in his title, position, duties or responsibilities as President and CEO;

•	relocation of his principal place of business outside of a 35-mile radius of the current location;

•	a material reduction in his base salary, total incentive compensation opportunity, or a reduction in the employee benefits provided him under the Company’s employee benefit plans; or

•	any failure to obtain the assumption and agreement to perform the Change-in-Control Agreement by a successor.

Description of Separation Benefits

If, following a change in control of the Company, Mr. Aylward was terminated without cause or he terminated his employment for good reason, he would generally be entitled to receive the following incremental benefits (which would be provided in lieu of, and not in addition to, any severance benefits payable to him under any other Company plan):

•

a lump-sum cash payment equal to 2.5 times the sum of his current base salary and his target under the annual cash incentive program maintained by the Company in the year in which his employment with the Company terminates;

•

continued participation in all of the employee and executive plans providing medical, dental, and long-term disability benefits in which he participated prior to the termination event for a period of 2.5 years;

•	full vesting of all outstanding stock option, RSU or other equity awards (with any such vested options remaining exercisable for the lesser of two years or the duration of their original terms);

•

an amount equal to the pro-rata portion of the annual incentive award earned for the year in which the termination occurs (or target incentive, if greater), and a pro-rata portion of long-term awards for each uncompleted performance period at target;

•

a lump-sum payment equal to 2.5 years of additional contributions that would have been made to the Company’s 401(k) Plan and/or the Excess Plan (assuming that he was contributing to each such plan during such period at the rate in effect immediately prior to the termination event or change-in-control event, whichever is higher);

•	outplacement services for a period of one year; and

•

if any payment or benefit due and payable under the Change-in-Control Agreement were to trigger any excise tax imposed by Code Section 4999, the Company would make a “gross-up” payment to Mr. Aylward to cover any such excise tax liability as well as any income tax liability incurred as a result of the gross-up.

The following table summarizes the value of the compensation and benefits that Mr. Aylward would have received under the Change-in-Control Agreement if his employment had been terminated involuntarily (other than for cause) or if Mr. Aylward had terminated employment for good reason in connection with a change in control as of December 31, 2020, the last business day of the year.

Payments and Benefits for Termination in Connection with a Change in Control ($)

Severance

Base Salary Component	$ 1,500,000

Annual Incentive Component	7,500,000

Other Compensation

Annual Incentive (1)	4,400,000

Acceleration of Unvested PSUs and Time-Vested RSUs (2)	17,297,287

Acceleration of Unvested Stock Options (3)	0

Incremental Qualified Company Match (4)	36,250

Tax Gross-Up (5)	$ 8,705,148

Benefits

Health & Welfare (6)	22,040

Outplacement	9,895

Total Severance, Other Compensation, and Benefits	$39,470,620

(1)	Reflects the actual award earned for Mr. Aylward in 2020 under the Company’s annual incentive plan.

(2)

The value reported in this row is based on $217.00, the closing price of our common stock on December 31, 2020, multiplied by the number of unvested PSUs and RSUs held by Mr. Aylward on December 31, 2020.

(3)	As of December 31, 2020, Mr. Aylward held no unvested options.

(4)	Reflects the amount that the Company would have contributed, pursuant to the applicable Company matching formula, to the Company’s 401(k) Plan.

(5)

Reflects the value as of December 31, 2020. If any payment or benefit due and payable under the Change-in-Control Agreement causes any excise tax imposed by Code Section 4999 to become due and payable, the Company would pay Mr. Aylward a “gross-up” payment so that he is in the same after-tax position as he would have been had the excise tax not been payable. If, however, a limited reduction of severance payments would avoid the excise tax, then Mr. Aylward’s payment would be reduced in order to eliminate the need for a gross-up payment. The Company would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by Mr. Aylward without triggering the excise tax.

(6)	The amount in this row reflects the estimated Company cost of continuing to subsidize specified health and welfare benefits for 30 months.

2020 CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our other employees for 2020 (our “CEO pay ratio”). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The ratio of the annual total compensation of our CEO, calculated as described in our Summary Compensation Table, to the median of the annual total compensation of all employees for 2020 was 37 to 1. This ratio was based on the following:

•	The annual total compensation of our CEO, in accordance with SEC rules, included earlier in this Proxy Statement in the “Total” column for 2020 in the Summary Compensation Table, was $8,005,917.

•	The median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $217,818.

Methodology for Determining Our Median Employee. As of December 31, 2020, we employed 581 employees. In accordance with Instruction 2 to Item 402(u) of Regulation S-K, a new median employee was identified to calculate the 2020 CEO pay ratio following three continuous years with no change to the median employee. For 2020, the median employee selected was based on our entire workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time), and was the employee whose compensation was at the middle of the compensation of our employee population (excluding our CEO).

Median Employee Compensation. For purposes of determining the median employee compensation, we used the annual total compensation value in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K as of December 31, 2020 as the compensation measure (including base salary, short- and long-term incentives, retirement plan contributions, and perquisites), the same methodology applied for the 2020 CEO pay ratio.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Paid in 2020

We pay non-executive directors an annual retainer for their service on the Board, along with additional retainers reflecting committee service.

The compensation package:

•	Reflects the expertise and counsel that each director contributes and their commitment to the Board;

•	Aligns the interests of directors with those of our shareholders; and

•	Is competitive with the market.

Current Director Retainers

For 2020, the non-executive Chairman received an annual retainer of $315,000. Other non-executive directors received an annual retainer of $180,000. For 2020, non-employee directors also received the following retainers for service on committees:

Committees	Chair Retainer ($)	Member Retainer ($)
Audit	25,000	15,000
Compensation	25,000	15,000
Governance	12,500	7,500
Risk and Finance	12,500	7,500

Retainers are paid 50% in cash and 50% in equity, to align with competitive market practices and assist the directors in acquiring ownership of our Common Stock. The cash portion is paid quarterly in advance. The equity portion is granted in Common Stock on the date of each Annual Meeting.

The CEO does not receive director compensation because he is compensated in his role as CEO.

Annual Competitive Review

The Compensation Committee annually reviews the compensation of the non-employee directors and recommends any changes to the full Board for approval. In 2020, the Compensation Committee, based in part on a market-competitive review of non-employee director compensation by Mercer, the Compensation Committee’s independent compensation consultant, recommended that no change to the structure of Board compensation occur in 2020.

Non-Employee Director Share Ownership Guidelines

Non-employee directors are subject to share ownership guidelines to reinforce the alignment of directors’ interests with shareholders’ interests and to reflect competitive practices. Each director must meet share ownership guidelines in the amount of four times the annual cash retainer paid to the director. There is no set time period for directors to meet the ownership level, but each director is expected to retain the entire portion of his or her annual retainer that is paid in stock, less shares sold to pay associated tax obligations, to meet the guidelines. Other than Mr. Morris, who was appointed to the Board in February 2021, all non-employee directors subject to the guidelines are currently in compliance with this requirement.

Director Compensation

The table below shows the value of all compensation paid to non-employee directors in 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non-Qualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Peter L. Bain	107,500	104,941	—	—	—	—	212,441

James R. Baio (2)	25,313	—	—	—	—	—	25,313

Susan S. Fleming	103,225	103,247	—	—	—	—	206,472

Paul G. Greig	107,837	105,922	—	—	—	—	213,759

Timothy A. Holt	104,375	103,693	—	—	—	—	208,068

Sheila Hooda (3)	77,116	—	—	—	—	—	77,116

Melody L. Jones	106,250	106,190	—	—	—	—	212,440

Mark C. Treanor	168,750	168,691	—	—	—	—	337,441

Stephen T. Zarrilli	102,500	101,464	—	—	—	—	203,964

(1)

Each then-serving director receiving compensation was awarded shares of Common Stock on May 18, 2020. The full grant date fair value of each such award computed in accordance with FASB ASC Topic 718 is reflected in the table above. Additional information concerning the Company’s accounting for its equity awards is included in Note 15 of the Notes to Consolidated Financial Statements in our 2020 Form 10-K.

(2)	Mr. Baio resigned from the Board effective February 21, 2020.

(3)	Ms. Hooda did not stand for re-election at the 2020 Annual Meeting.

OTHER MATTERS

As of the date of this Proxy Statement, all matters we know of to be presented at the Annual Meeting are described in this Proxy Statement. Should other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote said proxy in their discretion.

ADDITIONAL INFORMATION

Shareholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including accompanying financial statements and schedules, without charge, by visiting the Company’s website at www.virtus.com or by writing to Investor Relations at the Company’s principal executive offices: Virtus Investment Partners, Inc., One Financial Plaza, Hartford, CT 06103. Upon written request to the Company, at the address of the Company’s principal executive offices, the exhibits set forth in the exhibit index of the Company’s Annual Report on Form 10-K will be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Friday, May 14, 2021. The Proxy Statement and the Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for you to review online at www.proxyvote.com. To view these materials please have your 16- Digit Control Number available that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

Appendix A

Non-GAAP Information and Reconciliations

(Dollars in thousands except per share data)

The following are reconciliations and related notes of the most comparable U.S. GAAP measure to each non-GAAP measure.

The non-GAAP financial measures included in this Proxy Statement differ from financial measures determined in accordance with U.S. GAAP as a result of the reclassification of certain income statement items, as well as the exclusion of certain expenses and other items that are not reflective of the earnings generated from providing investment management and related services. Non-GAAP financial measures have material limitations and should not be viewed in isolation or as a substitute for U.S. GAAP measures.

Reconciliation of Total Revenues, GAAP to Total Revenues, as Adjusted:

	Twelve Months Ended
	12/31/2020	12/31/2019	% Change
Total revenues, GAAP	$603,896	$563,246	7%
Consolidated investment products revenues (1)	9,472	8,037	18%
Distribution and other asset-based expenses (2)	(77,010)	(82,099)	(6%)

Total revenues, as adjusted	$536,358	$489,184	10%

Reconciliation of Total Operating Expenses, GAAP to Operating Expenses, as Adjusted:

	Twelve Months Ended
	12/31/2020	12/31/2019	% Change
Total operating expenses, GAAP	$460,732	$438,536	5%
Consolidated investment products expenses (1)	(10,585)	(4,015)	164%
Distribution and other asset-based expenses (2)	(77,010)	(82,099)	(6%)
Amortization of intangible assets (3)	(30,127)	(30,244)	(—%)
Restructuring and severance (4)	(1,155)	(2,302)	(50%)
Acquisition and integration expenses (5)	(826)	(5,210)	(84%)
Other (6)	(1,189)	(488)	144%

Total operating expenses, as adjusted	$339,840	$314,178	8%

Reconciliation of Operating Income, GAAP to Operating Income, as Adjusted:

	Twelve Months Ended
	12/31/2020	12/31/2019	% Change
Operating income, GAAP	$143,164	$124,710	15%
Consolidated investment products operating income (1)	20,057	12,052	66%
Amortization of intangible assets (3)	30,127	30,244	(—%)
Restructuring and severance (4)	1,155	2,302	(50%)
Acquisition and integration expenses, net of tax (5)	826	5,210	(84%)
Other (6)	1,189	488	144%

Operating income, as adjusted	$196,518	$175,006	12%

Operating margin, GAAP	23.7%	22.1%
Operating margin, as adjusted	36.6%	35.8%

Reconciliation of Net Income Attributable to Common Stockholders, GAAP to Net Income Attributable to Common Stockholders, as Adjusted:

	Twelve Months Ended
	12/31/2020	12/31/2019	% Change
Net income attributable to common stockholders, GAAP	$79,957	$87,312	(8%)
Amortization of intangible assets, net of tax (3)	18,810	19,066	(1%)
Restructuring and severance, net of tax (4)	839	1,678	(50%)
Seed capital and CLO investments, net of tax (5)	(2,957)	(4,430)	(33%)
Acquisition and integration expenses, net of tax (5)	613	3,798	(84%)
Other, net of tax (6)	32,052	13,115	144%

Net income attributable to common stockholders, as adjusted	$129,314	$120,539	7%

Weighted Average Shares Outstanding—Diluted	7,976	8,149
Weighted Average Shares Outstanding—Diluted, as adjustedA	7,976	8,149
Earnings Per Share—Diluted, GAAP	$10.02	$11.74
Earnings Per Share—Diluted, as adjusted	$16.21	$14.79

A	Reflects dilutive impact to shares in all periods; differs from GAAP basis in periods of a GAAP earnings loss, if any

Notes to Reconciliations:

Reclassifications:

1.

Consolidated investment products - Revenues and expenses generated by operating activities of mutual funds and CLOs that are consolidated in the financial statements. Management believes that excluding these operating activities to reflect net revenues and expenses of the company prior to the consolidation of these products is consistent with the approach of reflecting its operating results from managing third-party client assets.

Other Adjustments:

Revenue Related

2.

Investment management/Distribution and service fees - Each of these revenue line items is reduced to exclude fees passed through to third-party client intermediaries who own the retail client relationship and are responsible for distributing the product and servicing the client. The amount of fees fluctuates each period, based on a predetermined percentage of the value of assets under management, and varies based on the type of investment product. The specific adjustments are as follows:

Investment management fees - Based on specific agreements, the portion of investment management fees passed-through to third-party intermediaries for services to investors in sponsored investment products.

Distribution and service fees - Based on distinct arrangements, fees collected by the company then passed-through to third-party client intermediaries for services to investors in sponsored investment products. The adjustment represents all of the company’s distribution and service fees that are recorded as a separate line item on the condensed consolidated statements of operations.

Management believes that making these adjustments aids in comparing the company’s operating results with other asset management firms that do not utilize third-party client intermediaries.

Expense Related

3.

Distribution and other asset-based expenses - Primarily payments to third-party client intermediaries for providing services to investors in sponsored investment products. Management believes that making this adjustment aids in comparing the company’s operating results with other asset management firms that do not utilize third-party client intermediaries.

4.

Amortization of intangible assets - Non-cash amortization expense or impairment expense, if any, attributable to acquisition-related intangible assets, including any portion that is allocated to noncontrolling interests. Management believes that making this adjustment aids in comparing the company’s operating results with other asset management firms that have not engaged in acquisitions.

5.

Restructuring and severance - Certain expenses associated with restructuring the business, including lease abandonment-related expenses and severance costs associated with staff reductions, that are not reflective of the ongoing earnings generation of the business. Management believes that making this adjustment aids in comparing the company’s operating results with prior periods.

6.

Acquisition and integration expenses - Expenses that are directly related to acquisition and integration activities. Acquisition expenses include transaction closing costs, certain professional fees, and financing fees. Integration expenses include costs incurred that are directly attributable to combining businesses, including compensation, restructuring and severance charges, professional fees, consulting fees, and other expenses. Management believes that making these adjustments aids in comparing the company’s operating results with other asset management firms that have not engaged in acquisitions.

Components of Acquisition and Integration Expenses for the respective periods are shown below:

	Twelve Months Ended
	12/31/2020	12/31/2019
Acquisition and Integration Expenses
Employment expenses	$655	$4,964
Other operating expenses	171	246

Total Acquisition and Integration Expenses	$826	$5,210

7.

Other - Certain expenses that are not reflective of the ongoing earnings generation of the business. Employment expenses and noncontrolling interests are adjusted for fair value measurements of affiliate minority interests. Interest expense is adjusted to remove gains on early extinguishment of debt. Income tax expense (benefit) items are adjusted for uncertain tax positions, changes in tax law, valuation allowances, and other unusual or infrequent items not related to current operating results to reflect a normalized effective rate. Preferred dividends are adjusted as preferred shares were mandatorily converted into common shares on February 1, 2020 and the non-GAAP weighted average shares are adjusted to reflect the conversion. Management believes that making these adjustments aids in comparing the company’s operating results with prior periods.

Components of Other for the respective periods are shown below:

	Twelve Months Ended
	12/31/2020	12/31/2019
Other
Occupancy related expenses	$—	$180
Tax impact of occupancy related expenses	—	(49)
Employment expense fair value adjustments	1,189	308
Tax impact of employment expense fair value adjustments	(329)	(84)
Gain on extinguishment of debt	(704)	—
Tax impact of gain on extinguishment of debt	205	—
Affiliate minority interest fair value adjustments	31,383	5,554
Other discrete tax adjustments	308	(1,131)
Preferred stockholder dividends	—	8,337

Total Other	$32,052	$13,115

Seed Capital and CLO Related

8.

Seed capital and CLO investments (gains) losses - Gains and losses (realized and unrealized) of seed capital and CLO investments. Gains and losses (realized and unrealized) generated by investments in seed capital and CLO investments can vary significantly from period to period and do not reflect the company’s operating results from providing investment management and related services. Management believes that making this adjustment aids in comparing the company’s operating results with prior periods and with other asset management firms that do not have meaningful seed capital and CLO investments.

Definitions:

Revenues, as adjusted, comprise the fee revenues paid by clients for investment management and related services. Revenues, as adjusted, for purposes of calculating net income attributable to common stockholders, as adjusted, differ from U.S. GAAP, namely in excluding the impact of operating activities of consolidated investment products and reduced to exclude fees passed-through to third-party client intermediaries who own the retail client relationship and are responsible for distributing the product and servicing the client.

Operating expenses, as adjusted, is calculated to reflect expenses from ongoing continuing operations. Operating expenses, as adjusted, for purposes of calculating net income attributable to common stockholders, as adjusted, differ from U.S. GAAP expenses in that they exclude amortization or impairment, if any, of intangible assets, restructuring and severance, the effect of consolidated investment products, acquisition and integration-related expenses and certain other expenses that do not reflect the ongoing earnings generation of the business.

Operating margin, as adjusted, is a metric used to evaluate efficiency represented by operating income, as adjusted, divided by revenues, as adjusted.

Earnings (loss) per share, as adjusted, represent net income (loss) attributable to common stockholders, as adjusted, divided by weighted average shares outstanding, as adjusted, on either a basic or diluted basis.

Appendix B

Peer Companies Utilized for Comparative Financial Results

Affiliated Managers Group, Inc., AllianceBernstein Holding L.P., Artisan Partners Asset Management Inc., BrightSphere Investment Group Inc., Cohen & Steers, Inc., Eaton Vance Corp., Federated Hermes, Inc., Franklin Resources, Inc., Janus Henderson Group plc, Invesco Ltd., T. Rowe Price Group, Inc., Victory Capital Management Inc. and Waddell & Reed Financial, Inc.

B-1

Appendix C

Additional Information Regarding Mutual Fund Investment Performance

Additional information on Virtus Funds rated by Morningstar for the period ending December 31, 2020:

Description	Overall	3 yr.	5 yr.	10 yr.
Number of 3/4/5 Star Funds	44	40	43	40
Percentage of Assets	99%	90%	96%	99%
Number of 4/5 Star Funds	29	22	26	23
Percentage of Assets	83%	48%	65%	76%
Total Funds	49	49	48	43

Data quoted represents past performance. Past performance does not guarantee future results. Current performance may be lower or higher than the performance data quoted. Investing involves risk, including the possible loss of principal. The value of your investment will fluctuate over time and you may gain or lose money.

Morningstar Ratings:

The Morningstar RatingTM for funds, or “star rating,” is calculated for managed products (including mutual funds, variable annuity and variable life subaccounts, exchange-traded funds, closed-end funds, and separate accounts) with at least a three-year history. Exchange-traded funds and open-ended mutual funds are considered a single population for comparative purposes. It is calculated based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a managed product’s monthly excess performance, placing more emphasis on downward variations and rewarding consistent performance. The top 10% of products in each product category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars, and the bottom 10% receive 1 star. The Overall Morningstar Rating for a managed product is derived from a weighted average of the performance figures associated with its three-, five-, and 10-year (if applicable) Morningstar Rating metrics. The weights are: 100% three-year rating for 36-59 months of total returns, 60% five-year rating/40% three-year rating for 60-119 months of total returns, and 50% 10-year rating/30% five-year rating/20% three-year rating for 120 or more months of total returns. While the 10-year overall star rating formula seems to give the most weight to the 10-year period, the most recent three-year period actually has the greatest impact because it is included in all three rating periods. Ratings do not take into account the effects of sales charges and loads.

© 2021 Morningstar, Inc. All rights reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results.

Strong ratings are not indicative of positive fund performance. Absolute performance for some funds was negative. For complete investment performance, please visit www.virtus.com.

Please carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For this and other information about the Virtus Mutual Funds, call 1-800-243-4361 or visit www.Virtus.com for a prospectus. Read it carefully before you invest or send money.

Virtus Mutual Funds are distributed by VP Distributors, LLC, member FINRA and subsidiary of Virtus Investment Partners, Inc.

C-1

Appendix D

AMENDED AND RESTATED

VIRTUS INVESTMENT PARTNERS, INC. OMNIBUS

INCENTIVE AND EQUITY PLAN

Effective as of January 1, 2014

Amended through May 14, 2021

AMENDED AND RESTATED

VIRTUS INVESTMENT PARTNERS, INC.

OMNIBUS INCENTIVE AND EQUITY PLAN

SECTION 1

PURPOSE

The purpose of the Plan is to foster and promote the long-term financial success of the Company and to materially increase shareholder value by (a) providing flexibility to the Company to implement annual and long term incentives that are consistent with the Company’s goals, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees, and (c) enabling the Company to attract and retain the services of high quality Employees, Directors and Consultants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) “Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(b) “Adjustment Event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock.

(c) “Annual Incentive Award” means an Award made pursuant to Section 9 with a Performance Cycle of one year or less.

(d) “Award” means any award made pursuant to the Plan, including but not limited to the award of an Annual Incentive Award, a Long-Term Incentive Award, an Option, a Stock Appreciation Right, a Restricted Stock Unit, Restricted Stock, or other award under the Plan.

(e) “Award Agreement” means the electronic or written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee), executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Participant. Award Agreements shall be subject to the terms and conditions of the Plan, whether or not explicitly provided in the particular Award Agreement.

(f) “Beneficial Owner” means any “person”, as such term is used in Section 13(d) of the Act, who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

(g) “Board” or “Board of Directors” means the Board of Directors of the Company.

(h) “Cause” means:

(i) the willful failure by the Participant to perform substantially his duties as an Employee (other than due to physical or mental illness) after reasonable notice to the Participant of such failure;

(ii) the Participant’s engaging in serious misconduct that is injurious to the Company or any Subsidiary in any way, including, but not limited to, by the way of damage to their respective reputations or standings in their respective industries;

(iii) the Participant’s having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony; or

(iv) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary.

“Cause” shall be determined in the sole discretion of the Company.

(i) “Change in Control” means the first occurrence of:

(i) any person (other than the Company or an employee benefit plan sponsored by the Company) acquiring “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, securities of the Company representing 25% or more of the combined voting power of the Company’s securities;

(ii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) ceasing to constitute at least a majority of the Board of Directors (the “Board”) or the board of directors of any successor to the Company; provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this sub-clause 2.1(i)(ii);

(iii) the effective date of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those Persons who were stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event; or

(iv) the approval by stockholders of the Company of a plan of liquidation with respect to the Company; or

Notwithstanding anything herein to the contrary, for purposes of any Award that constitutes nonqualified deferred compensation under Section 409A of the Code, the Committee, in its discretion may specify a different definition of Change in Control in order to comply with or cause an Award to be exempt from the provisions of Code section 409A.

(j) “Change in Control Settlement Value” shall mean, with respect to a share of Common Stock, the excess of the Change in Control Stock Value over the option price of the Option or the base price of the Stock Appreciation Right covering such share of Common Stock, provided that , (i) with respect to any Option which is an Incentive Stock Option, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option to continue to qualify as an Incentive Stock Option and (ii) in respect of that portion, if any, of any Option or Stock Appreciation Right that had not become exercisable on or before December 31, 2004, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option or Stock Appreciation Right to remain exempt from Section 409A of the Code.

(k) “Change in Control Stock Value” shall mean the value of a share of Common Stock determined as follows:

(i) if the Change in Control results from an event described in clause (iii) of the Change in Control definition, the highest per share price paid for shares of Common Stock of the Company in the transaction resulting in the Change in Control; or

(ii) if the Change in Control results from an event described in clause (i), (ii) (iv) or (v) of the Change in Control definition and no event described in clause (iii) of the Change in Control definition has occurred in connection with such Change in Control, the highest sale price of a share of Common Stock of the Company on any trading day during the 60 consecutive trading days immediately preceding and following the date of such Change in Control as reported on the New York Stock Exchange Composite Tape, or other national securities exchange or nationally recognized automated quotation system, on which the Common Stock is then principally traded or listed.

(l) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(m) “Committee” means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate), which shall consist of two or more members, each of whom, serving at the pleasure of the Board, shall be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule thereto), as promulgated under the Act, and an “outside director” within the meaning of Section 162(m) of the Code and the Treasury regulations, rules and guidance promulgated thereunder. Notwithstanding the foregoing, with respect to Awards granted to non-employee Directors, the Committee shall mean the entire Board.

(n) “Common Stock” means the common stock of the Company.

(o) “Company” means Virtus Investment Partners, Inc., a Delaware corporation, and any successor thereto.

(p) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or its Subsidiaries.

(q) “Director” means any individual who is a member of the Board of Directors.

(r) “Disability” has the meaning given in the Company’s long-term disability insurance policy or program as in effect from time to time; provided that a Participant shall not be treated as having incurred a Disability unless he or she qualifies for disability benefits under such policy or program.

(s) “Dividend Equivalents” means an amount equal to the cash dividends paid by the Company upon one share of Common Stock for each share of Common Stock represented by an Award to a Participant in accordance with the Plan, credited at the discretion of the Committee or as otherwise provided for by the Plan or in an Award Agreement.

(t-1) “Early Retirement” means termination of a Participant’s employment or service on or after the Participant attains age 60 with 10 years of credited service with the Company and its Subsidiaries. For this purpose, “credited service” means credited service as an employee or service as a director of the Company as determined and measured by the Company for service credit purposes.

(t) “Employee” means an individual who is paid on the payroll of the Company or one of its Subsidiaries (as determined by the Committee in its sole discretion); provided, however, that with respect to Incentive Stock Options, “Employee” means any person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulation Section 1.421-1(h).

(u) “Executive Officer” means each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Act.

(v) “Fair Market Value” means, on any date: (i) the closing price reported for such day on the principal national securities exchange or nationally recognized automated quotation system on which the Common Stock is then listed for trading or in the event that there are no Common Stock transactions reported on such exchange or system on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported; (ii) if the Common Stock is then principally listed in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Common Stock on such date, or on the immediately preceding date on which Common Stock transactions were so reported; or (iii) if the Common Stock is not listed on such an exchange, system or market, the price as determined in good faith by the Committee.

(w) “Family Member” means as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), of such Participant, (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant and (iii) other entity owned solely by one or more such persons and/or the Participant.

(x) “Long-Term Incentive Award” means an Award made pursuant to Section 9 with a Performance Cycle or a combined Performance Cycle and Restricted Period of more than one year.

(y) “Net-Exercise” means a procedure based on such terms and conditions as the Committee shall establish by which the Participant will be issued a number of whole shares of Common Stock upon the exercise of an Option determined in accordance with the following formula:

N = X(A-B)/A, where

“N” = the number of shares of Common Stock to be issued to the Participant upon exercise of the Option;

“X” = the total number of shares of Common Stock with respect to which the Participant has elected to exercise the Option;

“A” = the Fair Market Value of one (1) share of Common Stock determined on the exercise date; and

“B” = the exercise price per share of Common Stock (as defined in the Participant’s Award Agreement)

(z) “Option” means the right to purchase shares of Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an “Incentive Stock Option” with the meaning of Section 422 of the Code or (ii) an Option which is not an Incentive Stock Option (a “Non-Qualified Stock Option”).

(aa) “Participant” means any Employee, any non-employee Director of the Company, or Consultant designated by the Committee to receive an Award under the Plan, provided that non-employee Directors and Consultants shall not be eligible for Incentive Stock Options.

(bb) “Performance Cycle” means the period selected by the Committee during which the performance of the Company or any Subsidiary or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

(cc) “Performance Goals” means the objectives that may be established by the Committee, in its discretion, for a Performance Cycle with respect to any performance based Awards contingently awarded under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation, within the meaning of Section 162(m) of the Code are designated by the Committee and are based upon one or more performance goal measures relating to; our assets under management (or AUM), including diversification of AUM across asset classes, geographies, clients and channels, and portfolio manager; sales metrics, including gross inflows, net flows, redemption rates, market share, diversification across asset classes, geographies, clients and channels; financial metrics, calculated on a GAAP or as adjusted basis, including measures relating to revenue, income, cash flows, earnings, margins on an absolute or per share basis; equity performance, including shareholder returns; investment performance, including investment performance by account or weighted by AUM, investment performance ratings as measured by third parties, and risk adjusted investment performance; balance sheet, capital and return measures, including return of capital, return on equity, return on capital or invested capital, working capital, payout level, shares repurchased and economic value created; strategic performance, including customer service measures or indices, success of new product launches, business expansion or consolidation, diversified business distribution channels, enhancement of organizational and risk management capabilities and maintaining or building reputation of brand, brand image and name awareness. The targeted level of performance with respect to Performance Goals may be established at levels and in such terms as the Committee may determine, in its discretion, including absolute entity performance, as relative to performance in prior periods or to Company specified plans, or relative to the performance of one or more third parties or a special index or benchmark, or other external measure, or as a ratio of one metric to another. The Committee may specify that any Performance Goals will be calculated before or after specific or identified items such as extraordinary or nonrecurring, special income, expense or other items, before or after changes in accounting principles or standards, before or after capital charges, before or after revenues, operations, earnings or losses of discontinued operations or acquisitions, or before or after awards under the Plan or other incentive compensation.

(dd) “Plan” means the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan, as set forth herein and as the same may be amended from time to time.

(ee) “Restricted Period” means the period during which Restricted Stock Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Section 8 of the Plan.

(ff) “Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan which is subject to a Restricted Period in accordance with Section 8 of the Plan.

(gg) “Restricted Stock Unit” means a Participant’s right to receive pursuant to the Plan one share of Common Stock at the end of a Restricted Period in accordance with Section 8 of the Plan.

(hh) “Retirement” means termination of a Participant’s employment or service on or after the Participant attains age 65 with 5 years of credited service with the Company and its Subsidiaries. For this purpose, “credited service” means credited service as an employee or service as a director of the Company as determined and measured by the Company for service credit purposes.

(ii) “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(jj) “Stock Appreciation Right” means the right to receive a payment from the Company, in cash or Common Stock, in an amount determined under Section 7 of the Plan.

(kk) “Subsidiary” means any corporation, partnership or limited liability company in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership or limited liability company.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

Participants in the Plan shall be those Employees, non-employee Directors, and Consultants selected by the Committee to participate in the Plan.

SECTION 4

ADMINISTRATION

4.1 Power to Grant and Establish Terms of Awards. The Committee shall have the authority, subject to the terms of the Plan, to determine the Participants to whom Awards shall be granted, the Fair Market Value of shares of Common Stock or other property, and the terms, conditions and restrictions of any and all Awards, including but not limited to the number of shares of Common Stock to be covered by each Award, the time or times at which Awards shall be granted, and the terms and provisions of the instruments by which Awards shall be evidenced; to designate Options as Incentive Stock Options or Non-Qualified Stock Options; to determine the period of time during which restrictions on Restricted Stock or Restricted Stock Units shall remain in effect; to establish and administer any Performance Goals applicable to Awards granted hereunder, as well as to determine the terms and conditions of any Annual Incentive and Long-Term Incentive Awards; to determine the method(s) for satisfaction of any tax withholding obligation arising in connection with Awards, including by the withholding or delivery of shares of Common Stock; to determine whether an Award will be settled in shares of Common Stock, cash, or in any combination thereof; and to determine all other matters relating to Awards and the Plan. The terms and conditions of each Award shall be determined by the Committee at the time of grant, and, except as provided in the Plan or any Award Agreement, such terms and conditions shall not be subsequently changed in a manner which would be adverse to the Participant without the consent of the Participant to whom such Award has been granted. The Committee may establish different terms and conditions for different Participants receiving Awards and for the same Participant for each Award such Participant may receive, whether or not granted at different times. The grant of any Award to any Participant shall neither entitle such Participant to, nor disqualify him from, the grant of any other Awards.

4.2 Administration. The Committee shall be responsible for the administration of the Plan. Any Award granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee, by majority action thereof, is authorized to prescribe, amend and rescind rules and regulations relating to the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award; to provide for conditions deemed necessary or advisable to protect the interests of the Company; to interpret the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award; and to make all other determinations necessary or advisable for the administration and interpretation of the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award, to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award, shall be final, binding and conclusive for all purposes and upon all persons. The Committee is authorized to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any Executive Officer, other officer or Employee of the Company or a Subsidiary or affiliate, the Company’s auditors, consultants, legal counsel, or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or Employee of the Company or a Subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegatee, shall not be personally liable for any action or determination taken or made or omitted in good faith with respect to the Plan.

4.3 Delegation. Actions of the Committee may be taken by the vote of a majority of its members. To the extent not inconsistent with applicable law and the applicable rules and regulations of the New York Stock Exchange and any other national securities exchange or nationally recognized automated quotation system on which shares of Common Stock are then principally listed or traded, (a) the Committee may delegate any of its powers under the Plan to a subcommittee of the Committee or to one of its members, (b) the Committee may allocate among its members or to one or more officers or Employees of the Company any of its administrative responsibilities and (c) notwithstanding anything to the contrary contained herein, the Committee may delegate the determination of Awards granted to Employees who are not Executive Officers to one or more officers of the Company, as designated by the Committee from time to time.

4.4 Restrictive Covenants and Other Conditions. The Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions in addition to the provisions regarding exercisability of, the vesting or payment of any Award (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Company and/or its Subsidiaries (including, without limitation, covenants not to compete, not to solicit employees and customers that may have effect following the termination of the Participant’s employment and, whether before or after the Award has been exercised or has vested, as applicable, including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant by the Participant).

4.5 409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. To that end, and without limiting the generality of the foregoing, unless otherwise expressly provided herein or in any Award Agreement, any amount payable or shares distributable hereunder in connection with any Award (including upon the satisfaction of any applicable performance criteria) shall be paid not later than two and one-half months (or such other time as is required to cause such amounts not to be treated as deferred compensation under Section 409A of the Code) following the end of the taxable year of the Company or the Participant in which the Participant’s rights with respect to the corresponding Award (or portion thereof) ceased to be subject to a substantial risk of forfeiture. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A of the Code applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

4.6 Clawback. Notwithstanding anything in this Plan to the contrary, each Award to a Participant is expressly subject to the provisions in this Section 4.6, unless otherwise expressly provided in the Award Agreement. The Company may enforce any forfeiture determined by the Committee to be appropriate under this Section 4.6 by all legal means available, including, without limitation, by withholding the value of the amount required to be returned to the Company and forfeited hereunder from other sums owed by the Company to the Participant.

(a) In the case of, and to the extent that, an Award will vest or be earned subject to the attainment of Performance Goals or targets, including, without limitation, Annual Incentive Awards and Long-Term Incentive Awards, in the event and to the extent that the Committee determines within three years of the date on which the Committee confirms or otherwise finally determines satisfaction of the applicable Performance Goals or targets (or such later date as determined by the Committee and set forth in the Award Agreement or otherwise specified by the Committee) that the performance certified by the Committee, on the basis of which such Award vested or was determined to be earned, was based on materially inaccurate financial statements or other performance measure information, then following the Committee’s review of the facts and circumstances underlying such event, a Participant shall return to the Company and forfeit, to the extent permitted by applicable law, that portion (which may be all) of his or her Award (including any Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Award(s) distributed in respect of a vested or earned Award, or the value thereof (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof have been distributed) that the Committee, in its discretion, determines to be appropriate.

(b) If, following the termination of a Participant’s employment with the Company for any reason, including, without limitation, due to death, Disability, Early Retirement or Retirement, the Company becomes aware that (i) during such Participant’s employment with the Company such Participant engaged in any activity that would have been grounds to terminate his or her employment or service with the Company for Cause, as reasonably determined by the Committee, or (ii) following such Participant’s employment with the Company, such Participant has breached any written covenant or agreement with the Company or any Subsidiary, as reasonably determined by the Committee, not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company, or not to solicit employees, agents, customers or clients of the Company, then upon written demand by the Company, the Participant shall return to the Company and forfeit, to the extent permitted by applicable law, that portion (which may be all) of his or her Award(s) (including any Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed in respect of vested or earned Award(s), or the value thereof (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed) that the Committee, in its discretion, determines to be appropriate.

(c) Awards (including Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Awards distributed in respect of vested or earned Awards, or the value thereof shall also be subject to forfeiture to the extent required by applicable law (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed). Further, if the Company is required by applicable law, rule or regulation to include or adopt any additional “clawback” or “forfeiture” provision relating to outstanding and/or vested or earned Awards or any future Awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then each Participant agrees that such clawback or forfeiture provision shall also apply to any applicable Award made under this Plan as if such provision had been included in this Plan and such Award.

4.7 Minimum Vesting. Notwithstanding any other provision of the Plan and except with respect to Awards representing no more than five percent (5%) of the total number of shares of Common Stock available for Awards under the Plan or the acceleration of vesting that may occur in accordance with the Plan in connection with a Change in Control or the death or Disability of a participant, the vesting period for all equity based Awards, or any portion thereof, including the Restricted Period for Awards of Restricted Stock or Restricted Stock Units, shall be not less than one year from the date of grant.

SECTION 5

STOCK SUBJECT TO PLAN

5.1 Plan Award Limitation. Subject to the provisions of Section 5.2, 5.3 and 5.4, the number of shares of Common Stock available for delivery in connection with Awards under the Plan shall be 3.37 million shares.

The total number of shares with respect to which Incentive Stock Options may be granted shall not exceed 3.37 million shares.

The type and form of Awards under this Plan shall be in the discretion of the Committee.

The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued Common Stock, not reserved for any other purpose, or any combination thereof.

5.2 Share Counting Rules. Each share of Common Stock underlying an Award shall count as one share of Common Stock for purposes of determining the number of shares of Common Stock granted pursuant to the limits set forth in Sections 5.1 and 5.5 of the Plan. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Common Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 13.6 shall not again be available for issuance under the Plan. With respect to Stock Appreciation Rights, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of a Stock Appreciation Right exercised had been issued. Shares of Common Stock issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan(s), arrangement(s) or agreement(s) of the acquired company or business.

5.3 Cancelled, Terminated, or Forfeited Awards. Any shares of Common Stock subject to an Award issued under this Plan, which for any reason expires, or is canceled, terminated or otherwise settled without the issuance of any consideration, whether in cash, Common Stock or other property (including, without limitation, any shares issued in connection with a Restricted Stock Award that are subsequently forfeited) shall again be available under the Plan.

5.4 Adjustment Due to Change in Capitalization. In the event of any Adjustment Event, (i) the aggregate number of shares of Common Stock available for Awards under Section 5.1 (including the sub-limits identified in Section 5.1), (ii) the individual limitations on the number of shares that may be awarded to any particular Participant in any particular period under Section 5.5 and (iii) the aggregate number of shares subject to outstanding Awards and the respective prices and/or vesting and other applicable criteria applicable to outstanding Awards shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, such Adjustment Event. To the extent deemed equitable and appropriate by the Committee, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation, dissolution, or other similar transaction, any Award granted under the Plan shall pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such event.

Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged for shares of stock distributed with respect to Common Stock) or cash or other property received with respect to any Award granted under the Plan as a result of any Adjustment Event or any distribution of property shall, except as provided in Section 11 or as otherwise provided by the Committee at or after the date an Award is made by the Committee, be subject to the same terms and conditions, including restrictions on transfer, as are applicable to such shares of the original underlying Award and any stock certificate(s) representing or evidencing any shares of stock so received shall be legended in such manner as the Company deems appropriate.

5.5 Individual Award Limitations. Subject to Section 5.4:

(a) the total number of shares of Common Stock subject to Options and Stock Appreciation Rights that may be awarded to any Participant during a calendar year shall not exceed 250,000 shares, plus any unused shares pursuant to this subsection (a) as of the close of the prior calendar year under this Plan;

(b) the total number of shares of Common Stock subject to any Restricted Stock subject to Performance Goals or Restricted Stock Units subject to Performance Goals that may be awarded to any Participant during a calendar year shall not exceed 250,000 shares or units, as the case may be, plus any unused shares or units pursuant to this subsection (b) as of the close of the prior calendar year under this Plan;

(c) the total amount of any Annual Incentive Award paid to any Participant during a calendar year shall not exceed $10 million, plus any unused amounts pursuant to this subsection (c) as of the close of the prior calendar year under this Plan; and (d) the total amount of any Long-Term Incentive Award paid to any Participant during a calendar year shall not exceed $10 million, plus any unused amounts pursuant to this subsection (d) as of the close of the prior calendar year under this Plan.

SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee; provided that, in no event shall the Committee be permitted to grant Options conditioned on the surrender or cancellation of previously granted Options. Options granted to non-employee Directors shall be in such amounts and intervals as determined by the Board from time to time. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, the date on which occurs any event the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 5.5, the Committee shall determine the number of Options, if any, to be granted to the Participant. Each Option Award shall be evidenced by an Award Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No dividends or Dividend Equivalents shall be payable in respect of unexercised Options.

6.2 Option Price. Non-Qualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price that is not less than the Fair Market Value on the date the Option is granted. Except in the event of an Adjustment Event, the Committee shall not have the power or authority to reduce the exercise price of any outstanding Option, whether through amendment, through the cancellation of existing grants and the issuance of new grants with lower exercise prices or by any other means. The Committee shall not have the right to re- price outstanding Options or to grant new Options under the Plan in substitution for or upon the cancellation of Options previously granted. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

6.3 Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions including the performance of a minimum period of service or the satisfaction of Performance Goals, as the Committee may impose either at or after the time of grant of such Options, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, unless otherwise determined by the Committee at grant, Options shall become exercisable in three substantially equal installments on each of the first three anniversaries of the date of grant. Except as may be provided in any provision approved by the Committee pursuant to this Section 6.3, after becoming exercisable each installment shall remain exercisable until expiration, termination or cancellation of the Option. An Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. Notwithstanding the foregoing, no Option shall be exercisable for more than 10 years after the date on which it is granted.

6.4 Payment and Settlement. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price. Without limiting the generality of the foregoing, the Committee may direct that payment of the exercise price may be made (i) in cash or cash equivalents, (ii) by exchanging shares of Common Stock (either by delivery or attestation) which have been owned by the Participant at the time of exercise (or owned for a stated period of time prior to the time of exercise as the Committee may determine), (iii) by issuing a lesser number of shares of Common Stock pursuant to a Net Exercise transaction having a Fair Market Value on the date of exercise equal to the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock as to which the Option is being exercised exceeds the aggregate exercise price for such shares, based on such terms and conditions as the Committee shall establish, (iv) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to the exercise price, (v) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock, or (vi) through such other procedures as the Committee may determine. As soon as administratively practicable after receipt of a written exercise notice and payment of the exercise price in accordance with this Section 6.4, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Common Stock or shall deposit the acquired shares of Common Stock to the Participant’s brokerage account associated with this Plan. For the avoidance of doubt, in any case above in this Section, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of such Option settled or net-exercised pursuant to this Section 6.4 had been issued.

6.5 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.

6.6 Termination of Employment or Service Due to Disability, Early Retirement or Retirement. Unless otherwise determined by the Committee at the time of grant, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Disability, Early Retirement or Retirement, any such Options granted to such Participant shall continue to become exercisable in accordance with Section 6.3 notwithstanding such Participant’s termination of employment or service and may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of such Option or three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s termination of employment or service, whichever period is shorter.

6.7 Termination of Employment or Service Due to Death. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary terminates by reason of death, any such Options granted to such Participant shall become immediately exercisable in full at the date of such Participant’s death and may be exercised by the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of such Option or three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s death, whichever period is shorter.

6.8 Certain Divestitures, etc. In the event that a Participant’s employment or service is terminated in connection with a sale, divestiture, spin-off or other similar transaction involving a Subsidiary, division or business segment or unit, the Committee may provide at the time of grant or otherwise that all or any portion of any Options granted to such Participant which are then outstanding shall become exercisable in accordance with Section 6.3 notwithstanding such termination of employment or service and may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of the Option or three (3) years (or such shorter period as the Committee shall determine at or following the time of grant) following the Participant’s termination of employment or service, whichever period is shorter.

6.9 Termination of Employment or Service for Cause. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary is terminated for Cause as determined in good faith by the Company, all Options granted to such Participant which are then outstanding (whether or not exercisable prior to the date of such termination) shall be immediately forfeited.

6.10 Termination of Employment or Service for Any Other Reason. Unless otherwise determined by the Committee at or after the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary terminates for any reason other than one described in Section 6.6, 6.7, 6.8 or 6.9, any Options granted to such Participant which are exercisable at the date of such Participant’s termination of employment or service shall be exercisable at any time prior to 90 days following such Participant’s termination of employment or service or the remaining term of such Option, whichever period is shorter.

6.11 Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the Optionholder’s termination of employment or service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of 90 days following the Optionholder’s termination of employment or service during which the exercise of the Option would not be in violation of such registration requirements.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Participants, all Participants or any class of Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with an Option, or may be granted on a freestanding basis, not related to any Option. A grant of a Stock Appreciation Right shall be evidenced by an Award Agreement, whether as part of the agreement governing the terms of the Option, if any, to which such Stock Appreciation Rights relate or pursuant to a separate written agreement with respect to freestanding Stock Appreciation Rights, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.

7.2 Terms and Conditions of Stock Appreciation Rights. The terms and conditions (including, without limitation, the exercise period of the Stock Appreciation Right, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the Stock Appreciation Right) applicable with respect to (i) Stock Appreciation Rights granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions applicable to the tandem Options and (ii) freestanding Stock Appreciation Rights shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 6 above were the grant of the Stock Appreciation Rights a grant of an Option. In no event shall the term of a Stock Appreciation Right exceed a period of ten years from the date of grant. No dividends or Dividend Equivalents shall be payable in respect of Stock Appreciation Rights.

7.3 Exercise of Tandem Stock Appreciation Rights. Stock Appreciation Rights which are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

7.4 Exercise Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The exercise price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

7.5 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock at the date of exercise over the exercise price of the Stock Appreciation Right determined by the Committee at the time of grant, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised.

SECTION 8

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock and Restricted Stock Units. Except as otherwise delegated as provided in Section 4.3, the Committee may make awards in the form of Restricted Stock or Restricted Stock Units. Any Award made hereunder in the form of Restricted Stock or Restricted Stock Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan (including, but not limited to, requiring the Participant to pay the Company an amount equal to the par value per share for each share of Restricted Stock awarded) as shall be prescribed by the Committee in its sole discretion. As determined by the Committee, with respect to an Award of Restricted Stock, the Company shall either (i) transfer or issue to each Participant to whom an Award of Restricted Stock has been made the number of shares of Restricted Stock specified by the Committee or (ii) hold such shares of Restricted Stock for the benefit of the Participant for the Restricted Period. In the case of an Award of Restricted Stock Units, no shares of Common Stock shall be issued at the time an Award is made, and the Company shall not be required to set aside a fund for the payment of such Award.

8.2 Restrictions on Transferability. Restricted Stock Units and shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) Restricted Stock Units and shares of Restricted Stock to be transferred during the Restricted Period pursuant to Section 13.1, provided that any Restricted Stock Units and shares of Restricted Stock so transferred shall remain subject to the provisions of this Section 8.

8.3 Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends, as determined in the Company’s discretion; provided, however, that any dividends payable in respect of Restricted Stock shall be credited or accumulated as Dividend Equivalents while the Restricted Stock remains unvested and shall not be paid unless and until the Restricted Stock vests and any such Dividend Equivalents shall be subject to the same risk of forfeiture as the underlying Restricted Stock. A Participant shall not have any right, in respect of Restricted Stock Units awarded pursuant to the Plan, to vote on any matter submitted to the Company’s stockholders or to dispose of the shares of Common Stock underlying such Restricted Stock Units, nor shall a Participant have any beneficial ownership in respect of any shares of Common Stock underlying Restricted Stock Units, until such time as the shares of Common Stock attributable to such Restricted Stock Units have been issued (including, at the discretion of the Committee, issuance to a trust for purposes of hedging or funding Restricted Stock Unit obligations). At the discretion of the Committee, a Participant’s Restricted Stock Unit account may be credited with Dividend Equivalents during the Restricted Period.

8.4 Restricted Period. Unless the Committee shall otherwise determine at or after the date an Award of Restricted Stock or Restricted Stock Units is made to the Participant by the Committee, the Restricted Period shall commence upon the date of grant and shall lapse with respect to the shares of Restricted Stock or Restricted Stock Units in three approximately equal installments on each of the first three anniversaries of the date of grant, unless sooner terminated as otherwise provided herein. Without limiting the generality of the foregoing, the Committee may provide for termination of the Restricted Period upon the achievement by the Participant of Performance Goals specified by the Committee at the date of grant. The determination of whether the Participant has achieved such Performance Goals shall be made by the Committee in its sole discretion.

8.5 Legend. Each certificate issued to a Participant in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and shall be legended in such manner as the Company deems appropriate.

8.6 Death, Disability, Early Retirement or Retirement. Unless the Committee shall otherwise determine at the date of grant or otherwise:

(i) Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of death, Disability or Retirement or (b) for Restricted Stock and Restricted Stock Units granted on or after February 9, 2012, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of death or Disability, the Restricted Period will lapse as to a prorated portion of the shares of Restricted Stock and Restricted Stock Units transferred or issued to such Participant under the Plan based on the number of days the Participant actually worked since the date the shares of Restricted Stock or Restricted Stock Units were granted (or in the case of an Award which becomes vested in installments, since the date, if any, on which the last installment of such Restricted Stock or Restricted Stock Units became vested);

(ii) Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Retirement, with respect to the shares of Restricted Stock or Restricted Stock Units transferred or issued to such Participant under the Plan the Restricted Period shall continue to lapse and the shares will continue to vest in accordance with vesting schedule set forth in the Award Agreement or otherwise specified by the Committee;

(iii) Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Early Retirement, the Restricted Period shall continue to lapse and the shares will continue to vest in accordance with vesting schedule set forth in the Award Agreement or as otherwise specified by the Committee as to a prorated portion of the shares of Restricted Stock and Restricted Stock Units transferred or issued to such Participant under the Plan based on the number of days the Participant actually worked since the date the shares of Restricted Stock or Restricted Stock Units were granted (or in the case of an Award which becomes vested in installments, since the date, if any, on which the last installment of such Restricted Stock or Restricted Stock Units became vested); provided that , in the case of an Award which becomes vested in installments, the portion of such prorated Restricted Stock or Restricted Stock Units Award that will vest on each installment date shall be equal to the total number of prorated shares that are subject to continued vesting in accordance with this Section 8.6(iii) divided by the number of remaining installments of the Award;

(iv) For purposes of Sections 8.6(i) through 8.6(iii) above, in the case of any Award that involves Restricted Stock or Restricted Stock Units (whether as the primary or underlying Award) with respect to which the restrictions will lapse, if at all, based on the attainment of Performance Goals or targets, any vesting and lapse of the Restricted Period for such shares shall occur at the end of the applicable performance period and shall be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise specified by the Committee.

(v) Subject to Sections 8.6(i) through 8.6(iv) above, except as otherwise expressly determined by the Committee or provided in an Award Agreement, any shares of Restricted Stock or Restricted Stock Units as to which the Restricted Period has not lapsed or which do not become vested at the date of a Participant’s termination of employment shall automatically be cancelled upon such Participant’s termination of employment.

8.7 Termination of Employment or Service. Unless the Committee shall otherwise determine at or after the date of grant, if a Participant ceases to be employed by or terminates service with the Company or any Subsidiary for any reason other than those specified in Section 8.6 at any time prior to the date when the Restricted Period lapses, all shares of Restricted Stock held by the Participant shall revert back to the Company and all Restricted Stock Units and any corresponding Dividend Equivalents credited but not yet paid to such Participant shall be forfeited upon the Participant’s termination of employment or service.

8.8 Issuance of New Certificates; Settlement of Restricted Stock Units. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed under Section 8.2 and the Company shall issue or have issued new share certificates without the legend described in Section 8.5 in exchange for those previously issued. Upon the lapse of the Restricted Period with respect to any Restricted Stock Units, the Company shall deliver to the Participant, or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, one share of Common Stock for each Restricted Stock Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to such Restricted Stock Units. The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock for Restricted Stock Units. If a cash payment is made in lieu of delivering Common Stock, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restricted Period lapsed with respect to the related Restricted Stock Unit.

8.9 Performance Related Awards. Notwithstanding anything else contained in the Plan to the contrary and unless the Committee shall otherwise determine at the time of grant, to the extent required to ensure that the grant of an Award of Restricted Shares or Restricted Stock Units to an Executive Officer (other than an Award which will vest solely on the basis of the passage of time) is deductible by the Company or such Subsidiary pursuant to Section 162(m) of the Code, any such Award shall become vested, if at all, upon the determination by the Committee that Performance Goals established by the Committee have been attained, in whole or in part.

SECTION 9

ANNUAL AND LONG-TERM INCENTIVE AWARDS

9.1 Annual Incentive Awards. Unless determined otherwise by the Committee at or after the date of grant, Annual Incentive Awards shall be payable in cash. Unless otherwise determined by the Committee at the time of grant, if a Participant terminates employment with the Company or any Subsidiary due to death, Disability, Early Retirement or Retirement, in either case before the end of a Performance Cycle, or after the end of such Performance Cycle but before payment of the Annual Incentive Award is authorized by the Committee, such Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, shall, unless determined otherwise by the Committee at the date of grant, be eligible to receive a prorated Annual Incentive Award based on the actual achievement of the Performance Goals for such Performance Cycle, in each case such proration to be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise determined by the Committee. Unless determined otherwise by the Committee at or, in the case of any Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of an Annual Incentive Award is authorized by the Committee for any reason other than death, Disability, Early Retirement of Retirement, the Participant shall forfeit all rights to such Annual Incentive Award.

9.2 Long-Term Incentive Awards. As determined by the Committee at or after the date of grant, Long-Term Incentive Awards may be payable in equity-based or equity-related Awards, cash or any combination thereof. Unless otherwise determined by the Committee at the time of grant, if a Participant terminates employment with the Company or any Subsidiary due to death, Disability, Early Retirement or Retirement, in either case before the end of a Performance Cycle, or after the end of such Performance Cycle but before payment of the Long-Term Incentive Award is authorized by the Committee, such Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, shall, unless determined otherwise by the Committee at the date of grant, be eligible to receive a prorated Long-Term Incentive Award based on the actual achievement of the Performance Goals for such Performance Cycle, in each case such proration to be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise determined by the Committee. Unless determined otherwise by the Committee at or, in the case of any Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of an Long-Term Incentive Award is authorized by the Committee for any reason other than death, Disability, Early Retirement or Retirement, the Participant shall forfeit all rights to such Long-Term Incentive Award.

SECTION 10

OTHER STOCK-BASED AWARDS

The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

SECTION 11

CHANGE IN CONTROL

11.1 Accelerated Vesting and Payment. Subject to the provisions of Section 11.2 below, in the event of a Change in Control, each Option and Stock Appreciation Right then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or Stock Appreciation Right and the Restricted Period shall lapse as to each share of Restricted Stock and each Restricted Stock Unit then outstanding. In connection with such a Change in Control, the Committee may, in its discretion, provide that each Option and/or Stock Appreciation Right (regardless of whether any such Option or Stock Appreciation Right is then “in the money”, including if as of the date on which the Change in Control Settlement Value is determined, the Fair Market Value of the shares subject to such Option, Stock Appreciation Right or similar other stock-based Award is less than the exercise price or base price of such Option or Stock Appreciation Right) shall, upon the occurrence of such Change in Control, be canceled in exchange for a cash payment, if any is then due, by the Company of the Change in Control Settlement Value per share.

11.2 Alternative Awards. Notwithstanding Section 11.1, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or any other stock- based Award if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change in Control; provided that any such Alternative Award must:

(i) be based on stock which is traded on an established securities market, or that the Committee reasonably believes will be so traded within 60 days after the Change of Control;

(ii) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such award (determined at the time of the Change in Control in accordance with principles applicable under Section 424 of the Code); and

(iv) have terms and conditions which provide that in the event that the Participant’s employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death, Disability or not for Cause) or Constructively Terminated (as defined below), all of such Participant’s Option and/or Stock Appreciation Rights shall be deemed immediately and fully exercisable, the Restricted Period shall lapse as to each of the Participant’s outstanding Restricted Stock or Restricted Stock Unit Awards, and each such Alternative Award shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities or in a combination thereof, in an amount equal to, in the case of an Option or Stock Appreciation Right, the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share and, in the case of any Restricted Stock or Restricted Stock Unit Award, the Fair Market Value of the number of shares of Common Stock subject or related thereto.

For this purpose, a Participant’s employment or service shall be deemed to have been Constructively Terminated if the Participant terminates employment or service within 90 calendar days following either (x) a material reduction in the Participant’s base salary or a Participant’s incentive compensation opportunity, without the Participant’s consent or (y) the relocation of the Participant’s principal place of employment or service to a location more than 35 miles away from the Participant’s immediately prior principal place of employment or service, without the Participant’s consent.

11.3 Annual Incentive and Long-Term Incentive Awards. Unless otherwise determined by the Committee, in the event of a termination of employment after or related to a Change in Control (other than for Cause and other than a voluntary resignation not constituting being Constructively Terminated), (i) any Annual or Long-Term Incentive Awards relating to Performance Cycles ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) any Performance Cycle for which Annual Incentive Awards are outstanding shall end, the Participant shall earn a pro rata Award equal to the product of (a) such Participant’s earned Award for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of completed months that have elapsed since the beginning of such Performance Cycle to the date of such employment termination and the denominator of which is twelve, the Company shall pay all such Annual Incentive Awards, if earned, by the March 15 following the end of the Performance Cycle after the Committee has made its determination, and (iii) all then in progress Performance Cycles for Long-Term Incentive Awards that are outstanding shall end, the Participant shall earn a pro rata Award equal to the product of (a) such Participant’s earned Award for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of completed months that have elapsed since the beginning of such Performance Cycle to the date of such employment termination, the denominator of which is the total number of months in such Performance Cycle, the Company shall pay all such Long-Term Incentive Awards, if earned, by the March 15 following the end of the Performance Cycle after the Committee has made its determination.

11.4 Termination of Employment or Service Prior to Change in Control. In the event that prior to the date of a Change in Control, the Participant’s termination of employment or service with the Company or any of its affiliates will be deemed to be in connection with a Change in Control (other than for Cause and other than a voluntary resignation not constituting being Constructively Terminated) and either (a) such termination is within 90 days prior to the date of a Change in Control, or (b) such termination occurs on or after the date, if any, on which the shareholders of the Company approve such Change in Control transaction, but prior to the consummation thereof. Such Participant shall be entitled to receive the applicable benefits provided under this Section 11, but only to the extent that such benefits are in excess of those previously received by the Participant as a result of the Participant’s prior termination of employment or service.

11.5 Distribution of Amounts Subject to Section 409A. Notwithstanding anything in the Plan to the contrary, if any amount that is subject to Section 409A of the Code is to be paid or distributed solely on account of a Change in Control (as opposed to being paid or distributed on account of termination of employment or within a reasonable time following the lapse of any substantial risk of forfeiture with respect to the corresponding Award), solely for purposes of determining whether such distribution or payment shall be made in connection with a Change in Control, the term Change in Control shall be deemed to be defined in the manner provided in Section 409A of the Code and the regulations thereunder. If any such distribution or payment cannot be made because an event that constitutes a Change in Control under the Plan is not a change in control as defined under Section 409A, then such distribution or payment shall be distributed or paid at the next event, occurrence or date at which such distribution or payment could be made in compliance with the requirements of Section 409A of the Code.

SECTION 12

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

The Board may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided, however, that any amendment which would (a) increase the number of shares available for issuance under the Plan, (b) lower the minimum exercise price at which an Option or stock-settled Stock Appreciation Right may be granted or (c) extend the maximum term for Options or stock-settled Stock Appreciation Rights granted hereunder shall be subject to the approval of the Company’s shareholders. Except as otherwise provided in this Plan or in any Award Agreement, no action of the Board may, without the consent of a Participant, alter or impair his or her rights under any previously granted Award, except as expressly provided in the Plan or in the applicable Award Agreement.

SECTION 13

MISCELLANEOUS PROVISIONS

13.1 Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged or assigned, or otherwise alienated or hypothecated, other than in accordance with Section 13.2 below, by will or by laws of descent and distribution; provided that, the Committee may permit transfers of Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units or Restricted Shares to Family Members (including, without limitation, transfers affected by a domestic relations order) subject to such terms and conditions as the Committee shall determine.

13.2 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid or Awards outstanding at the Participant’s death shall be paid to or exercised by (a) the Participant’s surviving spouse or domestic partner, (b) if there is no surviving spouse or domestic partner, the Participant’s children (including stepchildren and adopted children) per stirpes, or (c) if there is no surviving spouse or domestic partner and/or children per stirpes, the Participant’s estate.

13.3 Committee Discretion. Notwithstanding anything else to the contrary, the Committee may permit all or any portion of any Award to be exercised following a Participant’s termination of employment for any reason on such terms and subject to such conditions as the Committee shall determine for a period up to and including, but not beyond, the expiration of the term of such Award. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

13.4 Interpretation. Notwithstanding anything contained in the Plan to the contrary, to the extent required to so qualify any Award intended to be qualified as other performance-based compensation within the meaning of Section 162(m)(4)(c) of the Code, the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goals) with respect to such Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance-based compensation.

13.5 No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary or affiliate.

13.6 Tax Withholding. The Company or any Subsidiary shall have the power to withhold, or require a Participant to remit to the Company or such Subsidiary promptly upon notification of the amount due, an amount, which may include shares of Common Stock, sufficient to satisfy Federal, state and local, including foreign, withholding tax requirements with respect to any Award (including payments made pursuant to Section 9), and the Company may defer payment of cash or issuance or delivery of Common Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose (i) to have Common Stock otherwise issuable or deliverable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Common Stock, in each case, having a Fair Market Value sufficient to satisfy not more than the Participant’s statutory minimum Federal, state and local tax obligations associated with the transaction.

13.7 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

13.8 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees in cash or property, in a manner which is not expressly authorized under the Plan.

13.9 Requirements of Law. The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges or national automated quotation systems as may be required.

13.10 Governing Law. The Plan, and all Awards made and actions taken thereunder, shall be construed in accordance with and governed by the laws of the State of Connecticut.

13.11 Impact on Benefits. Unless otherwise determined by the Committee, Awards granted under the Plan are not compensation for purposes of calculating an Employee’s rights under any employee benefit program or arrangement, including any severance arrangement.

13.12 Securities Law Compliance. Instruments evidencing Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Company in writing, when an Award is granted or when he receives shares with respect to such Award (or at such other time as the Committee deems appropriate) that he is accepting such Award, or receiving or acquiring such shares (unless they are then covered by a Securities Act of 1933 registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.

C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

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D40965-P51566-Z79338 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                     DETACH AND RETURN THIS PORTION ONLY

VIRTUS INVESTMENT PARTNERS, INC.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2,3 and 4.

1. Election of Directors:		For	Withhold

1a.	Timothy A. Holt	☐	☐

1b.	Melody L. Jones	☐	☐

1c.	Stephen T. Zarrilli	☐	☐

						For	Against	Abstain

2. To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021.						☐	☐	☐

3. To approve, in a non-binding vote, named executive officer compensation.						☐	☐	☐

4. To approve an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 550,000 shares.						☐	☐	☐

NOTE: We may also act upon such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. This section must be completed for your vote to be counted.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to Be Held on May 14, 2021:

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D40966-P51566-Z79338

Proxy — Virtus Investment Partners, Inc.

Virtus Investment Partners, Inc.

One Financial Plaza

Hartford, Connecticut 06103

This Proxy is solicited on behalf of the Board of Directors of Virtus Investment Partners, Inc.

The undersigned, revoking any previous proxies relating to these shares, hereby appoints George R. Aylward, Michael A. Angerthal, and Wendy J. Hills, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote all the shares of Virtus Investment Partners, Inc. Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2021 Annual Meeting of Shareholders of the Company to be held Friday, May 14, 2021 at 10:00 a.m. Eastern Daylight Time at the offices of Virtus Investment Partners, Inc., One Financial Plaza, 19th Floor, Hartford, Connecticut, or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the nominees for director listed under Proposal 1 and FOR Proposals 2, 3 and 4. If any other matters are voted on at the Meeting, this proxy will be voted by the proxy holders on such matters in their sole discretion.

As described in the Proxy Statement, if you are a participant in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “401(k) Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, the trustee of the 401(k) Plan. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Voting instructions for shares in the 401(k) Plan must be received by the trustee no later than 11:59 p.m. Eastern Daylight Time on Tuesday, May 11, 2021.

(Continued and to be signed on reverse side.)